Form 10-K, Exhibit 13
period 1998-12-31
ALLEGIANT BANCORP INC
filed 1999-03-31
CIK 852642

Financial Highlights

                                                                                Year ended December 31,
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)             1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------------
Balance sheet data (at year-end):
   Total assets                                        $  596,274     $  608,237     $  377,564     $  280,386     $  171,927
   Investment securities                                   54,780         76,869         60,559         73,211         40,888
   Total loans                                            495,669        484,862        291,926        181,544        121,393
   Total deposits                                         450,766        484,641        308,670        231,309        134,884
   Long-term debt                                          40,275         23,275         14,663         19,719          9,804
   Shareholders' equity                                    48,104         42,071         16,386         13,938          8,453

   Average assets                                         619,016        463,029        308,984        228,130        133,466
   Average shareholders' equity                            44,721         25,292         14,851         11,737          8,080

Income Statement Data:
   Interest income                                     $   49,218     $   37,765     $   25,056     $   19,252     $    9,994
   Interest expense                                        27,267         21,466         14,999         11,206          4,584
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income                                  21,951         16,299         10,057          8,046          5,410
   Provisions for possible loan losses                      2,420          2,397          1,448            977            849
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision                  19,531         13,902          8,609          7,069          4,561
--------------------------------------------------------------------------------------------------------------------------------
   Other operating income                                   9,324          3,298          1,393            654            513
   Other operating expenses                                21,295         13,069          7,019          5,625          3,764
--------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                            7,560          4,131          2,983          2,098          1,310
   Provision for income taxes                               3,026          1,716          1,175            823            509
--------------------------------------------------------------------------------------------------------------------------------
      Net income                                       $    4,534     $    2,415     $    1,808     $    1,275     $      801
================================================================================================================================
   Shares outstanding at period end <F1>                6,536,164      6,111,743      3,405,696      3,281,905      2,349,065
   Average shares outstanding <F1>                      6,250,910      4,885,303      3,708,821      3,086,215      2,262,322

Per Share Data: <F1>
   Book value per common share                         $     7.36     $     6.88     $     4.80     $     4.25     $     3.60
   Basic earnings per share                                  0.72           0.54           0.55           0.42           0.35
   Diluted earning per share                                 0.68           0.49           0.48           0.42           0.35
   Cash dividends declared per share                         0.12           0.08           0.06           0.04           0.02
   Market value at year-end                            $     9.48     $    11.25     $     8.17     $     7.28     $     3.58
   Dividend payout ratio                                    20.22%         13.77%         10.34%          8.86%          7.24%

Selected Financial Ratios:
   Return on average total assets                            0.73%          0.52%          0.59%          0.56%          0.60%
   Return on average shareholders' equity                   10.14%          9.55%         12.17%         10.86%          9.91%
   Net interest margin                                       3.82%          3.71%          3.39%          3.71%          4.27%
   Efficiency ratio                                         68.07%         66.69%         61.30%         64.66%         63.55%
   Total operating expenses to total average assets          3.44%          2.82%          2.27%          2.47%          2.82%
   Average assets per employee                         $    2,879     $    2,215     $    2,835     $    2,480     $    2,301
   Equity to assets ratio                                    7.22%          5.46%          4.81%          5.14%          6.05%

Asset Quality Ratios:
   Loan loss reserve to total loans                          1.30%          1.07%          1.06%          1.17%          1.20%
   Non-performing loans to total loans                       0.36%          0.28%          0.24%          0.17%          0.14%
   Loan loss reserve to total non-performing loans         362.32%        377.12%        447.98%        691.56%        841.04%
   Net charge offs to average loans                          0.24%          0.19%          0.21%          0.19%          0.19%

Company Capital Ratios:
   Risk-based capital ratio                                  8.68%          8.14%          8.55%         11.51%          8.58%
   Tier 1 capital ratio                                      7.42%          6.39%          6.10%          7.98%          7.24%
   Leverage ratio                                            5.83%          6.15%          4.38%          5.12%          4.98%

Bank Capital Ratios:
   Risk-based capital ratio                                 10.93%          9.35%         10.06%         14.40%         13.10%
   Tier 1 capital ratio                                      9.68%          8.27%          8.87%         13.13%         11.77%
   Leverage ratio                                            7.61%          7.76%          6.37%          8.63%          8.02%


<F1>  All share and per share amounts have been restated to reflect: (i) a six-for-five stock split effected in January 1994; (ii) a five-for-three stock split effected in January 1995; (iii) a 10% stock dividend paid in January 1996; (iv) a 10% stock dividend paid in January 1997;
      (v) a five-for-four stock split effected in January 1998; and (vi) a six-for-five stock split effected in January 1999.

page    Allegiant Bancorp, Inc.
--------------------------------------------------------------------
  10                      1998 Annual Report   Financial Highlights

Management's Discussion and Analysis


This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and its subsidiaries. These forward looking statements involve certain risks and uncertainties. For example, by accepting fixed rate deposits, at different times and for different terms, and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above-market rate. Investments may decline in value in a rising interest rate environment. Loans, and the reserve for loan losses, have the risk that the borrower will not repay all funds in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. The loan loss reserve, while believed adequate, may prove inadequate if one or more large borrowers, or numerous mid-range borrowers, or a combination of both, experience financial difficulty for individual, national or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. Unanticipated events associated with Year 2000 compliance, relating to work on computer systems and software, including work performed by suppliers or vendors, could affect the Company's future financial condition and operating results. All these uncertainties, as well as others, are present in a banking operation and shareholders are cautioned that management's view of the future may prove to be other than anticipated.

   Results of Operations

EARNINGS SUMMARY

Allegiant Bancorp, Inc. (the "Company") reported record earnings for 1998. Consolidated net income was $4.534 million, an increase of 87.74% over the 1997 level of $2.415 million. The 1998 results represent the seventh consecutive year of record earnings by the Company. Net income has increased at a compound rate of 78.24% over the last five years. Basic earnings per share were $0.72 compared to $0.54 in 1997, an increase of 33.33%. A similar increase was achieved in diluted earnings per share with 1998 results of $0.68 increasing 38.78% compared to the $0.49 recorded for 1997. Diluted earnings per share have grown at a compound rate of 33.56% during the last five years.

Return on average assets for 1998 was 0.73%, an improvement from 0.52% recorded for 1997 and 0.59% for 1996. As will be further discussed in greater detail, the improvement in return on assets was the result of lower asset growth, improved net interest income, improved mix of earning assets and a considerable increase in shareholders' equity. Return on average shareholder's equity was 10.14% in 1998, compared to 9.55% in 1997 and 12.17% in 1996. The improvement in 1998 was achieved despite a 76.82% increase in average equity between 1998 and 1997.

Net interest income in 1998 increased to $21.951 million from $16.299 million in 1997, a 34.68% change. The net interest margin improved by 11 basis points to 3.82% compared to 3.71% for the year of 1997. This improvement in net interest margin together with strong earning asset growth resulted in the increase in net interest income.

The provision for loan losses was $2.420 million, substantially the same as the $2.397 million in 1997 and an increase from the $1.448 million expensed in 1996. The level of the allowance for loan losses was increased by this provision, with the allowance representing 1.30% of loans outstanding at December 31, 1998. This reserve level is higher than historical levels due to the change in the mix of the loan portfolio. This change is discussed in greater depth under the "Balance Sheet Analysis" caption.

Non-interest income increased by 182.72% in 1998 following an increase of 136.76% in 1997 and a 113.00% increase in 1996. Excluding securities gains and other non-recurring gains, other income increased $2.505 million in 1998 to $5.774 million, an increase of 76.63% compared to $3.269 million in 1997. The major fee income producing areas all showed increases during 1998. See the discussion of "Other Income" for further information.

Non-interest expense increased $8.226 million to $21.295 million, an increase of 62.94%. This compares to 1997 non-interest expense of $13.069 million and the 1996 level of $7.019 million. All major categories of expense showed significant increases and are the result of technological upgrades, acquisitions and branch expansions initiated in late 1997 and 1998. See the discussion of "Other Expense" for comprehensive detail of these increases.

NET INTEREST INCOME

This discussion should be read with reference to the table titled
"Distribution of Average Assets, Liabilities and Shareholders' Equity and Interest Rates."

Net interest income totaled $21.951 million, an increase of $5.652 million in 1998 compared to increases of $6.242 million in 1997 and $2.011 million in 1996. The net interest spread increased by 13 basis points and the net interest margin increased by 11 basis points from the prior year. All of these increases are the result of a relatively stable rate environment, the shifting of earning assets into higher yielding loans and overall growth in average earning assets and interest bearing liabilities. Partially offsetting these positive factors were the small declines in the prime lending rate which effected the Company's floating rate loans, the decline in the ratio of earning assets to total assets and a decline in non-interest bearing demand deposits to total deposits. Net interest margin and net interest spread were fairly stable throughout the year, with only minor quarterly fluctuations. The increase in net interest spread is due to the yields on earning assets declining only 2 basis points year to year compared to a decline of 15 basis points on interest bearing liabilities. In 1997, the spread increased 28 basis points as a result of similar changes on both sides of the balance sheet, earning assets increasing 14 basis points and interest bearing liabilities decreasing 14 basis points.

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   11
cont'd  Management's Discussion and Analysis
--------------------------------------------


   Distribution of Average Assets, Liabilities and Shareholders' Equity and Interest Rates

                                                                            Year ended December 31,
                                                      1998                          1997                            1996
------------------------------------------------------------------------------------------------------------------------------------
                                        AVERAGE               YIELD/     AVERAGE             YIELD/    AVERAGE            YIELD/
(IN THOUSANDS OF DOLLARS)               BALANCE     INTEREST    RATE     BALANCE   INTEREST    RATE    BALANCE  INTEREST    RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Loans <F1>                             $493,619      $44,411    9.00%   $365,615    $33,473    9.16%  $232,314   $21,428    9.22%
Taxable investment securities            70,079        4,223    6.03      64,384      3,910    6.07     59,882     3,428    5.72
Non-taxable investment securities         1,494           73    4.89       1,130         56    4.96      1,115        49    4.39
Federal funds sold                        9,036          511    5.66       8,492        326    3.84      3,079       151    4.90
------------------------------------------------------------------------------------------------------------------------------------
  Total interest earning assets         574,228       49,218    8.57     439,621     37,765    8.59    296,390    25,056    8.45

Non-interest earning assets:
Cash and due from banks                  12,230                            9,341                         6,382
Premises and equipment                   10,994                            6,869                         4,698
Other assets                             27,238                           11,065                         3,915
Reserve for possible loan losses         (5,674)                          (3,867)                       (2,401)
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $619,016                         $463,029                      $308,984
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Money market/NOW accounts              $126,829      $ 5,221    4.12%   $ 95,431    $ 4,092    4.29%  $ 70,948   $ 3,218    4.54%
Savings deposits                         16,524          425    2.57       9,665        279    2.89      6,985       227    3.25
Certificates of deposit                 224,661       12,878    5.73     162,870      9,436    5.79    104,283     6,149    5.90
Certificates of deposit
  over $100,000                          39,581        2,198    5.55      48,358      2,686    5.55     36,387     2,001    5.50
IRA certificates                         20,584        1,227    5.96      12,780        760    5.95      7,673       465    6.06
------------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing deposits       428,179       21,949    5.13     329,104     17,253    5.24    226,276    12,060    5.33
Federal funds purchased,
  repurchase agreements, and
  other short-term borrowings            52,855        2,624    4.96      52,702      2,895    5.49     27,481     1,542    5.61
Long-term borrowings                     39,403        2,694    6.84      16,658      1,318    7.91     17,482     1,397    7.99
------------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing liabilities    520,437       27,267    5.24     398,464     21,466    5.39    271,239    14,999    5.53
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  liabilities and equity:
Demand deposits                          47,560                           36,966                        21,312
Other liabilities                         6,298                            2,307                         1,582
Shareholders' equity                     44,721                           25,292                        14,851
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
     shareholders' equity              $619,016                         $463,029                      $308,984
====================================================================================================================================
Net interest income                                  $21,951                        $16,299                      $10,057
====================================================================================================================================
Net interest spread                                             3.33%                          3.20%                        2.92%
====================================================================================================================================
Net interest margin                                             3.82%                          3.71%                        3.39%
====================================================================================================================================

<F1>Including non-accrual loans

page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------
  12         1998 Annual Report   Management's Discussion and Analysis

In 1998, the yield on loans declined by 16 basis points. However, this decline was offset by an increase in the ratio of loans to total earning assets improving to 85.96% in 1998 compared to 83.17% in 1997. Generally flat or lower rates were paid on all categories of interest bearing liabilities. Total cost of deposits declined 11 basis points due to a reduction of rates paid on money market/NOW accounts, savings deposits and retail certificates of deposit. Further reduction in the costs of short-term and long-term borrowings also helped lower the overall costs of funds, despite the substantial increase in long-term debt. The detail of the effects of changes in rates and average volumes can been seen in the table titled "Rate/Volume Analysis" in this section.

Average earning assets increased $134.607 million or 30.62% during 1998 compared to an increase of $143.231 million or 48.33% in 1997. Average loans increased 35.01% or $128.004 million compared to growth of 57.35% or $133.301 million in 1997. The growth in average loans includes the bulk sale of mortgage loans that occurred during the second and third quarter of 1998. These sales, of $77.043 million, decreased average loans outstanding for the year by approximately $34.317 million. The Company's securities portfolio (held-to-maturity and available-for-sale) increased 9.25% during 1998 compared to an increase of 7.41% in 1997. Average investment securities represented 12.46% of earning assets during 1998 compared to 14.91% during 1997. This decline in the relative amount of investment securities is directly correlated to the increase in the percentage of loans to earning assets mentioned above. In essence, strong loan growth necessitated the reduction in the growth of the securities portfolio. Earning assets as a percentage of total assets declined again in 1998 to 92.76% from 94.94% in 1997, which also represented a decline from 95.92% in 1996. The increase in non-earning assets is the result of opening additional branch locations as well as acquisitions, which increased the number of branches and intangible assets. This growth was somewhat mitigated by the sale of branches located outside the St. Louis metropolitan area which occurred in December of 1998. The impact of this change to average balances was minimal due to the timing of consummation.

Average interest-bearing liabilities increased 30.61% or $121.973 million for 1998 compared to an increase of $127.225 million or 46.91% in 1997. Average deposits increased 29.96% to $475.739 million compared to $366.070 million in 1997. As was the case in 1997, only moderate changes occurred in the mix of deposits. During 1998, certificates of deposit over $100,000 declined as a percent of total deposits while retail certificates of deposit increased. Non-interest bearing deposits as a percentage of total deposits declined only 10 basis points to 10.00% from 10.10%. The substantial growth in average deposits and the relatively stable mix allowed for the average cost of interest-bearing deposits to decline by 11 basis points.

Average short-term borrowings were flat during the year averaging $52.855 million during 1998 compared to $52.702 million during 1997. This followed an increase in 1997 of $25.221 million or 91.78% compared to 1996. The level of short-term borrowings during 1998 was consistent throughout the year with only minor fluctuations between quarters. See the discussion under "Liquidity Management" for further details of short-term borrowings during 1998 and 1997.

Average long-term debt for 1998 increased 136.54% or $22.745 million. The majority of this increase is due to long-term borrowings from the Federal Home Loan Bank of $26.625 million at period ending 1998, a $17.000 million change from period ending 1997. The Company continues to utilize the Federal Home Loan Bank as a cost-effective source of funding loans. Additionally, during November of 1998, the Company refinanced a portion of its long-term debt and its entire issue of subordinated debentures with a $13.650 million, 7.00% fixed rate, three-year note. This reduction in the cost of borrowed funds will produce annual savings of $148,000 at current market rates.

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   13
cont'd  Management's Discussion and Analysis
--------------------------------------------

The following table sets forth for the periods indicated the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:


   Rate/Volume Analysis

                                     YEAR ENDED DECEMBER 31, 1998              YEAR ENDED DECEMBER 31, 1997
                                           COMPARED TO THE                           COMPARED TO THE
                                     YEAR ENDED DECEMBER 31, 1997              YEAR ENDED DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)          VOLUME        RATE   NET CHANGE           VOLUME        RATE   NET CHANGE
-----------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON:

Loans                             $11,533      $ (595)     $10,938          $12,186       $(141)     $12,045
Taxable investment securities         340         (27)         313              267         216          482
Non-taxable securities                 17          --           17                1           6            7
Federal funds sold and
   other investments                   24         161          185              213         (39)         175
-----------------------------------------------------------------------------------------------------------------
      Total interest income        11,914        (461)      11,453           12,667          42       12,709
=================================================================================================================

INTEREST PAID ON:

Money market/NOW accounts           1,298        (169)       1,129            1,047        (173)         874
Savings deposits                      180         (34)         146               79         (27)          52
Certificates of deposit             3,539         (97)       3,442            3,404        (117)       3,287
Certificates of deposit
   over $100,000                     (488)         --         (488)             666          19          685
IRA certificates                      465           2          467              303          (8)         295

Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                           8        (279)        (274)           1,386         (33)       1,353
Long-term borrowings                1,577        (201)       1,376              (65)        (14)         (79)
-----------------------------------------------------------------------------------------------------------------
      Total interest expense        6,579        (778)       5,801            6,820        (353)       6,467
-----------------------------------------------------------------------------------------------------------------
      Net interest income         $ 5,335      $  317      $ 5,652          $ 5,847       $ 395      $ 6,242
=================================================================================================================

Note: The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each. Interest on non-accruing loans is not included for purposes of the table above.

OTHER INCOME

Other income increased 182.72% totaling $9.324 million in 1998 compared to $3.298 million in 1997 and $1.393 million in 1996. Included in other income in 1998 are $3.550 million of non-recurring gains, specifically: $2.370 million from the sale of branches; $1.112 million from the sale of mortgage loans; and $68,000 from securities transactions. Eliminating all one-time or discretionary gains, 1998 other income was $5.772 million compared to $3.269 million in 1997 and $1.245 million in 1996. The increases in 1998 and 1997 were due to substantial growth in mortgage banking revenues, leasing revenues, deposit service charges and brokerage revenues. Recurring other income has increased at a compound growth rate of 82.93% over the last five years.

The Company completed the sale of its branches located outside the greater St. Louis metropolitan area in order to focus on and expand its market share in its principal trade area. During the fourth quarter of 1998, the Company sold its Kahoka, Palmyra and Monroe City branches. This sale generated a reduction in loans of $13.515 million, a reduction in deposits of $39.992 million and a pre-tax gain of $2.370 million.

Also during the year, the Company completed two significant sales of a large portion of its one- to four-family adjustable rate mortgage loans. These sales generated a pre-tax gain of $1.112 million. While the Company had sold some of its mortgage loans in previous years, the 1998 bulk sales reflect a shift in strategy by the Company from originating and holding mortgage loans to increasing its lending emphasis on more profitable commercial loan relationships.

Mortgage banking revenues increased 76.85% in 1998 to $2.299 million. This compares to $1.300 million in 1997 which represented an increase of 316.67% compared to 1996. The increases in both years are attributable to a continued favorable economic environment of low unemployment and stable, low long-term interest rates. The Company's two mortgage subsidiaries have benefited from these macro economic trends as well as an increased customer base in the St. Louis market resulting from additional branch locations.

Leasing revenues totaled $1.527 million, an increase of 252.66% compared to 1997's level of $433,000. The company entered the retail leasing business during 1997 and the 1998 results reflect a full year of business operation compared to a partial year in 1997. During the latter part of 1998, a decision was made to curtail this line of business because of declining profit margins.


page    Allegiant Bancorp, Inc.
--------------------------------------------------------------------------
  14            1998 Annual Report   Management's Discussion and Analysis

Service charges on deposit accounts increased 51.92% to $1.387 million in 1998 compared to $913,000 in 1997 and $612,000 in 1996. The increases in 1998 and 1997 are due to additional branch locations generating a larger base of transaction deposits as well as the benefit of a full year of the Bank's revised fee structure. The previously mentioned sale of branches should have minimal impact on service charge growth as the majority of deposits sold were non-transaction deposits.

Brokerage revenues increased 84.62% to $312,000 compared to $169,000 in 1997. Part of this increase reflects a full year of operation in 1998 compared to nine months of operation in 1997 and higher transaction volumes.

The following table sets forth the Company's summary of other income for the years indicated:

                                                 Year ended December 31,
(IN THOUSANDS OF DOLLARS)                   1998           1997           1996
---------------------------------------------------------------------------------
Other income:

Gain on sale of branches                  $2,370         $   --         $   --
Mortgage banking revenues                  2,299          1,300            312
Leasing revenues                           1,527            433             --
Service charges on deposits                1,387            913            612
Gain on sale of mortgage loans             1,112             27             99
Brokerage division revenues                  312            169              6
Gain on the sale of securities                68              2             49
Other non-interest income                    249            454            315
---------------------------------------------------------------------------------
   Total other income                     $9,324         $3,298         $1,393
=================================================================================

OTHER EXPENSES

Total operating expenses increased 62.94% or $8.226 million during 1998, totaling $21.295 million compared to $13.069 million in 1997 which represented an increase of 86.19% compared to 1996 results. Operating expenses have increased at a 52.93% five year annual compound growth rate. The Company's efficiency ratio for 1998 was 68.09%, up slightly from 66.69% in 1997 and 61.30% in 1996. The increase in this ratio is the result of acquisitions, deposit purchases, start-up costs associated with new lines of business and costs resulting from additional banking locations.

Salaries and employee benefits showed the largest dollar increase year to year, increasing $3.471 million to $9.663 million compared to $6.192 million in 1997 and $3.455 million in 1996. The percentage increase for 1998 was 56.06% compared to the 1997 increase of 79.22%. The increase in 1998 is due to additional staffing resulting from acquisitions and new locations. Also included in this caption is a payout related to a phantom stock plan for the President of the Company. Amounts expensed under this plan, which expired as of December 31, 1998, were $45,000 in 1998, $225,000 in 1997 and $55,000 in
1996. Average full-time equivalent employees for 1998 were 237 compared to 146 in 1997, a 62.33% increase. At December 31, 1998 the Company had 215 full-time equivalent employees compared to 209 at year-end 1997.

Furniture and equipment expenses increased $809,000 to $1.752 million in 1998. This follows an increase of $254,000 in 1997. The increase in 1998 was the result of acquisitions in 1997 and branch openings in 1998 and 1997. Additionally, investments in computer resources in both years also contributed to the large increase.

Occupancy expenses totaled $1.523 million, an increase of $785,000 or 106.37% during 1998 following an increase of $290,000 or 64.73% in 1997. These increases are attributable to acquisitions and branch openings, as mentioned above.

Depreciation of the assets held for operating leases increased $946,000 in 1998 compared to 1997. As discussed in the other income section, the retail leasing business was started in late 1997 so that 1998 reflects a full year of operations.

Expense for the amortization of goodwill increased 154.19% during 1998 or $552,000, totaling $910,000 compared to $358,000 in 1997 and $67,000 in 1996.
This increase is the result of acquisitions and deposit purchases undertaken during 1997 and reflecting a full year of amortization during 1998.

In 1998, operating losses totaled $450,000, as compared to $870,000 in 1997. Of the amount in 1997, $752,000 was considered systemic and non-recurring due to integration of two branch acquisitions and difficulties associated with upgrading its computer systems to an entirely new operating system. Excluding non-recurring items in 1997, the increase in operating losses in 1998 was $332,000. The 1998 operating losses relate to inconsistent operating procedures as a result of expanding the number of branches and number of employees. Throughout 1998 the Company has reengineered several operational processes in an effort to improve quality and control. Additionally, training has been a focus for 1998 and the Company believes that these types of losses will be substantially reduced in 1999.

Other non-interest expense increased $1.818 million in 1998 compared to 1997. This growth in expenses was associated with an increase in employees, an increase in the number of deposit and loan accounts, and physical locations as compared to prior years. Specifically, postage and courier costs increased $152,000, telephone expense increased $146,000, travel and automobile costs increased $120,000 and loan and recording expenses increased $110,000. Accounting and professional expense increased $538,000 compared to 1997 as a result of costs associated with establishing a real estate investment trust and the costs associated with changing public accounting firms. Data processing expenses increased $224,000 because of system conversion expenses and Year 2000 expenses. Another factor for 1998 was a $215,000 increase in advertising costs compared to 1997. The Company expanded the advertising program to attract additional core deposits.

The following table sets forth the Company's summary of other expenses for the years indicated:

                                                 Year ended December 31,
(IN THOUSANDS OF DOLLARS)                   1998           1997           1996
---------------------------------------------------------------------------------
Other expenses:

Salaries and employee benefits           $ 9,663        $ 6,192         $3,455
Furniture and equipment                    1,752            943            689
Occupancy                                  1,523            738            448
Depreciation of operating leases           1,340            394             --
Goodwill amortization                        910            358             67
Operating losses - other                     450            870             61
Operating losses-overdrawn
  customer accounts                          272             68             83
Supplies                                     489            428            202
Other non-interest expense                 4,896          3,078          2,014
---------------------------------------------------------------------------------
   Total other expenses                  $21,295        $13,069         $7,019
=================================================================================

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   15
cont'd  Management's Discussion and Analysis
--------------------------------------------

   Balance Sheet Analysis

SECURITIES PORTFOLIO

The Company's securities portfolio consists of securities classified as held-to-maturity and available-for-sale. The Company designates these securities upon purchase into one of these two categories. At December 31, 1998 held-to-maturity securities amounted to $12.040 million representing those securities the Company intends to hold to maturity. Securities designated as available-for-sale totaled $42.740 million representing securities which the Company may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

For purposes of this discussion, held-to-maturity and available-for-sale securities are described as the securities portfolio. At December 31, 1998, the securities portfolio totaled $54.780 million, a decline of 28.74% from the preceding year. The decline in the securities portfolio occurred in the fourth quarter of 1998, as maturing securities were not reinvested in order to fund the previously mentioned branch sales. While average balances for 1998 were higher than 1997, the relative percentage of securities to earning assets declined to 12.46% in 1998 compared to 14.91% in 1997. This decline reflected management's decision to allow maturing securities to be reinvested in higher yielding commercial loans. The Company maintains a traditional short-term laddered portfolio investment strategy to insure adequate liquidity while minimizing interest rate risk.

The carrying value of securities portfolio for the periods indicated were as follows:

   Securities Portfolio

                                                      December 31,
(IN THOUSANDS OF DOLLARS)                   1998           1997           1996
---------------------------------------------------------------------------------
U.S. government and
   agency securities                     $37,021        $48,354        $36,492
State and municipal securities             1,464          1,563          1,199
Mortgage-backed securities                11,930         18,548         18,202
Federal Home Loan Bank stock               3,574          7,033          4,462
Other securities                             791          1,371            205
---------------------------------------------------------------------------------
   Total                                 $54,780        $76,869        $60,560
=================================================================================

Maturities and yield information of the securities portfolio as of December 31, 1998 was as follows:


   Securities Portfolio -- Maturities and Yields <F1>

                                                 WEIGHTED     OVER ONE  WEIGHTED    OVER FIVE WEIGHTED              WEIGHTED
                                        ONE YEAR  AVERAGE      THROUGH   AVERAGE      THROUGH  AVERAGE      OVER 10  AVERAGE
(IN THOUSANDS OF DOLLARS)                OR LESS    YIELD   FIVE YEARS     YIELD     10 YEARS    YIELD        YEARS    YIELD
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency securities    $24,549     5.89%     $12,472      5.94%        $ --       --%     $    --       --%
States and municipal securities              324     4.87          281      5.08          859     4.87           --       --
Mortgage-backed securities                 6,579     6.42        5,294      5.86           57     9.68
Federal Home Loan Bank stock               3,574     6.55           --        --           --       --           --       --
Other securities                              --       --          791      6.21           --       --           --       --
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities              $35,026     6.05%     $18,838      5.91%        $916     5.17%     $    --       --%
================================================================================================================================
Total portfolio                                                                                             $54,780     5.99%
================================================================================================================================

<F1>  Maturities are shown in this table by expected maturity. Expected maturities differ from contractual maturities due to the right to call or prepay obligations.

LOANS

Loans have historically been the primary component of earning assets. At December 31, 1998 loans totaled $495.669 million, an increase of 2.23% from year-end 1997. This small increase includes the sale of $78.4 million of mortgage loans. Without this sale, year-end 1998 loans would have increased 18.40% compared to year-end 1997. Average loans increased 35.01% during 1998 compared to a 57.38% increase in 1997. Loans have increased at 48.01% compound average growth rate over the last five years. Substantially all of these loans are originated in the Company's primary market areas. The Company has no foreign loans and a minor amount of participations purchased.

The largest increase in loans involved commercial real estate loans, which increased $61.093 million or 45.10% in 1998. Traditional commercial loans showed the second largest increase of $16.302 million or 14.83%. Growth in both of these categories reflected management's decision to focus on the more profitable commercial relationships instead of emphasizing one- to four-family mortgage loans. The growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. As a result of this emphasis, commercial real estate loans now comprise 39.65% of the loan portfolio compared to 27.94% in 1997. Traditional commercial loans comprise 25.47% of the portfolio versus 22.67% in 1997. Additionally, construction loans, which can be viewed as commercially oriented, increased 34.62%, totaling $36.590 million at year-end 1998 compared to $27.181 million at year-end 1997. Finally, consumer loans increased $4.087 million dollars or 24.30% during 1998, reaching $20.908 million at December 31, 1998 compared to $16.821 million at December 31, 1997.

Offsetting the substantial loan growth mentioned above was the decline in one- to four-family residential loans. This category of loans declined $79.673 million during 1998. This decline was accomplished by the bulk sales of loans mentioned before as well as normal pay-offs and amortization. This category now represents 23.46% of total loans at year-end 1998 compared to 40.42% of total loans at year-end 1997.


page    Allegiant Bancorp, Inc.
----------------------------------------------------------------------------
  16              1998 Annual Report   Management's Discussion and Analysis

The following table summarizes the composition of the Company's loan portfolio at the dates indicated:

   Loan Portfolio -- Types of Loans

                                                                            December 31,
(IN THOUSANDS OF DOLLARS)                        1998           1997           1996           1995           1994
---------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
   municipal and industrial development      $126,239       $109,937       $ 75,129       $ 40,518       $ 30,353
Real estate -- construction                    36,590         27,181          8,763          8,777          5,504
Real estate -- mortgage
   One- to-four family residential            116,291        195,964        121,386         71,260         47,109
   Multi-family and commercial                196,545        135,452         74,721         52,795         31,813
Consumer and other                             20,908         16,821         12,084          8,379          6,881
Less unearned income                             (904)          (493)          (157)          (185)          (267)
---------------------------------------------------------------------------------------------------------------------
   Total loans <F1>                          $495,669       $484,862       $291,926       $181,544       $121,393
=====================================================================================================================

<F1>  The Bank had no outstanding foreign loans at the dates reported.

Loan Portfolio -- Maturities and Sensitivities of Loans

                                                                          December 31, 1998
                                            MATURING IN      MATURING AFTER ONE YEAR           MATURING AFTER
                                          ONE YEAR OR LESS     THROUGH FIVE YEARS                FIVE YEARS
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                   FIXED-RATE      VARIABLE     FIXED-RATE      VARIABLE       TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
   municipal and industrial development       $ 77,816        $ 27,224       $19,800         $1,399       $    --    $126,239
Real estate                                    139,487         126,450        52,403          5,278        25,808     349,426
Consumer and other                               9,655          11,085            --            168            --      20,908
Less unearned income                              (904)             --            --             --            --        (904)
--------------------------------------------------------------------------------------------------------------------------------
   Total loans                                $226,054        $164,759       $72,203         $6,845       $25,808    $495,669
================================================================================================================================

ASSET QUALITY

Non-performing assets, consisting of loans past due 90 days or greater, non-accrual loans, restructured loans and other real estate owned increased slightly to $1.778 million at December 31, 1998 compared to $1.707 million at December 31, 1997. At December 31, 1998 non-performing assets represented 0.30% of total assets compared to 0.28% of total assets at December 31, 1997. Non-accrual loans were $1.495 million at December 31, 1998 compared to $559,000 at December 31, 1997. This increase was offset by declines in loans delinquent 90 days or more, reflecting migration to non-accrual status, and by the elimination of other real estate owned.

The Company has one loan relationship, not included in the past-due, restructured or non-accrual categories, where known information about possible credit problems causes management to be uncertain as to the ability of the borrower to comply with the present loan repayment terms over the next six months. This collateralized loan relationship totals $2.3 million.

The Company continually analyzes its loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and the Company's internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review the Company's reserve for possible loan losses. The Company believes that its allowance for loan losses at December 31, 1998 was consistent with applicable regulatory requirements.

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   17
cont'd  Management's Discussion and Analysis
--------------------------------------------

The following table summarizes for the periods presented non-performing assets by category:

   Risk Elements -- Nonaccrual, Past Due and Restructured Loans

                                                                                           December 31,

(IN THOUSANDS OF DOLLARS)                                           1998          1997         1996        1995          1994
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
   municipal and industrial development
      Past due 90 days or more                                  $     --      $    341     $      5    $    113      $     --
      Non-accrual                                                    962           360          207         109            40
      Restructured terms                                              --            --           --          --            --

Real estate -- construction:
   Past due 90 days or more                                           --            --          264          36            90
   Non-accrual                                                        --           108           84          20            35
   Restructured terms                                                 --            --           --           3             -

Real estate -- mortgage:
   Past due 90 days or more                                          283           456           --          --            --
   Non-accrual                                                       471            70           --          --            --
   Restructured terms                                                 --            --           --          --            --

Consumer and other:
   Past due 90 days or more                                           --            21           23          12             8
   Non-accrual                                                        62            21          109          15            --
   Restructured terms                                                 --            --           --          --            --
---------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                         1,778         1,377          692         308           173
---------------------------------------------------------------------------------------------------------------------------------
   Other real estate owned                                            --           330           --          10            25
---------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                     $  1,778      $  1,707     $    692    $    318      $    198
=================================================================================================================================

Balance sheet information (at year-end):
   Total assets                                                 $596,274      $608,237     $377,564    $280,386      $171,927
   Loans outstanding                                             495,669       484,862      291,926     181,544       121,393
   Shareholders' equity                                           48,104        42,071       16,386      13,938         8,453
   Allowance for possible loan losses                              6,442         5,193        3,100       2,130         1,455

Ratios:
   Non-performing loans to total loans outstanding                  0.36%         0.28%        0.24%       0.17%         0.14%
   Non-performing assets to total assets                            0.30          0.28         0.18        0.11          0.12
   Non-performing loans to shareholders' equity                     3.70          3.27         4.22        2.21          2.05
   Allowance for possible loan losses to total loans                1.30          1.07         1.06        1.17          1.20
   Allowance for possible loan losses to non-performing loans     362.32        377.12       447.98      691.56        841.04

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Company's allowance for possible loan losses increased 24.05% from $5.193 million on December 31, 1997 to $6.442 million on December 31, 1998. This follows an increase of 67.52% in 1997. The provision charged to expense was $2.420 million in 1998, similar to the $2.397 million expensed in 1997. This level, coupled with the bulk sales of loans previously mentioned, allowed the level of the allowance to increase to 1.30% of total loans at December 31, 1998 compared to 1.07% at December 31, 1997. As mentioned above in the loan discussion, the Company has shifted its lending focus to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Because of this shift, the overall level of the allowance for loan losses was increased. Additionally, as can be seen from the allocation of the allowance, additional weight has been given to the increased risks associated with the commercial real estate portfolio that is reflected in the real estate -- mortgage category. Net charge-offs for 1998 were 24 basis points of average loans outstanding. Although up from 1997's level of 19 basis points, net charge-offs in 1998 were low and consistent with the Company's historically low charge-off ratio. At year-end 1998, the Company's allowance represented 377.12% of non-performing loans compared to 309.66% at year-end 1997.

The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses and, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management, potential future loan losses on loans to specific customers or industries and recent loan loss experience.

page    Allegiant Bancorp, Inc.
----------------------------------------------------------------------------
  18               1998 Annual Report   Management's Discussion and Analysis

The following table summarizes the allocation of the allowance for possible loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

   Allocation of the Allowances for Possible Loan Losses

                                                                               December 31,
                                              1998               1997              1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
                                                 PERCENT            PERCENT           PERCENT            PERCENT           PERCENT
                                      ALLOCATED       OF ALLOCATED       OF ALLOCATED      OF  ALLOCATED      OF ALLOCATED      OF
(IN THOUSANDS OF DOLLARS)              RESERVES    LOANS  RESERVES    LOANS  RESERVES   LOANS   RESERVES   LOANS  RESERVES   LOANS
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
  municipal and industrial
  development                            $1,327    25.47%   $1,352    22.67%   $  833   25.73%    $  467   22.32%   $  315   25.00%
Real estate -- construction                 347     7.38       303     5.60       124    3.00        281    4.83        74    4.53
Real estate -- mortgage                   4,105    63.11     2,208    68.36     1,153   67.18        818   68.33       471   65.02
Consumer and other                          162     4.04       179     3.37       142    4.09         90    4.52        93    5.45
Unallocated                                 501       --     1,151       --       848      --        474      --       502      --
------------------------------------------------------------------------------------------------------------------------------------
   Total                                 $6,442   100.00%   $5,193   100.00%   $3,100  100.00%    $2,130  100.00%   $1,455  100.00%
====================================================================================================================================

The following table summarizes, for the periods indicated, activity in the allowance for possible loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

   Summary of Loan Loss Experience and Related Information

                                                                                    Year ended December 31,
(IN THOUSANDS OF DOLLARS)                                             1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses beginning of year              $  5,193    $  3,100    $  2,130    $  1,455    $    775
Loans charged off:
   Commercial, financial, agricultural,
      municipal and industrial development                            (632)       (536)       (113)       (183)       (165)
   Real estate -- mortgage                                            (447)       (110)       (364)        (82)        (31)
   Consumer                                                           (136)       (113)        (68)        (58)        (10)
   Other loans                                                         (11)         --          --          --          --
-----------------------------------------------------------------------------------------------------------------------------
Total loans charged off                                             (1,226)       (759)       (545)       (323)       (206)
-----------------------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
   Commercial, financial, agricultural,
      municipal and industrial development                               4          12          54          11          35
   Real estate -- mortgage                                              40          10           3          --          --
   Consumer                                                             11          30          10          10           2
-----------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                        55          52          67          21          37
-----------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                               (1,171)       (707)       (478)       (302)       (169)
-----------------------------------------------------------------------------------------------------------------------------
Acquired subsidiary balance                                             --         403          --          --          --
Provision for possible loan losses                                   2,420       2,397       1,448         977         849
-----------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses end of year                    $  6,442    $  5,193    $  3,100    $  2,130    $  1,455
=============================================================================================================================

Loans outstanding:
   Average                                                        $493,619    $365,615    $232,314    $158,503    $ 88,654
   End of year                                                     495,669     484,862     291,926     181,544     121,393
Ratios:
   Net charge-offs to average loans outstanding                       0.24%       0.19%       0.21%       0.19%       0.19%
   Net charge-offs to provision for loan losses                      48.39       29.50       33.01       30.91       19.91
   Provision for loan losses to average loans outstanding             0.49        0.66        0.62        0.62        0.96
   Allowance for loan loss to total loans outstanding                 1.30        1.07        1.06        1.17        1.20

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   19
cont'd  Management's Discussion and Analysis
--------------------------------------------

DEPOSITS

As shown below, total deposits declined $33.875 million or 6.99% in 1998 compared to 1997. As previously mentioned, this decline in year-end numbers is the result of the sale of branches. This sale reduced total deposits at December 31, 1998 by $39.992 million. The majority of deposits sold were in the certificate of deposit category, which caused the decline in certificates of deposit as a percent of total deposits to 41.55% at December 31, 1998 from 47.79% at December 31, 1997. Absent the sale, deposits would have increased slightly during 1998.

Average deposits for 1998 were $475.739 million compared to $366.070 million in 1997. The increase in average deposits is the result of acquisitions and deposit purchases that occurred during the third quarter of 1997. The effect of these 1997 acquisitions increased averages for the full year of 1998. Changes in the mix of average deposits were concentrated in both categories of certificates of deposit. On average, retail certificates of deposit increased as a percentage of total deposits to 47.22% in 1998 from 44.49% in 1997. Certificates of deposit over $100,000 declined to 8.32% of total deposits in 1998 from 13.21% of total deposits in 1997. The reduction in large certificates of deposit was the result of management's intent to replace these rate sensitive funds with core deposits.

   Amounts and Maturities of Time
   Deposits of $100,000 or More


(IN THOUSANDS OF DOLLARS)                              December 31, 1998
---------------------------------------------------------------------------
Three months or less                                             $14,387
Over three months through six months                               5,658
Over six months through 12 months                                  5,905
Over 12 months                                                     5,223
---------------------------------------------------------------------------
   Total                                                         $31,173
===========================================================================

INTEREST RATE SENSITIVITY

The Company's asset/liability strategy is to minimize the sensitivity of earnings to changes in interest rates while maintaining a net interest margin within the range of Company objectives. The Company's asset/liability committee monitors the interest rate sensitivity of the balance sheet on a bi-weekly basis. The committee reviews asset and liability repricing in the context of current and possible future interest rate scenarios affecting the economic climate in the Company's market.

The Company's pricing policy is that all earning assets and interest bearing liabilities be either based on floating rates or have a fixed rate not exceeding five years. Real estate mortgage loans held by the Company, while having long final maturities, are comprised of one-, two- or three-year adjustable rate loans. The adjustable basis of these loans significantly reduces interest rate risk.

   Deposits

                                                                          December 31,
                                                        1998                                   1997
---------------------------------------------------------------------------------------------------------------------
                                                       PERCENT                                PERCENT
                                                      OF TOTAL                               OF TOTAL
(IN THOUSANDS OF DOLLARS)                    AMOUNT   DEPOSITS        RATE          AMOUNT   DEPOSITS        RATE
---------------------------------------------------------------------------------------------------------------------
Demand deposits                            $ 55,417      12.60%         --%       $ 50,060      10.33%         --%
Money market and NOW accounts               142,902      31.58        4.12         115,856      23.91        4.29
Savings deposits                             14,917       3.29        2.57          16,157       3.33        2.89
Certificates of deposit                     187,886      41.55        5.73         231,601      47.79        5.79
Certificates of deposit over $100,000        31,173       6.90        5.55          52,211      10.77        5.55
IRA Certificates                             18,471       4.08        5.96          18,756       3.87        5.95
---------------------------------------------------------------------------------------------------------------------
   Total deposits                          $450,766     100.00%       5.13%       $484,641     100.00%       5.24%
=====================================================================================================================

page    Allegiant Bancorp, Inc.
----------------------------------------------------------------------------
  20               1998 Annual Report   Management's Discussion and Analysis

As the following table shows, the Company has a slight bias for falling interest rates in the most immediate time frame. This structure is similar to the positioning of the Company at the beginning of 1998; however, the bias to falling rates has been reduced to mitigate the impact of any increases in short-term rates. The cumulative gap positions in all time frames presented are well within the Company's asset/liability guidelines.


                                                    ZERO TO THREE     FOUR TO 12  ONE TO FIVE           OVER
(IN THOUSANDS OF DOLLARS)                                  MONTHS         MONTHS        YEARS     FIVE YEARS         TOTAL
------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Loans                                                 $246,622       $ 77,989     $164,213        $ 6,845      $495,669
   Investment securities <F1>                              11,857         23,169       18,838            916        54,780
   Federal funds sold                                       3,430             --           --             --         3,430
------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                               $261,909       $101,158     $183,051        $ 7,761      $553,879
==============================================================================================================================

Funding Sources:
   Money market accounts                                  123,827             --           --             --       123,827
   NOW accounts                                            19,075             --           --             --        19,075
   Savings                                                 14,917             --           --             --        14,917
   Time deposits                                           62,880         65,993       58,636            377       187,886
   Time deposits over $100,000                             15,037         11,865        3,929            342        31,173
   IRAs                                                     4,601          4,645        8,928            297        18,471
   Repurchase agreements                                   13,745            297           --             --        14,042
   Short-term borrowings -- other                              --             --           --             --            --
   Short-term FHLB borrowings                              27,000         12,500           --             --        39,500
   Long-term FHLB borrowings                                   --             --       15,125         11,500        26,625
   Long-term borrowings -- other                               --            500       13,150             --        13,650
------------------------------------------------------------------------------------------------------------------------------
      Total funding sources                              $281,082       $ 95,800     $ 99,768        $12,516      $489,166
==============================================================================================================================

Interest sensitivity gap -- $                            $(19,173)      $  5,358     $ 83,283        $(4,755)     $ 64,713
Interest sensitivity gap -- %                               93.18%        105.59%      183.48%         62.01%       113.23%

Cumulative gap -- $                                      $(19,173)      $(13,815)    $ 69,468        $64,713
Cumulative gap -- %                                         93.18%         96.33%      114.57%        113.23%

Cumulative gap as a percentage of total earning assets      (3.46)%        (2.49)%      12.54%         11.68%

<F1>  Investment securities include mortgage-backed securities which have effective maturities based upon current market conditions. This stratification is based on management's estimates in relation to the historical trends of these types of securities.

The following table provides additional information about the Company's financial instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. Core deposits that have no contractual maturity are subject to immediate withdrawal or repricing.


                                                                     YEAR OF CONTRACTUAL MATURITY
------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                     1999        2000        2001        2002        2003  THEREAFTER       TOTAL
------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed rate loans                          $ 70,498     $63,377     $56,938     $25,309     $24,468     $ 6,845    $247,435
   Average interest rate                      8.07%       8.48%       8.40%       8.40%       8.29%       8.35%       8.37%
Variable rate loans                       $155,556     $31,913     $15,494     $ 8,594     $16,202     $20,475    $248,234
   Average interest rate                      8.45%       8.01%       8.24%       8.50%       7.78%       8.40%       8.33%
Fixed rate securities                     $  7,739     $ 6,450     $ 4,403     $ 5,223     $10,240     $ 8,629    $ 42,684
   Average interest rate                      6.11%       6.34%       6.00%       6.09%       5.62%       5.98%       5.98%
Variable rate securities                        --     $ 4,000          --          --          --     $ 8,096    $ 12,096
   Average interest rate                        --        4.85%         --          --          --        6.82%       6.17%
Federal funds sold and other
   Overnight investments                  $  3,430          --          --          --          --          --    $  3,430
   Average interest rate                      4.55%         --          --          --          --          --        4.55%

RATE SENSITIVE LIABILITIES:
Non-interest-bearing deposits             $ 55,417          --          --          --          --          --    $ 55,417
Savings and interest-bearing checking     $157,819          --          --          --          --          --    $157,819
   Average interest rate                      3.89%         --          --          --          --          --        3.89%
Time deposits                             $165,021     $41,452     $18,513     $ 6,126     $ 5,402     $ 1,016    $237,530
   Average interest rate                      5.48%       5.41%       5.79%       5.96%       5.67%       6.12%       5.51%
Fixed interest rate borrowings            $ 17,042     $20,000     $12,650     $   625     $ 1,500     $42,000    $ 93,817
   Average interest rate                      4.19%       5.70%       7.00%       5.87%       5.62%       5.01%       5.29%


         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   21
cont'd  Management's Discussion and Analysis
--------------------------------------------

LIQUIDITY MANAGEMENT

Long-term liquidity is a function of the core deposit base and an adequate capital base. The Company is committed to growth of its core deposit base. This growth is both internally generated through product pricing and product development and externally generated through acquisition. During 1998, both of these elements contributed heavily to developing and maintaining long-term liquidity. The capital position of the Company has been maintained through earnings retention and raising of capital. See "Capital Resources."

Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet resulting from growth, seasonal, and cyclical customer demands. The securities portfolio provides stable long-term earnings as well as being a primary source of liquidity. The designation of securities as available-for-sale and held-to-maturity does not impact the portfolio as a source of liquidity due to the ability to transact repurchase agreements using those securities.

Average short-term borrowings were virtually unchanged in comparing 1998 levels to 1997 levels. The 1998 level was also consistent throughout the year with only small quarterly fluctuations in average balances. Due to favorable rate differentials, slightly more repurchase agreements and borrowings from the Federal Home Loan Bank (FHLB) were utilized instead of federal funds being purchased. The Company experienced strong loan demand during 1998 and anticipates the continuation of this demand during 1999. Based on this demand, the Company expects to continue to utilize borrowings from the FHLB as a funding vehicle in advance of the slower growth rate obtainable in core deposits.

The following table summarizes short-term borrowings for the periods indicated:

   Average Short-Term Borrowings

                                                                            Year ended December 31,
                                                              1998                   1997                     1996
---------------------------------------------------------------------------------------------------------------------------
                                                        AVERAGE AVERAGE         AVERAGE AVERAGE         AVERAGE AVERAGE
(IN THOUSANDS OF DOLLARS)                               BALANCE    RATE         BALANCE    RATE         BALANCE    RATE
---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased                                 $ 1,272    5.56%        $ 2,851    5.14%        $ 2,737    5.33%
Securities sold under agreement to repurchase
   and other short-term borrowings                       51,583    4.95          49,851    5.51          24,744    5.65
---------------------------------------------------------------               ---------               ---------
Total                                                   $52,855    4.96%        $52,702    5.49%        $27,481    5.61%
===============================================================               =========               =========

Maximum short-term borrowings outstanding
   at any month-end during the year                     $63,449                 $71,496                 $51,060

CAPITAL RESOURCES

Total shareholders' equity was $48.104 million at December 31, 1998, an increase of 14.34% over 1997's level of $42.071 million which represented an increase of 156.75% compared to year-end 1996. The increase in total equity is the result of earnings retention and the exercise of stock options and warrants. The increase in 1997 was the result of two common stock rights offerings and an acquisition effected by the issuance of common stock. Total shareholders' equity has increased at a five-year compound growth rate of 45.07%.

Average shareholders' equity showed a substantial increase of 76.82% during 1998 compared to 1997. Shareholders' equity averaged $44.721 million during 1998 compared to $25.292 million in 1997. The large increase in average equity is related to the timing of the events during 1997 mentioned above. The acquisition occurred during the third quarter of 1997 and one of the rights offerings was completed during December of 1997. The average for 1998 therefore includes a full year's effect of these transactions compared to only a partial effect on 1997 averages. Average shareholders' equity has increased at a five-year compound growth rate of 57.52%. The Company's average equity to asset ratio improved to 7.22% in 1998 from 5.46% in 1997.

Dividends paid during 1998 were $0.12, an increase of 50.00% compared to the $0.08 paid during 1997 which was a 33.33% increase over the $0.06 paid in 1996. The Company's dividend payout ratio was 20.22% in 1998 compared to 13.77% during 1997 and 10.34% in 1996.

The Company also analyzes its capital and the capital position of its subsidiaries in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Management believes that, as of December 31, 1998 the Company and its subsidiaries met all capital adequacy requirements.

As of December 31, 1998, the Company and the Bank's capital ratios were as follows:


                                                 COMPANY    ALLEGIANT BANK
------------------------------------------------------------------------------
Total capital (to risk-weighted assets)             8.68%            10.93%
Tier 1 capital (to risk-weighted assets)            7.42              9.68
Tier 1 capital (to average assets)                  5.83              7.61

page    Allegiant Bancorp, Inc.
----------------------------------------------------------------------------
  22               1998 Annual Report   Management's Discussion and Analysis

   Impact of Year 2000

GENERAL DESCRIPTION OF THE YEAR 2000 ISSUE AND COMPANY READINESS

The Year 2000 issue is a result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, or engage in similar normal business activities. To mitigate the risk of disruption, a Year 2000 plan has been developed and implemented. The plan is comprised of five phases, with completion of all five necessary to protect the Company against potential Year 2000 failures.

The Company's plan to resolve the Year 2000 issue involves the following five phases: awareness, assessment, remediation, testing, and implementation. During the awareness phase, a comprehensive strategy for addressing the Year 2000 issue was formulated. The Company has fully completed its assessment of all systems that could be significantly affected by the Year 2000. The completed assessment indicated that most of the significant information technology systems could be affected, including the loan, deposit, general ledger, and billing systems. All software and hardware systems have been provided by third party vendors; therefore, the remediation of systems primarily involves the installation of upgraded systems that have been certified by the vendor as Year 2000 compliant. The Company is in the process of testing all hardware and software systems to validate that systems have been renovated. In addition, testing will validate the compatibility of system interfaces. After all testing is completed, all systems will be implemented, which will include certification that all systems are Year 2000 compliant.

YEAR 2000 STATUS, INCLUDING TIMETABLE FOR COMPLETION

To date, the awareness and assessment phases are 100% complete. The remediation phase is substantially complete, with only one less significant software system requiring an upgrade. It is anticipated that this system will be upgraded no later than April 30, 1999. Testing of the Company's systems are accomplished after upgrades are provided by and certified as Year 2000 compliant by a third party vendor. To date, approximately 80% of all internal systems have been tested. Testing the mission critical systems was substantially complete as of December 31, 1998. It is anticipated that testing of all systems will be substantially completed by April 30, 1999, with the implementation phase to be completed by May 31, 1999.

IMPORTANCE TO THIRD PARTIES AND THEIR EXPOSURE TO THE YEAR 2000

The Company has some systems that interface directly with significant third party vendors. This would include the Electronic Fund Transfer (EFT) systems related to wire transfers, automated teller machine and debit card transactions, in addition to Trust system software. These third parties have completed or are in the process of making their systems Year 2000 compliant. The Company is in the process of working with these third party vendors to ensure that the third party systems interface properly with the Company's systems. Testing for these systems will be accomplished using actual and proxy testing. Proxy testing is testing that takes place in a controlled environment using similar software/hardware that the Company and third party vendors utilize. These tests are anticipated to be completed by April 30, 1999.

The Company has also gathered information about the Year 2000 compliance status of customers with significant credit relationships. In addition, significant suppliers and other third parties that do not share information with the Company's systems (external agents) have been queried to assess their Year 2000 status. To date, there is no evidence of any Year 2000 risk related to significant customers or external agents that would materially impact the Company's operations, liquidity, or capital resources. However, the company has no means of ensuring that these entities will be Year 2000 ready. The inability of third parties and external agents to complete their Year 2000 resolution process in a timely fashion, could materially impact the Company. The effect of non-compliant third parties and external agents is not determinable.

YEAR 2000 COSTS

The Company will utilize both internal and external resources to reprogram, replace, test, and implement the software and operating equipment for Year 2000 modifications. The total cost of the Year 2000 project is estimated at $232,000 and is being funded through operating cash flows. To date, the Company has incurred approximately $187,000 ($92,000 expensed and $95,000 capitalized for new systems and equipment) related to all phases of the Year 2000 project. The total remaining project costs, which approximates $45,000, is attributable to the testing and validation phases of the project and will be expensed as incurred.

OVERALL YEAR 2000 RISKS

Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, all necessary phases of the Year 2000 program have not yet been completed. In the event that additional phases are not completed, the Company could experience system failures that would have a significant impact on the Company's financial condition. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer system product failures. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

CONTINGENCY PLANNING

The Company has contingency plans for certain mission critical applications and is working on such plans for all other systems. These contingency plans involve, among other actions, manual workarounds and adjusting staffing strategies. In addition, funding plans are being developed to insure that adequate levels of liquid assets are available in the event of significant customer withdrawals of cash items as a result of Year 2000 issues.

         1998 Annual Report   Management's Discussion and Analysis      page
         --------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                   23

Statement by Management and
Report of Independent Auditors

   Statement by Management

The financial statements and related financial information presented here were prepared by management in accordance with generally accepted accounting principles and include amounts that are based on management's best estimates and judgements. The Company maintains an accounting system and related controls that are sufficient to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The concept of reasonable assurance is based on the recognition that the cost of an accounting and control system must be related to the benefits derived. The accounting system and related controls are monitored by an internal audit program and by the Company's independent auditors in accordance with generally accepted auditing standards. The Company's internal auditor and independent auditors meet regularly with the Audit Committee of the Board of Directors to ensure that respective responsibilities are being properly discharged and to discuss the results of examinations.


   Report of Independent Auditors

Shareholders and Board of Directors
Allegiant Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Allegiant Bancorp, Inc. as of December 31, 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheets as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the two-year period ended December 31, 1997, were audited by other auditors whose report dated March 13, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 1998 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP


St. Louis, Missouri
January 21, 1999

page    Allegiant Bancorp, Inc.
------------------------------------------------------------------
  24    1998 Annual Report   Statement by Management and Report of
                             Independent Auditors

Consolidated Balance Sheets

                                                                                                     December 31,
(IN THOUSANDS OF DOLLARS)                                                                   1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                 $ 13,693       $ 14,872       $  7,554
Federal funds sold and other overnight investments                                         3,430          1,600         10,775
Investment securities:
   Available-for-sale (at estimated market value)                                         42,740         44,918         22,073
   Held-to-maturity (estimated market value of $12,132 in
     1998, $32,146 in 1997 and $38,500 in 1996)                                           12,040         31,951         38,487
Loans, net of allowance for possible loan losses of $6,442
   in 1998, $5,193 in 1997 and $3,100 in 1996                                            489,227        479,669        288,826
Premises and equipment                                                                    11,010         10,801          5,514
Accrued interest and other assets                                                         11,438         10,837          4,055
Intangible assets                                                                         12,696         13,589            280
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                            $596,274       $608,237       $377,564
=================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
   Non-interest bearing                                                                 $ 55,417       $ 50,060       $ 29,406
   Interest bearing                                                                      364,176        382,370        228,439
   Certificates of deposit of $100,000 or more                                            31,173         52,211         50,825
---------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                           450,766        484,641        308,670
---------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                                                     53,542         53,579         36,137
Long-term debt                                                                            40,275         23,275         14,663
Accrued expenses and other liabilities                                                     3,587          4,671          1,708
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        548,170        566,166        361,178

Shareholders' equity:
   Common Stock, $.01 par value -- authorized
   7,800,000 shares; issued 6,536,164 shares, 6,111,743 shares
   and 3,405,696 shares, respectively                                                         65             61             34
Capital surplus                                                                           41,898         39,484         15,972
Retained earnings                                                                          6,058          2,441            357
Net unrealized appreciation on securities available-
   for-sale (net of tax)                                                                      83             85             23
---------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                48,104         42,071         16,386
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                              $596,274       $608,237       $377,564
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                1998 Annual Report   Consolidated Balance Sheets         page
                -------------------------------------------------------------
                                     Allegiant Bancorp, Inc.             25

Consolidated Statements of Income

                                                                                                Years ended December 31,
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)                                         1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                            $44,412        $33,473        $21,428
   Investment securities                                                                   4,295          3,966          3,477
   Federal funds sold and overnight investments                                              511            326            151
---------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                     49,218         37,765         25,056
---------------------------------------------------------------------------------------------------------------------------------

Interest expense:
   Interest on deposits                                                                   21,948         17,253         12,060
   Interest on short-term borrowings                                                       2,625          2,895          1,542
   Interest on long-term debt                                                              2,694          1,318          1,397
---------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                    27,267         21,466         14,999
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                       21,951         16,299         10,057

Provision for possible loan losses                                                         2,420          2,397          1,448
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                              19,531         13,902          8,609
---------------------------------------------------------------------------------------------------------------------------------

Other income:
   Service charges on deposits                                                             1,387            913            612
   Net gain on sale of securities                                                             68              2             49
   Other income                                                                            7,869          2,383            732
---------------------------------------------------------------------------------------------------------------------------------
Total other income                                                                         9,324          3,298          1,393
---------------------------------------------------------------------------------------------------------------------------------

Other expenses:
   Salaries and employee benefits                                                          9,663          6,192          3,455
   Occupancy and furniture and equipment                                                   3,275          1,681          1,137
   Other expenses                                                                          8,357          5,196          2,427
---------------------------------------------------------------------------------------------------------------------------------
Total other expenses                                                                      21,295         13,069          7,019
---------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                                 7,560          4,131          2,983
Provision for income taxes                                                                 3,026          1,716          1,175
---------------------------------------------------------------------------------------------------------------------------------

Net income                                                                               $ 4,534        $ 2,415        $ 1,808
=================================================================================================================================

   Basic earnings per share                                                              $  0.72        $  0.54        $  0.55

   Diluted earnings per share                                                               0.68           0.49           0.48

See accompanying notes to consolidated financial statements.

page    Allegiant Bancorp, Inc.
--------------------------------------------------------------------------
  26                1998 Annual Report   Consolidated Statements of Income

Consolidated Statements of Shareholders' Equity

                                                                                       ACCUMULATED
                                                 COMMON STOCK                                OTHER          TOTAL
                                               ----------------   CAPITAL  RETAINED  COMPREHENSIVE  SHAREHOLDERS' COMPREHENSIVE
(IN THOUSANDS OF DOLLARS)                        SHARES    PAR    SURPLUS  EARNINGS         INCOME         EQUITY        INCOME
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996
as originally reported                        1,989,033    $20    $13,542    $  467           $(91)       $13,938
   Reflect 5-for-4 stock split                  497,259      5         (5)       --             --             --
   Reflect 6-for-5 stock split                  497,259      5         (5)       --             --             --
------------------------------------------------------------------------------------------------------------------------------------
Adjusted January 1, 1996                      2,983,551     30     13,532       467            (91)        13,938
   Net income                                        --     --         --     1,808             --          1,808        $1,808
   Change in net unrealized gains (losses)
      on available-for-sale securities               --     --         --        --            114            114           114
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                  $1,922
------------------------------------------------------------------------------------------------------------------------------------
   Cash dividends declared                           --     --          -      (187)            --           (187)
Issuance of Common Stock for:
      Stock dividend declared                   309,518      3      1,728    (1,731)            --             --
      Conversion of subordinated debentures      86,592      1        503        --             --            504
      Exercise of stock warrants/options         17,771     --         25        --             --             25
      Various stock issuance plans                8,264     --        184        --             --            184
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                     3,405,696     34     15,972       357             23         16,386
   Net income                                        --     --         --     2,415             --          2,415        $2,415
   Change in net unrealized gains (losses)
      on available-for-sale securities               --     --         --        --             62             62            62
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                  $2,477
------------------------------------------------------------------------------------------------------------------------------------
   Cash dividends declared                           --     --         --      (331)            --           (331)
Issuance of Common Stock for:
      Rights offerings                        1,523,037     15     11,226        --             --         11,241
      Acquisition of Reliance Financial, Inc.   898,689      9     10,578        --             --         10,587
      Exercise of stock warrants/options        260,414      3      1,509        --             --          1,512
      Various stock issuance plans               23,907     --        199        --             --            199
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                     6,111,743     61     39,484     2,441             85         42,071
   Net income                                        --     --         --     4,534             --          4,534        $4,534
   Change in net unrealized gains (losses)
      on available-for-sale securities               --     --         --        --             (2)            (2)           (2)
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                  $4,532
------------------------------------------------------------------------------------------------------------------------------------
   Cash dividends declared                           --     --         --      (917)            --           (917)
Issuance of Common Stock for:
      Exercise of stock warrants/options        384,785      4      2,112        --             --          2,116
      Various stock issuance plans               39,636     --        302        --             --            302
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                     6,536,164    $65    $41,898    $6,058           $ 83        $48,104
====================================================================================================================================

                                                    Year ended December 31
(IN THOUSANDS OF DOLLARS)                          1998      1997      1996
------------------------------------------------------------------------------------------------------------------------------------
Reclassification adjustments:
   Unrealized gains (losses) on
      available-for-sale securities                 $39       $63      $144
   Less:
      Reclassification adjustment for gains
      realized included in net income                41         1        30
------------------------------------------------------------------------------------------------------------------------------------
   Net unrealized gains (losses) on
      available-for-sale securities                 $(2)      $62      $114
====================================================================================================================================

See accompanying notes to consolidated financial statements.

  1998 Annual Report   Consolidated Statements of Shareholders' Equity   page
  ---------------------------------------------------------------------------
                              Allegiant Bancorp, Inc.                    27

Consolidated Statements of Cash Flows

                                                                                          Years ended December 31,
(IN THOUSANDS OF DOLLARS)                                                            1998           1997           1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                   $   4,534      $   2,415      $   1,808
Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation and amortization                                                 4,366          1,057            536
      Provision for possible loan losses                                            2,420          2,397          1,448
      Net realized gains on securities available-for-sale                             (68)            (2)           (49)
      Deferred tax benefit                                                           (496)          (685)          (282)
      Net gain on sale of mortgage loans                                           (1,112)            --             --
      Net gain on disposition of branches                                          (2,370)            --             --
Changes in assets and liabilities:
      Accrued interest receivable and other assets                                    811         (1,077)          (938)
      Accrued expenses and other liabilities                                         (745)           623            768
--------------------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                                         7,340          4,728          3,291
--------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
   Net cash received in acquisition of Reliance Financial, Inc.                        --          1,533             --
   Net cash received in acquisition of branches                                        --         83,596             --
   Net cash paid in disposition of branches                                       (22,662)
   Proceeds from maturities of securities held-to-maturity                         22,885         17,019         41,343
   Purchase of investment securities held-to-maturity                              (2,974)       (10,396)       (25,279)
   Proceeds from maturities of securities available-for-sale                       87,840         25,020         36,797
   Proceeds from sales of securities available-for-sale                             8,989          2,949          3,882
   Purchase of investments securities available-for-sale                          (94,586)       (39,211)       (34,457)
   Loans made to customers, net of repayments                                    (102,815)      (175,387)      (120,070)
   Proceeds from sale of mortgage loans                                            78,374             --             --
   Purchases of assets held for operating leases, net                              (2,959)        (2,992)            --
   Additions to premises and equipment                                             (3,186)        (4,710)        (1,574)
--------------------------------------------------------------------------------------------------------------------------
      Cash used in investing activities                                           (31,094)      (102,579)       (99,358)
--------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
   Net increase in deposits                                                         5,201         57,518         77,362
   Net increase in short-term borrowings                                              338         17,442         22,029
   Proceeds from issuance of long-term debt                                        31,150          8,625             --
   Repayment of long-term debt                                                    (13,650)           (13)        (4,552)
   Proceeds from issuance of common stock                                           2,283         12,753             61
   Payment of dividends                                                              (917)          (331)          (187)
--------------------------------------------------------------------------------------------------------------------------
      Cash provided by financing activities                                        24,405         95,994         94,713
--------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents                               651         (1,857)        (1,354)
   Cash and cash equivalents, beginning of year                                    16,472         18,329         19,683
--------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of year                                       $  17,123      $  16,472      $  18,329
==========================================================================================================================

See accompanying notes to consolidated financial statements.


page    Allegiant Bancorp, Inc.
---------------------------------------------------------------------------
  28             1998 Annual Report   Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Note  1
-------------------------
      Accounting Policies

BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. (the "Company") and its subsidiaries. The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

BUSINESS. The Company's bank subsidiary (the "Bank") provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. The Bank is subject to intense competition from other financial institutions. The Bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

RECLASSIFICATIONS. Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation. These reclassifications had no effect on net income.

INVESTMENT SECURITIES. Securities are classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined on an identified certificate basis.

LOANS HELD-FOR-SALE. In its lending activities, the Company originates residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

LOANS. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.

When, in management's opinion, the collection of interest on a loan will not be collected in the normal course of business, or when either principal or interest is past due over 90 days, that loan is generally placed on a non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for possible loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

All non-accrual and renegotiated commercial-related loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased by the provision charged to expense and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

REAL ESTATE OWNED. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property. Real estate owned was approximately $0, $330,000, and $0 at December 31, 1998, 1997 and 1996,
respectively.

INTANGIBLE ASSETS. Intangible assets consist primarily of goodwill and mortgage servicing assets. Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, but not exceeding 15 years. Management reviews goodwill for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   --------------------------------------------------------------------------
                            Allegiant Bancorp, Inc.                      29
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

Mortgage servicing assets represent recorded value associated with the contractual right to service loans in return for a fee. These assets may be purchased and recorded at fair value or result from the sale of loans, where servicing is retained and recorded at an allocated carrying amount based on the relative fair value of the assets sold. This intangible is amortized using the level-yield method over the estimated lives of the related loans. The carrying value of mortgage servicing assets is subject to periodic adjustment based upon changing market conditions. At December 31, 1998, the Company had no capitalized mortgage servicing assets compared to $182,000 at December 31, 1997 and $280,000 at December 31, 1996.

INCOME TAXES. Income taxes are accounted for under the liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Company.

CASH EQUIVALENTS. For purposes of the Consolidated Statements of Cash Flows, the Company considers cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

NEW ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income and its components in the 1998 financial statements. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income also includes net income and other items of comprehensive income meeting the above criteria. The Company's most significant component of other comprehensive income is the unrealized holding gains and losses on available-for-sale securities.

Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Based on an analysis of Statement 131, the Company has one operating segment; therefore, no additional disclosures of segment information are presented. The adoption of Statement 131 did not affect results of operations or financial position.

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt the new statement effective January 1, 2000. Statement 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of Statement 133 will have a significant effect on its results of operations or financial position.

Note  2
-----------------------------------
      Acquisitions and Divestitures

In August 1997, the Company acquired all the outstanding capital stock of Reliance Financial, Inc. in exchange for 599,126 shares of the Company's Common Stock. In September 1997, the Company purchased two bank branch offices from Roosevelt Bank. As part of the agreement, the Company assumed deposits of $96.076 million in exchange for loans of $3.017 million, premises and equipment of $537,000 and cash of $84.035 million. Total goodwill and core deposit intangible assets recorded by the Company in connection with this acquisition were $8.833 million. Both acquisitions were recorded using the purchase method of accounting. Results of operations of companies and branches acquired in purchase business combinations are included from the date of acquisition.

In December 1998, the Company sold three out-of-market branches to another financial institution. The book value of assets disposed of totaled $17.492 million, the book value of liabilities transferred totaled $39.992 million and the net cash paid for the divestiture was $22.662 million. A $2.370 million gain was recognized from the sale.

page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------------
  30          1998 Annual Report   Notes to Consolidated Financial Statements

Note  3
---------------------------
      Investment Securities

Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                                       December 31, 1998
---------------------------------------------------------------------------------------------------------------------------------
                                         SECURITIES AVAILABLE-FOR-SALE                    SECURITIES HELD-TO-MATURITY
---------------------------------------------------------------------------------------------------------------------------------
                                                 GROSS      GROSS                               GROSS       GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED         FAIR   AMORTIZED  UNREALIZED UNREALIZED         FAIR
(IN THOUSANDS OF DOLLARS)             COST       GAINS     LOSSES        VALUE        COST       GAINS     LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities               $29,269        $217      $ (51)     $29,436     $ 7,585        $ 30      $ (21)     $ 7,595
State and municipal securities         598           9         --          606         858          28         --          886
Mortgage-backed securities           8,360          38        (65)       8,333       3,597          55         --        3,651
Federal Home Loan Bank stock         3,574          --         --        3,574          --          --         --           --
Other securities                       791          --         --          791          --          --         --           --
---------------------------------------------------------------------------------------------------------------------------------
Total                              $42,592        $264      $(116)     $42,740     $12,040        $113      $ (21)     $12,132
=================================================================================================================================

                                                                       December 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                         SECURITIES AVAILABLE-FOR-SALE                    SECURITIES HELD-TO-MATURITY
---------------------------------------------------------------------------------------------------------------------------------
                                                 GROSS      GROSS                                GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED         FAIR   AMORTIZED  UNREALIZED UNREALIZED         FAIR
                                      COST       GAINS     LOSSES        VALUE        COST       GAINS     LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities               $26,545        $106      $  (9)     $26,642     $21,712        $ 50      $(131)     $21,631
State and municipal securities         597          --         --          597         966          24         --          990
Mortgage-backed securities           9,243          33         (1)       9,275       9,273         253         (1)       9,525
Federal Home Loan Bank stock         7,033          --         --        7,033          --          --         --           --
Other securities                     1,371          --         --        1,371          --          --         --           --
---------------------------------------------------------------------------------------------------------------------------------
Total                              $44,789        $139      $ (10)     $44,918     $31,951        $327      $(132)     $32,146
=================================================================================================================================

                                                                       December 31, 1996
---------------------------------------------------------------------------------------------------------------------------------
                                         SECURITIES AVAILABLE-FOR-SALE                    SECURITIES HELD-TO-MATURITY
---------------------------------------------------------------------------------------------------------------------------------
                                                 GROSS      GROSS                                GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED         FAIR   AMORTIZED  UNREALIZED UNREALIZED         FAIR
                                      COST       GAINS     LOSSES        VALUE        COST       GAINS     LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities               $15,432        $ 28      $ (64)     $15,396     $21,096        $ 35      $(229)     $20,902
State and municipal securities          --          --         --           --       1,199          20         --        1,219
Mortgage-backed securities           1,939          71         --        2,010      16,192         227         --       16,419
Federal Home Loan Bank stock         4,462          --         --        4,462          --          --         --           --
Other securities                       205          --         --          205          --          --         --           --
---------------------------------------------------------------------------------------------------------------------------------
Total                              $22,038        $ 99      $ (64)     $22,073     $38,487        $282      $(229)     $38,540
=================================================================================================================================

     1998 Annual Report   Notes to Consolidated Financial Statements     page
     ------------------------------------------------------------------------
                               Allegiant Bancorp, Inc.                   31
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

Gross realized gains and losses on the sale of securities available-for-sale were $71,000 and $3,000, respectively, in 1998, $15,000 and $13,000, respectively, in 1997, and $56,000 and $7,000, respectively, in 1996.

Held-to-maturity and available-for-sale securities with a carrying value of $33.579 million, $47.373 million and $52.121 million at December 31, 1998, 1997 and 1996, respectively, were pledged to secure public deposits and short-term borrowings.

The contractual maturities of securities held-to-maturity and securities (other than Federal Home Loan Bank stock and other investments) available-for-sale at December 31, 1998 were as follows:

                                                                                    December 31, 1998
                                                                         SECURITIES                    SECURITIES
                                                                     AVAILABLE-FOR-SALE             HELD-TO-MATURITY
---------------------------------------------------------------------------------------------------------------------------
                                                                 AMORTIZED            FAIR      AMORTIZED           FAIR
(IN THOUSANDS OF DOLLARS)                                             COST           VALUE           COST          VALUE
---------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                            $ 5,503         $ 5,538        $ 1,818        $ 1,829
Due from one year to five years                                     21,561          21,646          6,294          6,302
Due from five years to 10 years                                      3,396           3,446            305            323
Due after 10 years                                                     198             203             26             27
---------------------------------------------------------------------------------------------------------------------------
   Subtotal                                                         30,658          30,883          8,443          8,481
Mortgage-backed securities                                           8,360           8,333          3,597          3,651
---------------------------------------------------------------------------------------------------------------------------
Total                                                              $39,018         $39,166        $12,040        $12,132
===========================================================================================================================

Note  4
-----------
      Loans

The components of loans in the Consolidated Balance Sheets were as follows:

                                               December 31,
(IN THOUSANDS OF DOLLARS)            1998           1997           1996
--------------------------------------------------------------------------
Commercial                       $126,239       $109,937       $ 75,129
Real estate mortgage              312,836        331,416        196,107
Real estate construction           36,590         27,181          8,763
Consumer and other                 20,908         16,821         12,084
Net deferred loan fees,
   premiums and discounts            (904)          (493)          (157)
--------------------------------------------------------------------------
Total loans                       495,669        484,862        291,926
Allowance for possible
   loan losses                     (6,442)        (5,193)        (3,100)
--------------------------------------------------------------------------
Net loans                        $489,227       $479,669       $288,826
==========================================================================

An analysis of the change in the allowance for possible loan losses follows:

                                         Year ended December 31,
(IN THOUSANDS OF DOLLARS)            1998           1997           1996
--------------------------------------------------------------------------
Balance, beginning of year        $ 5,193         $3,100         $2,130
Acquired subsidiary balance            --            403             --
Loans charged off                   (1226)          (759)          (545)
Recoveries                             55             52             67
--------------------------------------------------------------------------
Net loans charged off              (1,171)          (707)          (478)
Provision for possible
   loan losses                      2,420          2,397          1,448
--------------------------------------------------------------------------
Balance, end of year              $ 6,442         $5,193         $3,100
==========================================================================

The recorded investment in loans that were considered to be impaired under SFAS No. 114, as amended by SFAS No. 118, was $1.495 million in 1998, $559,000 in 1997 and $400,000 in 1996 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $269,000 in 1998, $86,000 in 1997 and $41,000 in 1996. Interest
income that would have been recognized for non-accrual loans was $72,000 in 1998, $57,000 in 1997 and $57,000 in 1996. Cash basis income on non-accrual loans was not significant for 1998, 1997 or 1996.

The Company and the Bank have entered into transactions with their directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1998, 1997 and 1996 was $35.930 million, $16.432 million, and $15.488 million, respectively. During 1998, $26.049 million of new loans and $6.551 million of repayments were made on related party loans. Prior year numbers have been reclassified for those directors and executive officers who no longer hold such positions. As of December 31, 1998, a $166,000 related party loan was past due 90 days or more. This loan has subsequently been brought current. No related party loans were past due more than 90 days as of December 31, 1997 or 1996.


page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------------
  32          1998 Annual Report   Notes to Consolidated Financial Statements

Note  5
----------------------------
      Premises and Equipment

Components of premises and equipment as of December 31, 1998, 1997 and 1996 were as follows:

                                                December 31,
(IN THOUSANDS OF DOLLARS)            1998           1997           1996
--------------------------------------------------------------------------
Land                              $ 2,546        $ 2,618        $ 1,515
Bank premises                       5,657          5,019          2,542
Furniture, equipment
   and automobiles                  6,537          5,630          3,379
--------------------------------------------------------------------------
Total cost                         14,740         13,267          7,436
Less accumulated depreciation      (3,730)        (2,466)        (1,922)
--------------------------------------------------------------------------
Net book value                    $11,010        $10,801        $ 5,514
==========================================================================

The bank leases various banking facilities and one piece of equipment under agreements, which expire at various dates through September 2012. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1998 were approximately as follows:

                                                            MINIMUM
(IN THOUSANDS OF DOLLARS)                                    RENTAL
----------------------------------------------------------------------
1999                                                         $  201
2000                                                            217
2001                                                            234
2002                                                            224
2003                                                            192
2004 and later                                                1,399
----------------------------------------------------------------------
   Total                                                     $2,467
======================================================================

Rental expense for all operating leases was $327,000 in 1998, $210,000 in 1997 and $149,000 in 1996.


Note  6
--------------
      Deposits

Deposits consisted of the following:

                                                 December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
Non-interest bearing              $ 55,417       $ 50,060       $ 29,406
Interest bearing demand             19,075         18,448         10,711
Money market accounts              123,827         97,408         74,490
Savings                             14,917         16,157          6,083
Time and IRA certificates
   under $100,000                  206,357        250,357        137,155
---------------------------------------------------------------------------
      Total core deposits          419,593        432,430        257,845
Time certificates $100,000
   and over                         31,173         52,211         50,825
---------------------------------------------------------------------------
      Total deposits              $450,766       $484,641       $308,670
===========================================================================

The scheduled maturities of the Company's consumer time certificates under $100,000 and time certificates $100,000 and over as of December 31, 1998 are as follows:

                                                          SCHEDULED
                                                           MATURITY
(IN THOUSANDS OF DOLLARS)                                    AMOUNT
----------------------------------------------------------------------
1999                                                       $165,023
2000                                                         41,452
2001                                                         18,513
2002                                                          6,126
2003                                                          5,402
2004 and later                                                1,014
----------------------------------------------------------------------
   Total                                                   $237,530
======================================================================

Note  7
------------------
      Income Taxes

The Company's results include income tax expense (benefit) as follows:

                                          Year ended December 31,
(IN THOUSANDS OF DOLLARS)            1998           1997           1996
--------------------------------------------------------------------------
Current                            $3,522         $2,401         $1,457
Deferred                             (496)          (685)          (282)
--------------------------------------------------------------------------
Total                              $3,026         $1,716         $1,175
==========================================================================

The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                                 December 31,
(IN THOUSANDS OF DOLLARS)            1998           1997           1996
---------------------------------------------------------------------------
Deferred tax assets:
   Reserve for possible
      loan losses                  $2,217         $1,536         $  811
   Deferred loan fees                  --            194             52
   Deferred compensation               --             74             32
   Accrued expenses                    --             63             41
   Mark-to-market securities
      adjustments                      --             44             12
   Other                              116             72             69
---------------------------------------------------------------------------
Total deferred tax assets           2,333          1,983          1,017
---------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                      (119)          (461)          (226)
   Investments in debt
      and equity securities --
         SFAS No. 115                 (50)            --             --
   Discount accretion                 (83)            --             --
   Other                              (10)           (29)           (15)
---------------------------------------------------------------------------
Total deferred tax liabilities       (262)          (490)          (241)
---------------------------------------------------------------------------
Net deferred tax assets            $2,071         $1,493         $  776
===========================================================================


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   -------------------------------------------------------------------------
                            Allegiant Bancorp, Inc.                      33
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1998, 1997 or 1996, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                                            Year ended December 31,
(IN THOUSANDS OF DOLLARS)               1998         1997          1996
--------------------------------------------------------------------------
Computed expected tax expense         $2,646       $1,405        $1,014
   Tax-exempt income                    (157)         (38)          (19)
   State and local income taxes,
      net of federal tax benefits        314          258           143
   Goodwill amortization                 318           24            23
   Other, net                            (95)          67            14
--------------------------------------------------------------------------
   Total tax expense                  $3,026       $1,716        $1,175
==========================================================================

Note  8
---------------------------
      Short-term Borrowings

Short-term borrowings were as follows:

                                                December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
Securities sold under
   agreements to repurchase        $14,042        $ 8,252        $11,637
Federal funds purchased                 --          6,500             --
Federal Home Loan
   Bank advances                    39,500         37,850         24,500
Other short-term borrowings             --            977             --
---------------------------------------------------------------------------
Total short-term borrowings        $53,542        $53,579        $36,137
===========================================================================

As collateral for the Federal Home Loan Bank advances, the Bank has entered into a blanket agreement that pledges first mortgage loans with principal balances aggregating 130% of the outstanding advances. The weighted average rate paid on short-term borrowings at year-end 1998, 1997 and 1996 were 4.85%, 5.15% and 5.55%, respectively.

Note  9
--------------------
      Long-Term Debt

Long-term debt consisted of the following at year-end:

                                                                                                             December 31,
(IN THOUSANDS OF DOLLARS)                                                                               1998      1997       1996
------------------------------------------------------------------------------------------------------------------------------------
Notes payable to a financial institution, interest payable quarterly (7% on December 31, 1998),
   balance outstanding payable on November 12, 2001, secured by Bank stock                           $13,650   $    --    $    --
Note payable to a financial institution, interest payable quarterly at prime less one half of one percent (7.25% on December 31, 1998), balance outstanding payable on December 31, 1999,
   secured by Bank stock                                                                                  --    10,400      4,400
Notes payable to FHLB, interest payable monthly at rates varying from 5.05% to 6.27%, principal balance due at maturity ranging from April 3, 2000 to January 16, 2008
   secured by stock in FHLB and certain loans                                                         26,625     9,625      7,000
Subordinated debentures with certain shareholders, interest payable quarterly at
   prime plus 3% (with a minimum floor of 10%), called in 1998                                            --     3,250      3,263
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                                 $40,275   $23,275    $14,663
====================================================================================================================================

Under the terms of the current notes payable to a financial institution, the Company and/or its subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. Principal payments are required as follows: $500,000 payable on October 1, 1999; $500,000 payable on October 1, 2000; $1.000 million payable on October 1, 2001; and the balance outstanding payable on November 12, 2001.

Common stock warrants of 121,049 exercisable at $6.61 per share, which were issued in connection with the subordinated debentures, remained outstanding at December 31, 1998. These warrants expire on May 31, 1999.

A summary of annual principal reductions of long-term debt as of December 31, 1998 is as follows:

                                                             ANNUAL
                                                          PRINCIPAL
(IN THOUSANDS OF DOLLARS)                                REDUCTIONS
----------------------------------------------------------------------
1999                                                        $   500
2000                                                          5,000
2001                                                         12,650
2002                                                            625
2003                                                          1,500
2004 and later                                               20,000
----------------------------------------------------------------------
   Total                                                    $40,275
======================================================================


page    Allegiant Bancorp, Inc.
---------------------------------------------------------------------------
  34        1998 Annual Report   Notes to Consolidated Financial Statements

Note  10
-----------------------------------------
      Common Stock and Earnings Per Share

On July 1, 1998, the Company's Board of Directors declared a six-for-five stock split (in the form of a stock dividend) of the Company's Common Stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01.

On September 19, 1997, the Company's Board of Directors declared a five-for-four stock split (in the form of a stock dividend) of the Company's common stock to shareholders of record on January 7, 1998, payable on January 21, 1998. Common Stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $.01.

On September 19, 1996, the Company's Board of Directors declared a 10% stock dividend to shareholders of record on January 2, 1997, payable on January 15, 1997. The transaction was valued based on the closing market price of the Company's Common Stock at the date of declaration.

All per share data in this report have been restated to reflect the aforementioned stock splits and stock dividend.

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share as prescribed by SFAS No. 128 are as follows:

                                         Year ended December 31,
(IN THOUSANDS OF DOLLARS,
EXCEPT PER SHARE AMOUNTS)             1998           1997           1996
---------------------------------------------------------------------------
Net income                      $    4,534     $    2,415     $    1,808
===========================================================================
Denominator:
   Weighted average
      shares outstanding         6,250,910      4,481,724      3,298,013
   Effect of dilutive
      securities:
      Stock options and
         warrants                  383,946        403,579        410,808
Dilutive potential
   common shares                   383,946        403,579        410,808
---------------------------------------------------------------------------
Denominator for diluted
   earnings per share-
      adjusted weighted
         average shares          6,634,856      4,885,303      3,708,821
===========================================================================
Basic earnings per share        $     0.72     $     0.54     $     0.55

Diluted earnings per share            0.68           0.49           0.48

Note  11
-----------------------
      Employee Benefits

PENSION PLAN. The Company has a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense includes $124,000 in 1998, $39,000 in 1997 and $30,000 in 1996 for
such plans. Contributions under the defined contribution plan are made at the discretion of Company management.

PHANTOM STOCK PLAN. In December 1994, the Company's Board of Directors approved a Phantom Stock Plan for the President, under which the Company agreed to pay a cash award to the President of the Company based on the increase in book value of shares of the Company's Common Stock, from December 31, 1994 until the earlier of December 31, 1998 or the year immediately preceding the year the President's employment terminates. The annual provision under this plan for the years ended December 31, 1998, 1997, and 1996 was approximately $47,000, $225,000 and $55,000, respectively. Deferred compensation included in accrued expenses and other liabilities totaled $365,000, $318,000 and $93,000 at December 31, 1998, 1997 and 1996,
respectively.

Note  12
----------------------------------------------------------
      Stock Option Plans and Directors Stock Purchase Plan

The Company has reserved 1,454,000 shares of its Common Stock for issuance under various stock option plans offered to directors and certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at 110% of fair market value at the date of the grant, for a term of up to 10 years.


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   --------------------------------------------------------------------------
                           Allegiant Bancorp, Inc.                       35
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

At December 31, 1998, $525,000 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and current options outstanding:

                                                                      Year ended December 31,
                                                1998                           1997                         1996
------------------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                                                        AVERAGE                       AVERAGE                       AVERAGE
                                         SHARES    OPTION PRICE        SHARES    OPTION PRICE        SHARES    OPTION PRICE
------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year          768,230          $ 6.42       691,987          $ 5.11       509,938           $3.82
Granted                                 146,386           14.84       284,273            9.20       190,245            8.54
Exercised                              (378,767)           4.51      (204,580)           5.79        (7,865)           3.82
Canceled                                (18,009)          11.28        (3,450)          10.00          (331)           8.00
-----------------------------------------------                    ----------                    ----------
Outstanding, end of year                517,840           10.02       768,230            6.42       691,987            5.11
===============================================                    ==========                    ==========
Weighted-average fair value of
   options granted during the year    $    3.59                     $    2.74                      $   2.28
==============================================================================================================================

                       OPTIONS OUTSTANDING                                                              OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
                                    WEIGHTED-
                        NUMBER        AVERAGE      WEIGHTED-                                             NUMBER      WEIGHTED-
                OUTSTANDING AT      REMAINING        AVERAGE                                     EXERCISABLE AT        AVERAGE
RANGE OF          DECEMBER 31,    CONTRACTUAL       EXERCISE                                       DECEMBER 31,       EXERCISE
EXERCISE PRICE            1998           LIFE          PRICE                                               1998          PRICE
---------------------------------------------------------------------------------------------------------------------------------
$ 2.76 - $ 3.97         46,790      0.7 years         $ 3.68                                             43,462         $ 3.65
$ 4.13 - $ 7.92        101,488      2.0 years           6.78                                             97,858           6.88
$ 8.78 - $10.45        213,174      3.0 years           9.68                                            141,684           9.43
$11.58 - $18.57        156,388      4.2 years          14.49                                             64,432          15.33
$ 2.76 - $18.57        517,840      2.9 years          10.02                                            347,436           9.08
=================================================================================================================================

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors' fees to purchase Common Stock at market value. Twelve thousand shares were purchased at an average price of $11.50 in 1998; 13,000 shares were purchased at an average price of $10.74 in 1997; and 25,000 shares were purchased at an average price of $7.27 in 1996.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                    Year ended December 31,
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)              1998           1997           1996
---------------------------------------------------------------------------------------------------
Net income:
   As reported                                              $4,534         $2,415         $1,808
   Pro forma                                                 4,208          1,988          1,534

Basic earnings per share:
   As reported                                                0.72           0.54           0.55
   Pro forma                                                  0.67           0.44           0.47

Diluted earnings per share:
   As reported                                                0.68           0.49           0.48
   Pro forma                                                  0.63           0.41           0.42

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                           Year ended December 31,
                                     1998           1997           1996
--------------------------------------------------------------------------
Dividend yield                       1.80%          0.90%          0.93%
Volatility                          30.80          16.38          34.23
Risk-free interest rate              5.02           6.44           6.41
Expected life                     5 years        5 years        5 years


Note  13
------------------------------
      Concentrations of Credit

Substantially all of the Bank's loans, commitments and commercial and standby letters of credit have been granted to customers that are depositors of the Bank and in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.


page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------------
  36          1998 Annual Report   Notes to Consolidated Financial Statements

Note  14
---------------------------
      Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at December 31, 1998, 1997 and 1996 follows:

                                                 December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
Commitments to extend credit       $82,530        $84,604        $73,522
Standby letters of credit            6,496          3,868          1,310

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The carrying amount and estimated fair values of the Company's financial instruments were as follows:

                                                            DECEMBER 31, 1998              DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------
                                                          CARRYING           FAIR       CARRYING           FAIR
(IN THOUSANDS OF DOLLARS)                                   AMOUNT          VALUE         AMOUNT          VALUE
------------------------------------------------------------------------------------------------------------------
Financial Assets:
    Cash and due from banks, federal funds sold and
       other overnight investments                        $ 17,123       $ 17,123       $ 16,472       $ 16,472
    Securities available-for-sale                           42,740         42,740         44,918         44,918
    Securities held-to-maturity                             12,040         12,132         31,951         32,146
    Loans                                                  489,227        492,746        479,669        479,502

Financial Liabilities:
    Deposits                                              $450,766       $452,788       $484,641       $484,728
    Short-term borrowings                                   53,542         53,566         53,579         53,663
    Long-term debt                                          40,275         40,219         23,275         23,817


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   --------------------------------------------------------------------------
                            Allegiant Bancorp, Inc.                      37
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

CASH AND SHORT-TERM INSTRUMENTS: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

SECURITIES: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for non-performing loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

DEPOSITS: The fair values disclosed for deposits generally payable on demand, such as non-interest bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

LONG-TERM DEBT: The fair value of the Company's long-term debt is based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of debt instruments.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and accordingly, the Company has not assigned a value to such instruments for the purposes of this disclosure.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.


Note  15
------------------------
      Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table on page 39) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1998, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of June 30, 1998, the date of the most recent notification from the regulatory agencies, the Bank was categorized as well capitalized under the regulatory framework.


page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------------
  38          1998 Annual Report   Notes to Consolidated Financial Statements

The actual and required capital amounts and ratios as of December 31, 1998 and 1997 for the Company and the Bank are listed in the following table:

                                                                                                              TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                                FOR CAPITAL                PROMPT CORRECTIVE
(IN THOUSANDS OF DOLLARS)                            ACTUAL                  ADEQUACY PURPOSES             ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------------------
                                             AMOUNT         RATIO          AMOUNT         RATIO          AMOUNT         RATIO
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998:

Total Capital:
   (to Risk-Weighted Assets)
   Allegiant Bancorp, Inc.                  $41,272          8.68%        $38,059          8.00%            N/A           N/A
   Allegiant Bank                            51,931         10.93          37,999          8.00         $47,499         10.00%

Tier 1 Capital:
   (to Risk-Weighted Assets)
   Allegiant Bancorp, Inc.                   35,319          7.42          19,030          4.00             N/A           N/A
   Allegiant Bank                            45,991          9.68          18,999          4.00          28,499          6.00

Tier 1 Capital:
   (to Average Assets)
   Allegiant Bancorp, Inc.                   35,319          5.83          24,221          4.00             N/A           N/A
   Allegiant Bank                            45,991          7.61          24,185          4.00          30,232          5.00
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:

Total Capital:
   (to Risk-Weighted Assets)
   Allegiant Bancorp, Inc.                  $36,250          8.14%        $35,646          8.00%            N/A           N/A
   Allegiant Bank                            39,820          9.35          34,081          8.00         $42,601         10.00%

Tier 1 Capital:
   (to Risk-Weighted Assets)
   Allegiant Bancorp, Inc.                   28,457          6.39          17,823          4.00             N/A           N/A
   Allegiant Bank                            35,237          8.27          17,040          4.00          25,560          6.00

Tier 1 Capital:
   (to Average Assets)
   Allegiant Bancorp, Inc.                   28,457          6.15          18,521          4.00             N/A           N/A
   Allegiant Bank                            35,237          7.76          18,156          4.00          22,695          5.00


Note  16
---------------------------------------------
      Restrictions on Cash and Due From Banks

At December 31, 1998, $1.926 million in cash and due from banks balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

Note  17
-------------------------------
      Other Income and Expenses

A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                                            Year ended December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
Gain on sale of branches            $2,370         $   --           $ --
Mortgage banking revenue             2,299          1,300            312
Leasing revenue                      1,527            433             --
Gain on sale of mortgage loans       1,112             27             99
Furniture and equipment              1,752            943            689
Occupancy                            1,523            738            448
Depreciation of operating leases     1,340            394             --
Goodwill amortization                  910            358             67
Operating losses                       722            938            144
Supplies                               489            428            202


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   --------------------------------------------------------------------------
                            Allegiant Bancorp, Inc.                      39
cont'd  Notes to Consolidated Financial Statements
--------------------------------------------------

Note  18
----------------------------------------------------
      Parent Company Condensed Financial Information

Following are the condensed financial statements of the Company (Parent Company only) for the periods indicated:

   Balance Sheets

                                                  December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
ASSETS
Cash                               $ 1,044        $ 1,555        $   115
Investment in subsidiaries          60,046         53,301         23,555
Other assets                         1,707          3,034            639
---------------------------------------------------------------------------
   Total assets                     62,797         57,890         24,309

LIABILITIES
Long-term debt                      13,650         13,650          7,663
Other liabilities                    1,043          2,169            260
---------------------------------------------------------------------------
   Total liabilities                14,693         15,819          7,923
Shareholders' equity                48,104         42,071         16,386
---------------------------------------------------------------------------
   Total liabilities and
      shareholders' equity         $62,797        $57,890        $24,309
===========================================================================

   Statements of Income

                                            Year ended December 31,
(IN THOUSANDS OF DOLLARS)             1998           1997           1996
---------------------------------------------------------------------------
Income
Dividends from subsidiaries       $ 1,000          $1,475         $1,600
   Total Income                     1,000           1,475          1,600

Expenses
Interest on long-term debt          1,183             812            828
Personnel expense                   1,674             350             42
Other operating expenses              799             248            204
---------------------------------------------------------------------------
   Total expenses                   3,656           1,410          1,074
---------------------------------------------------------------------------
Income before income tax
   benefit and equity in
   undistributed income
   of subsidiaries                 (2,656)             65            526
Income tax benefit                  1,448             490            430
---------------------------------------------------------------------------
Income before equity in
   undistributed income of
   subsidiaries                    (1,208)            555            956
Equity in undistributed
   income of subsidiaries           5,742           1,860            852
---------------------------------------------------------------------------
   Net income                     $ 4,534          $2,415         $1,808
===========================================================================

   Statements of Cash Flows

                                                      Year ended December 31,
(IN THOUSANDS OF DOLLARS)                     1998           1997           1996
------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                $  4,534       $  2,415        $ 1,808
Adjustments to reconcile
   net income to net cash
      provided by operating activities
      Net income of subsidiaries            (6,742)        (3,335)        (2,452)
      Dividends from subsidiaries             1,000          1,475          1,600
   Other, net                                  346           (558)           237
------------------------------------------------------------------------------------
   Net cash provided by
      operating activities                    (862)            (3)         1,193

INVESTING ACTIVITIES
Contributions of capital
   to subsidiaries                          (1,000)       (13,979)            --
Other, net                                     (15)            --             --
------------------------------------------------------------------------------------
   Net cash used by
      investing activities                  (1,015)       (13,979)            --

FINANCING ACTIVITIES
Cash dividends paid                           (917)          (331)          (187)
Net issuance of common stock                 2,283         12,753             61
Issuance of long-term debt                  13,650          3,000             --
Principal payments on
   long-term debt                          (13,650)            --           (956)
------------------------------------------------------------------------------------
   Net cash provided (used)
      by financing activities                1,366         15,422         (1,082)
------------------------------------------------------------------------------------
Increase (decrease) in cash
   and cash equivalents                       (511)         1,440            111
Cash and cash equivalents
   at beginning of year                      1,555            115              4
------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year                         $  1,044       $  1,555         $  115
====================================================================================


Note  19
------------------------------------------
      Restrictions on Subsidiary Dividends

Subsidiary bank dividends are the principal source of funds for payment of dividends by the Company to its shareholders. The payment of dividends by the bank is subject to regulation by the Federal Deposit Insurance Corporation. The state-chartered bank is also subject to regulation by the state of Missouri. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, dividends of approximately $11.997 million could be paid in December 31, 1998 without prior regulatory approval.

Extensions of credit by subsidiaries to the Company are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 1998, approximately $3.993 million would have been available under Federal Reserve Bank guidelines.

page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------------
  40          1998 Annual Report   Notes to Consolidated Financial Statements

Note  20
--------------------------------------------------------------------------
      Supplemental Disclosure for the Consolidated Statement of Cash Flows

Supplemental disclosures of noncash investing and financing activities, and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches, were as follows:

                                                     Year ended December 31,
(IN THOUSANDS OF DOLLARS)                     1998            1997           1996
------------------------------------------------------------------------------------
Fair value of assets
   purchased (disposed)                   $ 17,492        $ 46,682        $    --
Liabilities assumed (transferred)          (40,154)        119,691             --
Issuance of common stock                        --          10,587             --
------------------------------------------------------------------------------------
Net cash received (paid) for
   acquisitions and dispositions           (22,662)         83,596             --
Cash and cash
   equivalent acquired                          --           1,533             --
------------------------------------------------------------------------------------
                                          $(22,662)       $ 85,129        $    --
====================================================================================

Cash paid during the year for:
   Interest on deposits
      and borrowings                      $ 28,096        $ 20,930        $14,750
   Income taxes                              3,345           2,768          1,393

Noncash transactions:
   Transfers to other real estate
      owned in settlement of loans        $     --        $    330        $    --
   Loans securitized                            --           7,102          9,209
   Common stock issued
      in acquisition of Reliance
         Financial, Inc.                        --          10,587             --
   Conversion of subordinate
      debentures to common stock                --               -            504
   Conversion of directors' fees
      to Common stock                          135             136            148
   Conversion of employee stock
      bonus to common stock                     --              63             --


Note  21
------------------------------------
      Summary of Quarterly Financial
      Information (Unaudited)

The following is a summary of quarterly operating results for the years ended December 31, 1998 and 1997:

                                                            1998
------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS,            FIRST         SECOND          THIRD         FOURTH
EXCEPT PER SHARE AMOUNTS)          QUARTER        QUARTER        QUARTER        QUARTER
------------------------------------------------------------------------------------------
Interest income                    $12,270        $12,288        $12,452        $12,208
Interest expense                     6,841          7,052          6,835          6,539
------------------------------------------------------------------------------------------
   Net interest income               5,429          5,236          5,617          5,669
Provision for possible
   loan losses                         400            315            465          1,240
Securities transactions                 12             46              4              6
Other income                         1,097          2,130          1,946          4,083
Other expense                        5,118          5,295          5,112          5,770
Income taxes                           393            725            783          1,125
------------------------------------------------------------------------------------------
   Net income                      $   627        $ 1,077        $ 1,207        $ 1,623
==========================================================================================

Earnings per share:
   Basic                           $  0.10        $  0.17        $  0.19        $  0.26
   Diluted                            0.09           0.16           0.18           0.25

                                                            1997
------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS,            FIRST         SECOND          THIRD         FOURTH
EXCEPT PER SHARE AMOUNT)           QUARTER        QUARTER        QUARTER        QUARTER
------------------------------------------------------------------------------------------
Interest income                    $ 7,536        $ 8,337        $10,124        $11,768
Interest expense                     4,374          4,625          5,729          6,738
------------------------------------------------------------------------------------------
   Net interest income               3,162          3,712          4,395          5,030
Provision for possible
   loan losses                         493            628            556            720
Securities transactions                 --             --             25            (23)
Other income                           636            556            938          1,166
Other expense                        2,303          2,475          3,408          4,883
Income taxes                           401            465            556            294
------------------------------------------------------------------------------------------
   Net income                      $   601        $   700        $   838        $   276
==========================================================================================

Earnings per share:
   Basic                           $  0.17        $  0.17        $  0.18        $  0.02
   Diluted                            0.15           0.15           0.17           0.02


   1998 Annual Report   Notes to Consolidated Financial Statements       page
   --------------------------------------------------------------------------
                            Allegiant Bancorp, Inc.                      41

Allegiant Bancorp, Inc. Board of Directors
------------------------------------------------------------------------------

[PHOTO]

Standing left to right:
----------------------------------

John K. Krause
President
   Jenkin-Guerin, Inc.

Leland B. Curtis
Partner/Principal-Attorney
   Curtis Oetting Heinz
   Garrett & Soule

Charles E. Polk, Jr.
Attorney
   Stinson, Mag & Fizzell

Kevin R. Farrell
President and Chief Executive Officer
   St. Louis Steel Products

C. Virginia Kirkpatrick
President and Chief Executive Officer
   CVK Personnel Management

Marvin S. Wool
Chairman, Chief Executive Officer
and President
   Dash Multi-Corp.
Chairman
   Allegiant Bancorp, Inc.
Chairman
   Allegiant Bank

Seated left to right:
----------------------------------

Lee S. Wielansky
Managing Director-Investments
   Regency Realty Corporation
Vice Chairman
   Allegiant Bank

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc.
President and Chief Executive Officer
   Allegiant Bank

Leon Felman
President and Chief Executive Officer
   Sage Systems, Inc.


Allegiant Bancorp, Inc. Executive Officers
------------------------------------------------------------------------------

Marvin S. Wool
Chairman, Chief Executive Officer
and President
   Dash Multi-Corp.
Chairman
   Allegiant Bancorp, Inc.
Chairman
   Allegiant Bank

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc.
President and Chief Executive Officer
   Allegiant Bank

Sandra L. Friedman
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.


Allegiant Bank Directors
------------------------------------------------------------------------------

Keith Barket
President
   Barket Realty

Frank J. Cusumano
Consultant
   Kemoll's Restaurant

William Davidson
President
   Davidson & Associates

Kevin R. Farrell
President and Chief Executive Officer
   St. Louis Steel Products

Sandra L. Friedman
Senior Vice President and CFO
   Allegiant Bancorp, Inc.
Executive Vice President and
Chief Financial Officer
   Allegiant Bank

William H. Gibson, Jr.
Chief of Dental Health Care
   St. Louis County Department
   of Health

Paul F. Glarner
Executive Vice President and
Chief Lending Officer
   Allegiant Bank

Sidney H. Guller
Chairman
   Essex Industries, Inc.

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc.
President and Chief Executive Officer
   Allegiant Bank

Brian Matthews
Chief Executive Officer
   CDM/Primary Network

William H. Nottke
President
   Riverdale Packaging and
   Riverdale Display

Charles E. Polk, Jr.
Attorney
   Stinson, Mag & Fizzell

Jon M. Pyzyk
President and Chief Executive Officer
   Kohner Properties

Fr. Richard J. Quirk
Executive Director
   Catholic Commission on Housing

John Weiss
President
   Brentwood Volvo-Manchester Leasing

Lee S. Wielansky
Managing Director-Investments
   Regency Realty Corporation
Vice Chairman
   Allegiant Bank

Marvin S. Wool
Chairman, Chief Executive Officer
and President
   Dash Multi-Corp.
Chairman
   Allegiant Bancorp, Inc.
Chairman
   Allegiant Bank


Allegiant Bank Senior Management Group
------------------------------------------------------------------------------

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc.
President and Chief Executive Officer
   Allegiant Bank

Sandra L. Friedman
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.

Paul F. Glarner
Executive Vice President and
Chief Lending Officer

Donald M. Davis
Senior Vice President
   Commercial Loans

Michael Jung
Senior Vice President
   Commercial Loans West Region

John M. Meek
Senior Vice President
   Commercial Loans Central Region

James L. Schaller
Senior Vice President
   Retail Banking

Jeanne Whitmire
Senior Vice President
   Mortgage Lending

Richard Markow
President
   Allegiant Trust Company

Leda Sander
President
   Edge Mortgage Services, Inc.

Karen E. Box
Vice President and Director
   Human Resources

Jeffrey R. Heutel
Vice President
   Compliance Officer

David Maher
Vice President
   Controller

Kimberli Palmer
Vice President
   Operations

Christy Siburt
Executive Assistant and Secretary
   Allegiant Bank
Vice President, Investor Relations
   Allegiant Bancorp, Inc.

John Svetina
Vice President
   Mortgage Sales

Thomas Daiber
Director
   Internal Audit


page    Allegiant Bancorp, Inc.
----------------------------------------------------------------------
  42                       1998 Annual Report   Officers and Directors

Banking Center Directors
------------------------------------------------------------------------------

      CENTRAL

Patrick J. Barrett, Jr.
President, Neonatal Division
   Biomedical Systems

Bill Bounds (Chairman)
Accountant
   Humes & Barrington PC

Richard C.  Goldberg
President
   The Goldberg Group

Sandy Grote
Owner
   Grote Industries

George Hensley, Jr.
President
   Hensley Construction, Inc.

Mark Mehlman
President
   Mehlman Realty Company

Jacque Phillips
President
   Accu-Care Home Nurses, Inc.

Carey Prewitt
President
   The Charles L. Crane Agency

Vince Vogler
Attorney
   Vincent D.Vogler & Assoc.

Arthur Weiss
President
   Weiss & Yess PC

      CLAYTON

Stephen Adams
Vice President/General Manager
of St. Louis Stores
   Enterprise Leasing

Steve Adelman
President
   Adelman Management
   Corporation

Judith L. Brown
Broker/Owner
   ReMax Associates

Lawrence H. Greenberg
President
   Greenberg & Associates

Paul Henderson
President
   The Henderson Group, Inc.

Peter Katsinas
President
   Forest Park Lumber Co.

Joy Liss
Broker
   Stifel Nicolaus

Joel Schraier
Partner
   Bergman Schraier & Co. P.C.

Robert Taylor
President
   St. Louis Electronics

John Weiss
(Chairman)
President
   Brentwood Volvo

George (Butch) Welsch
President
   Welsch Heating & Cooling Co.

      ST. LOUIS CITY

Jon Dalton (Chairman)
Partner
   Bryan Cave LLP

William Davidson
President
   Davidson & Associates

James E. Godfrey, Jr.
Attorney
   Godfrey & Associates

Edward E. Gruener
President
   Gruener Office Interiors

David Mason
Judge, Circuit Judge
   22nd Circuit

Charles E. Polk, Jr.
Attorney
   Stinson, Mag & Fizzell

Milton (Peter) D. Rothschild
President
   Rothschild Development, LTD

Robert Wood
President
   Robert Wood Realty

Freeman Bosley, Jr.
Attorney
   Caldwell, Hughes & Singleton

      NORTH

James Bowen

Ron L. Chitwood
President
   C-K Plastics, Inc.

Rainey Crawford, Jr.
Regional Manager/Gov't. Affairs
   Ford Motor Company

Ken Glass
President
   Safeguard Business Systems

Michael L. Hammach
(Chairman)
President
   CATCO, Inc.

Kerry Klarfeld
President
   Klarfeld Real Estate
   Company, Inc.

Dennis Norman
President
   Saaman Corp.

      SOUTH

Myron Applebaum
President
   Applebaum & Associates

Stephen Bahn
Principal
   Voss Bahn Commercial
   RE Services

John Bowman
Former President
   Reliance Federal Savings Bank

Thomas C. DeVoto
Partner
   DeVoto, Paperner,
   DeVoto & Nalick

Glenn Heitmann
(Chairman)
President and Chief
Executive Officer
   Heitmann & Assoc., Inc.

Yogi Patel
Doctor
   Barnes Jewish Hospital

Constantine (Gus) Pulos
Attorney
   Pulos, Blankenship &
   Jianakoplos PC

      ST. CHARLES

David Anderson
Vice President
   Gundaker Realtors

Gerald Bamberger
Attorney
   Gerald J. Bamberger & Assoc.

Tom Brown
Partner
   Motivational Concepts, Inc.

Roger A. De La Torre, MD
Doctor
   Laparoscopic & Vascular Surgery

Stephen Lundergan
(Chairman)
President
   Richlund & Associations

William Mullen
President
   U.S. Cable

David  Wright
Vice President
   Kaplan Real Estate Co.

      TRUST

Mark R.  Bahn
Attorney
   McAvoy & Bahn

Daniel Bruntrager
Partner
   Bruntrager & Billings

Stephen B. Daiker
Attorney
   Bryan Cave LLP

Bradley Faerber
Certified Public Accountant
   Lopata, Flegel,  Hoffman & Co.

Sheldon Harber
Financial Planner
   Asset Strategies, Inc.

Ben Keller
Attorney
   Rosenblum Goldenhersh
   Silverstein & Zafft, P.C.

Charles McCarter
Attorney
   McCarter & Greenley

Matthew G. Perlow
Attorney
   Blackwell Sanders Peper Martin

Harvey G. Schneider
Attorney
   Evans & Dixon

Bradford L. Stevens
(Chairman)
Attorney
   Dankenbring Greiman
   Osterholt & Hoffmann

      UNION

Tom Buescher
CPA/Partner
   Hochschild, Bloom & Co.

Charles Hurth
Attorney

Neil Kruel (Chairman)
President
   A.J. Kruel Corporation

Fred Springmeyer
Vice President-Sales
   CK Plastics

Harvey Mefford
Retired

Rod Schwentker
Owner
   Pro-Body Works

      WARRENTON

Dr. Susan D. Alberts
Chiropractic Physician

Wesley Dalton
Attorney

Rod  Gossett
President and Accountant
   Gossett Tax Services

Karen L. Gregory
Principal
   Rebecca Boone Elementary

Toni Hawley
Director of Economic Development
   Warrenton Area Economic
   Development

Thomas Nittler (Chairman)
Vice President-Finance
   Warrenton Products, Inc.

Gregory Renaud
President
   Cut-N-Trim Landscaping, Inc.

Scott A. Sanders
Certified Public Accountant

Janet Schamma
Retired Allegiant Bank Retail
   Banking Officer

      WEST

Jackie Joyner Kersee
President
   JJK & Associates

H. Bart Baker
Producer
   Lockton Companies

B. Thomas Beattie
Broker
   Beattie & Hawkins

William Benedict
Doctor
   University Internists of St. Louis

Robert Chambers
(Chairman)
President
   KW Chambers

Steve R. Garner
President
   Town & Village Properties

Mike Hejna
President
   Gundaker Commercial Group

Andrew Katzman
Owner
   ARK Investments

Vince Nangle
Certified Public Accountant
   Nangle & Associates

John O'Connell
Vice President-Finance
   Hayden Homes

Tom Shelby
Chief Executive Officer
   Camie-Campbell Int'l., Inc.

Kenneth Stricker
Vice President-
Chief Financial Officer
   The Jones Company


Allegiant Bank Executive
   Management Committee
------------------------------------------------------------------------------

                          [PHOTO]

Standing left to right:           Seated left to right:
----------------------------------------------------------------

Karen Box                         Paul F. Glarner
Vice President,                   Executive Vice President
Human Resource Director           and Chief Lending Officer

James L. Schaller                 Shaun R. Hayes
Senior Vice President,            President & Chief
Retail Banking                    Executive Officer

Christy Siburt                    Sandra L. Friedman
Corporate Administrator           Executive Vice President and
and Assistant Secretary           Chief Financial Officer


                       1998 Annual Report   Officers and Directors       page
                       ------------------------------------------------------
                             Allegiant Bancorp, Inc.                     43

Shareholder Information

CORPORATE HEADQUARTERS
Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, MO 63114
314/692-8200

ANNUAL MEETING
The 1999 annual meeting of shareholders of Allegiant
Bancorp, Inc. will be held on Thursday, April 29, at 4:00 p.m. at the Sheraton West Port Hotel.

INVESTOR RELATIONS
Security analyst and other investor inquiries should be directed to:
Allegiant Bancorp, Inc.
Investor Relations Department
2122 Kratky Road
St. Louis, MO 63114
314/216-7446

A copy of the Company's Annual Report on Form 10-K as filed with Securities and Exchange Commission is available on request by writing to:
Allegiant Bancorp, Inc.
Shareholder Information
2122 Kratky Road
St. Louis, MO 63114

TRANSFER AGENT
Communications regarding share transfer, lost certificates, change of address and dividend inquiries should be directed to:
UMB Bank
928 Grand Blvd.
P.O. Box 410064
Kansas City, MO 64141

MARKET MAKERS
STIFEL NICOLAUS & CO., INC.       TRIDENT SECURITIES, INC.
501 North Broadway                1275 Peachtree Street, N.E.
St. Louis, MO 63102               Atlanta, GA 30309
314/342-2261                      404/249-7700

A.G. EDWARDS AND SONS             KNIGHT SECURITIES, LLP
1 North Jefferson                 525 Washington Blvd.
St. Louis, MO 63103               Jersey City, NJ 07130
314/955-3000

CORPORATE COUNSEL                 AUDITORS
Thompson Coburn LLP               Ernst & Young LLP

DIVIDEND REINVESTMENT
The Company offers a dividend reinvestment and stock purchase plan to registered shareholders. Information about the plan may be obtained by writing to:
Allegiant Bancorp, Inc.
Shareholder Information
2122 Kratky Road
St. Louis, MO 63114


   Common Stock Share Data (symbol: "ALLE")
The Common Stock (symbol: "ALLE") has been traded on the Nasdaq National Market since May 15, 1996. From January 1, 1996 to such date it was traded on the Nasdaq Small Cap Market. As of March 20, 1999, the number of shareholders of the Common Stock was approximately 2,300. The following table sets forth the high and low trading prices, as well as dividends per share for the periods shown, as reported by Nasdaq. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission, and have been adjusted to reflect all stock splits and stock dividends.

                                                         DIVIDENDS
                                                          DECLARED
                                HIGH            LOW       AND PAID
---------------------------------------------------------------------
1998
First Quarter                $21.042        $11.000         $0.025
Second Quarter               $19.167        $13.333         $0.025
Third Quarter                $15.000        $10.417         $0.033
Fourth Quarter               $10.833        $ 9.167         $0.042

1997
First Quarter                $ 9.000        $ 8.000         $0.020
Second Quarter               $11.500        $ 8.000         $0.020
Third Quarter                $12.667        $10.417         $0.020
Fourth Quarter               $12.333        $10.958         $0.025


page    Allegiant Bancorp, Inc.
-----------------------------------------------------------------------
  44                       1998 Annual Report   Shareholder Information