Form 10-K, Exhibit 13
period 1999-12-31
ALLEGIANT BANCORP INC
filed 2000-03-17
CIK 852642

FINANCIAL HIGHLIGHTS
                                                                                 Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
   Interest income                                      $   52,112     $   49,218     $   37,765     $   25,056     $   19,252
   Interest expense                                         26,601         27,267         21,466         14,999         11,206
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income                                   25,511         21,951         16,299         10,057          8,046
   Provision for loan losses                                 2,546          2,420          2,397          1,448            977
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision                   22,965         19,531         13,902          8,609          7,069
--------------------------------------------------------------------------------------------------------------------------------
   Other income                                              4,843          9,324          3,298          1,393            654
   Other expense                                            18,762         21,295         13,069          7,019          5,625
--------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                             9,046          7,560          4,131          2,938          2,098
   Provision for income taxes                                3,644          3,026          1,716          1,175            823
--------------------------------------------------------------------------------------------------------------------------------
      Net income                                        $    5,402     $    4,534     $    2,415     $    1,808     $    1,275
================================================================================================================================

Common Share Data:<F1>
   Book value per share at year-end                     $     7.73     $     7.36     $     6.88     $     4.80     $     4.25
   Basic earnings per share                                   0.84           0.72           0.54           0.55           0.42
   Diluted earnings per share                                 0.83           0.68           0.49           0.48           0.42
   Cash dividends declared per share                          0.20           0.12           0.08           0.06           0.04
   Market value per share at year-end                         9.75           9.48          11.25           8.17           7.28
   Dividend payout ratio                                     18.10%         20.22%         13.77%         10.34%          8.86%

   Shares outstanding at year-end                        6,208,102      6,536,164      6,111,743      3,405,696      3,281,905
   Average shares outstanding                            6,450,639      6,250,910      4,885,303      3,708,821      3,086,215

Balance Sheet Data (at year-end):<F2>
   Total assets                                         $  728,492     $  596,274     $  608,237     $  377,564     $  280,386
   Investment securities                                    60,797         54,780         76,869         60,559         73,211
   Total loans                                             615,191        495,668        484,863        291,926        181,544
   Total deposits                                          548,466        450,766        484,641        308,670        231,309
   Indebtedness:
      Short-term borrowings                                 18,861         14,542         15,729         11,637          4,108
      Federal Home Loan Bank advances                       80,210         66,125         47,475         31,500         21,100
      Other borrowings                                      12,650         13,150         13,650          7,663          8,619
      Guaranteed preferred beneficial interest
         in subordinated debentures                         17,250              -              -              -              -
   Shareholders' equity                                     47,991         48,104         42,071         16,386         13,938

   Average assets                                          650,551        619,016        463,029        308,984        228,130
   Average shareholders' equity                             49,099         44,721         25,292         14,851         11,737

Selected Financial Ratios and Other Data:
   Performance Ratios:
      Net interest margin                                     4.17%          3.82%          3.71%          3.39%          3.71%
      Net interest spread                                     3.68           3.33           3.20           2.92           3.22
      Other income to average assets                          0.75           1.51           0.71           0.45           0.29
      Other expense to average assets                         2.88           3.44           2.82           2.27           2.47
      Return on average total assets                          0.83           0.73           0.52           0.59           0.56
      Return on average shareholders' equity                 10.60          10.14           9.55          12.17          10.86
      Total loans to total deposits at
         year-end                                           112.17         109.96         100.05          94.58          78.49
      Average interest earning assets to
         average interest bearing liabilities               111.47         110.34         110.33         109.27         109.55
      Efficiency ratio                                       61.81          68.07          66.69          61.30          64.66
      Average assets per employee                       $    2,904     $    2,612     $    2,215     $    2,835     $    2,480

Asset Quality Ratios:
   Allowance for loan loss to total loans                     1.35%          1.30%          1.07%          1.06%          1.17%
   Non-performing loans to total loans                        0.10           0.36           0.28           0.24           0.17
   Allowance for loan loss to total
      non-performing loans                                1,324.20         362.32         377.12         447.98         691.56
   Net charge offs to average loans                           0.12           0.25           0.19           0.21           0.19
   Non-performing assets to total assets                      0.14           0.30           0.28           0.18           0.11

Company Capital Ratios:
   Equity to assets ratio                                     7.55           7.22           5.46           4.81           5.14
   Risk-based capital ratio                                  10.23           8.68           8.14           8.55          11.51
   Tier 1 capital ratio                                       8.80           7.42           6.39           6.10           7.98
   Leverage ratio                                             7.47           5.83           6.15           4.38           5.12

Bank Capital Ratios:
   Risk-based capital ratio                                  11.52          10.93           9.35          10.06          14.40
   Tier 1 capital ratio                                      10.27           9.68           8.27           8.87          13.13
   Leverage ratio                                             8.89           7.61           7.76           6.37           8.63

<F1> All share and per share amounts have been restated to reflect: (i) a 10% stock dividend paid in January 1996; (ii) a 10% stock dividend paid in January 1997; (iii) a five-for-four stock split effected in January 1998; and (iv) a six-for-five stock split effected in January 1999.
<F2> Information given as of year-end except as otherwise noted.


8\Allegiant Bancorp, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The terms "Allegiant," "company," "we," "our," and "corporation" as used in this report refer to Allegiant Bancorp, Inc. and its subsidiaries as a consolidated entity, except where it is made clear that it means only Allegiant. Also, sometimes we refer to our bank subsidiary as the "bank."

     This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Allegiant and its subsidiaries. These forward-looking statements involve certain risks and uncertainties. For example, by accepting fixed rate deposits at different times and for different terms, and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above-market rate. Investments may decline in value in a rising interest rate environment. Loans, and the reserve for loan losses, have the risk that the borrower will not repay all funds in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. The loan loss reserve, while believed adequate, may prove inadequate if one or more large borrowers, or numerous mid-size borrowers, or a combination of both experience financial difficulty for individual, national or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. All these uncertainties, as well as others, are present in a banking operation and shareholders are cautioned that management's view of the future may prove to be other than anticipated. Allegiant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report. The data presented in the following pages should be read in conjunction with the audited consolidated financial statements on pages 24 to 41 of this report.

OVERVIEW

     The profitability of our operations depends on our net interest income, provision for loan losses, other income and other expense. Net interest income is the difference between the income we receive on our loan and investment portfolios and our cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in our loan portfolio. Other income consists primarily of service charges on deposit accounts and fees for ancillary banking services and, to a lesser extent, revenues generated from our mortgage banking, securities brokerage, insurance brokerage and trust operations. Other expense includes salaries and employee benefits as well as occupancy, data processing, marketing, professional fees, insurance and other expenses.

     Net interest income is dependent on the amounts and yields of interest earning assets compared to the amounts and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and our asset/liability management procedures are intended to manage the risk presented by changes in market interest rates. The provision for loan losses is dependent on changes in the loan portfolio, management's assessment of the collectibility of the loan portfolio and loss experience, as well as economic and market factors.

     Since the beginning of 1998, we have focused primarily on improving the profitability of our banking operations. As a result, we have reduced the amount of one- to four-family mortgages that we hold in our loan portfolio and increased the amount of higher yielding commercial loans. We also have hired several banking professionals with experience in the St. Louis metropolitan area. We have refined our market focus to concentrate exclusively on opportunities in the higher-growth St. Louis metropolitan area and, accordingly, we sold three retail banking offices outside the St. Louis metropolitan area in December 1998. We have also implemented company-wide cost control efforts to enhance efficiencies throughout our entire operation.

     Our primary financial strategies are to continue to grow our loan portfolio while maintaining high asset quality, expand our core deposit base to provide cost-effective and stable source of funding for our loan portfolio and increase other income while maintaining strong expense controls. We believe we have maintained high asset quality while managing growth both internally and by acquisition. We also believe our history of strong credit quality has resulted from sound credit practices.

RESULTS OF OPERATIONS
EARNINGS SUMMARY

     We reported record earnings of $5.4 million for 1999, marking the eighth consecutive year of earnings growth. Consolidated net income increased 19.1% over the 1998 level of $4.5 million. Basic earnings per share were $0.84 compared to $0.72 in 1998, an increase of 16.7%. Diluted earnings per share in 1999 were $0.83 increasing 22.1% compared to the $0.68 reported for 1998.

     We utilized the purchase method of accounting to reflect our business combinations. The purchase method results in the recording of goodwill that is amortized as a noncash charge to operating expenses. Goodwill amortization included as an operating expense totaled $1.0 million in 1999 and $0.9 million in 1998. Cash net income (net income adjusted to exclude the goodwill amortization) was $6.4 million and $5.4 million for the years ended December 31, 1999 and 1998, respectively. Diluted cash earnings per share were $0.98 in 1999 compared to $0.81 in 1998.

     Return on average assets for 1999 was 0.83%, an improvement from 0.73% recorded for 1998 and 0.52% for 1997. The increase in return on average assets was primarily the result of improved net interest income and an improved mix of earning assets. Return on average shareholders' equity was 10.6% in 1999, compared to 10.1% in 1998 and 9.6% in 1997. The increase in 1999 was achieved as a result of the growth in net income while shareholders' equity remained constant compared with 1998 due to our purchase of treasury stock under our share repurchase program which offset the increase in retained earnings.

     Net interest income in 1999 increased 15.9% to $25.5 million from $22.0 million in 1998. The net interest margin improved by 35 basis points to 4.17% for 1999 compared to 3.82% for 1998. This improvement in net interest margin, together with strong earning asset growth, resulted in the increase in net interest income.

     The provision for loan losses totaled $2.5 million in 1999 representing a slight increase compared to the $2.4 million provided in both 1998 and 1997. The level of the allowance for loan losses was increased with the allowance representing 1.35% of total loans outstanding at December 31, 1999, compared to 1.30% and 1.07% of total loans at December 31, 1998 and 1997, respectively. The allowance has been increased to reflect the change in the mix of the loan portfolio toward a greater percentage of commercial loans. This change is discussed in greater depth under -- "Balance Sheet Analysis - Allowance for Loan Losses."


                                                   1999 Annual Report\9

     Non-interest income decreased by 48.0% in 1999 compared to 1998 primarily as a result of gains in 1998 from the sale of mortgage loans and the sale of three branches in Northeast Missouri. Leasing income also decreased in 1999 as no new lease financing was originated. Mortgage banking revenue decreased as a result of the sale of our subsidiary, Edge Mortgage Services, Inc., in March 1999 and a decline in mortgage refinancings as a result of higher market interest rates in 1999. Income from service charges on deposit accounts and overdraft fees increased in 1999 from 1998. See -- "Other Income."

     Non-interest expense declined $2.5 million in 1999, to $18.8 million, a decrease of 11.7%. This compared to 1998 non-interest expense of $21.3 million and $13.1 million in 1997. Salaries and benefits totaled $9.7 million in 1999 and 1998, while other operating expenses decreased from $11.6 million in 1998 to $9.0 million in 1999. See -- "Other Expense."

NET INTEREST INCOME

     Net interest income totaled $25.5 million, an increase of $3.6 million or 16.2% in 1999 compared to net interest income of $22.0 million in 1998. Net interest income totaled $16.3 million in 1997. The net interest spread and the net interest margin each increased by 35 basis points from 1998 following an 11 basis point increase in net interest margin from 1997 and a 13 basis point increase in net interest spread from 1997. The increase in net interest income reflected the greater percentage of higher yielding loans to earning assets and overall growth in average earning assets and interest bearing liabilities. The 1999 increase in net interest spread was due to the yields on earning assets declining only 4 basis points from 1998 and a decline of 50 basis points on interest bearing liabilities. In 1998, the spread increased 13 basis points as a result of similar changes on both sides of the balance sheet, the yield on earning assets decreased 2 basis points and cost of interest bearing liabilities decreased
15 basis points.

     The yield on loans declined by 18 basis points in 1999 and 16 basis points in 1998 as market interest rates declined in late 1998 and early 1999. The declines in loan yields were offset by an increase in the ratio of loans to total earning assets growing to 90.2% in 1999 from 86.0% in 1998 and 83.2% in 1997. Lower rates were paid on all categories of interest bearing deposits in 1999 compared to 1998 and rates were generally flat or lower in 1998 compared to 1997. Total cost of deposits declined 50 basis points in 1999 and 11 basis points in 1998 due to a reduction of rates paid on money market/NOW accounts, savings deposits and retail certificates of deposit. Average borrowings increased $11.5 million in 1999 from 1998 and included $17.2 million of trust preferred securities issued in August 1999. The effects of changes in rates and average volumes can been seen in the table titled "Rate/Volume Analysis" below.

     Average earning assets increased $34.0 million or 5.9% during 1999 compared to an increase of $134.6 million or 30.6% in 1998. Average loans increased 11.1% or $54.5 million compared to growth of $128.0 million or 35.0% in 1998. The growth in average loans was effected by the bulk sale of mortgage loans that occurred during the second and third quarters of 1998. These sales, which amounted to $78.4 million, decreased average loans outstanding for 1998 by approximately $34.3 million compared to 1997. The average of our securities portfolio (held-to-maturity and available-for-sale) decreased $14.6 million or 20.4% during 1999 compared to an increase of 9.3% in 1998. Average investment securities represented 9.3% of earning assets during 1999 compared to 12.5% during 1998. This decline in the actual and relative amounts of investment securities was directly related to the increase in the percentage of loans to earning assets discussed above. In essence, strong loan growth necessitated the reduction in the securities portfolio. Earning assets as a percentage of total assets increased in 1999 to 94.0% from 92.8% in 1998 following a decline from 94.9% in 1997. The 1998 increase in non-earning assets was the result of opening additional branch locations as well as 1997 acquisitions, which increased the number of branches and intangible assets. This increase was somewhat offset by the sale of branches located outside the St. Louis metropolitan area which occurred in December 1998.

     Average interest bearing liabilities increased $27.9 million or 5.4% in 1999 compared to an increase of $122.0 million or 30.6% in 1998. Average deposits increased $16.4 million or 3.8% in 1999 compared to an increase in 1998 of $99.1 million or 30.1%. During 1999, average money market and NOW accounts increased $52.7 million or 41.6% while certificates of deposit under $100,000 decreased $48.6 million or 21.6%. This shift in deposit mix was the result of management's decision to replace these rate-sensitive certificates of deposit with lower cost money market deposits. The decline in certificates also was partially offset by an increase in average brokered deposits of $21.1 million in 1999. The change in deposit mix contributed to a 50 basis point decrease in the average cost of deposits in 1999 compared to 1998. During 1998, certificates of deposit over $100,000 declined as a percentage of total deposits while retail certificates of deposit increased. Non-interest bearing deposits as a percentage of total deposits declined only 10 basis points to 10.00% from 10.10%. The substantial growth in average deposits and the relatively stable mix allowed for the average cost of interest bearing deposits to decline by 11 basis points.

    Average short-term borrowings increased $6.0 million in 1999 averaging $58.9 million during 1999 compared to $52.9 million during 1998 after remaining flat in 1998 compared to 1997. See -- "Liquidity Management."

     Average long-term debt in 1999 decreased by $1.6 million or 4.1% following an increase of $22.5 million or 136.5% in 1998. The majority of the 1998 increase was due to long-term borrowings from the Federal Home Loan Bank of $26.6 million at year-end 1998, a $17.0 million change from year-end 1997. We still continue to utilize the Federal Home Loan Bank as a cost-effective source of funding loans. Additionally, during November 1998, we refinanced a portion of our long-term debt and our entire issue of subordinated debentures with a $13.7 million, 7.00% fixed rate, three-year note.

OTHER INCOME

     Other income totaled $4.8 million in 1999 compared to $9.3 million in 1998 and $3.3 million in 1997. Included in other income in 1998 were $3.6 million of non-recurring gains, specifically: $2.4 million from the sale of branch offices; $1.1 million from the sale of mortgage loans; and $0.1 million from securities transactions. Eliminating all one-time or discretionary gains, 1998 other income was $5.8 million. The decrease in other income also included a $1.4 million or 58.9% decrease in mortgage banking revenue from $2.3 million in 1998 to $0.9 million in 1999. The change included the results of a general slow-down in mortgage refinancings due to higher mortgage rates in the latter half of 1999 and the March 1999 sale of Edge Mortgage, a former subsidiary of the Company. The sale of Edge Mortgage was consistent with our strategic focus to concentrate our resources on increasing our commercial loan portfolio. Leasing revenues decreased by $0.5 million in 1999 from 1998 as we terminated production of operating leases in the latter half of 1998. Service charge income increased $0.5 million or 36.1% from 1998 to 1999 as enhanced service charge programs were implemented.


10\Allegiant Bancorp, Inc.

     The following table presents the net interest income, net interest margin and net interest spread for the three years 1999 through 1997. The table compares interest income and average interest-earning assets with interest expense and average interest-bearing liabilities.


DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES
                                                                              Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                1999                                         1998
------------------------------------------------------------------------------------------------------------------------------------
                                               Average      Int. Earned/       Average      Average      Int. Earned/      Average
(Dollars in thousands)                         Balance          Paid            Yield       Balance          Paid           Yield
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest earning assets:
Loans<F1>                                     $551,189        $48,604           8.82%      $493,619        $44,412           9.00%
Taxable investment securities                   54,984          3,263           5.93         70,079          4,223           6.03
Non-taxable investment securities<F2>            2,026             98           4.83          1,494             72           4.89
Federal funds sold and other investments         3,028            147           4.86          9,036            511           5.66
-----------------------------------------------------------------------                  ---------------------------
      Total interest earning assets            611,227         52,112           8.53        574,228         49,218           8.57

Non-interest earning assets:
Cash and due from banks                         12,073                                       12,230
Premises and equipment                          10,537                                       10,994
Other assets                                    23,771                                       27,238
Allowance for loan losses                       (7,057)                                      (5,674)
-----------------------------------------------------------------------                  ---------------------------
      Total assets                            $650,551                                     $619,016
=======================================================================                  ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Money market/NOW accounts                     $179,484          7,165           3.99       $126,829          5,221           4.12
Savings deposits                                14,448            308           2.13         16,524            425           2.57
Certificates of deposit                        176,106          9,202           5.23        224,661         12,878           5.73
Certificates of deposit over $100,000           33,105          1,587           4.79         39,581          2,198           5.55
IRA certificates                                20,291          1,154           5.69         20,584          1,227           5.96
Brokered deposits                               21,135          1,179           5.58              -              -              -
-----------------------------------------------------------------------                  ---------------------------
      Total interest bearing deposits          444,569         20,595           4.63        428,179         21,949           5.13
Federal funds purchased, repurchase
   agreements and other short-term
   borrowings                                   58,877          3,002           5.10         52,855          2,624           4.96
Other borrowings                                37,797          2,271           6.01         39,403          2,694           6.84
Guaranteed preferred beneficial interest in
   subordinated debentures                       7,079            733          10.35              -              -              -
-----------------------------------------------------------------------                  ---------------------------
      Total interest bearing liabilities       548,322         26,601           4.85        520,437         27,267           5.24
=======================================================================                  ===========================

Non-interest bearing liabilities and equity:
Demand deposits                                 49,886                                       47,560
Other liabilities                                3,244                                        6,298
Shareholders' equity                            49,099                                       44,721
-----------------------------------------------------------------------                  ---------------------------
      Total liabilities and shareholders'
         equity                               $650,551                                     $619,016
=======================================================================                  ===========================

Net interest income                                           $25,511                                      $21,951
=======================================================================                  ===========================
Net interest spread                                                             3.68%                                        3.33%

Net interest margin                                                             4.17%                                        3.82%



                                                      Years Ended December 31,
--------------------------------------------------------------------------------------
                                                                1997
--------------------------------------------------------------------------------------
                                               Average       Int.Earned/        Avg.
(Dollars in thousands)                         Balance          Paid           Yield
--------------------------------------------------------------------------------------

ASSETS
Interest earning assets:
Loans<F1>                                     $365,615        $33,473           9.16%
Taxable investment securities                   64,384          3,910           6.07
Non-taxable investment securities<F2>            1,130             56           4.96
Federal funds sold and other investments         8,492            326           3.84
                                            ---------------------------
      Total interest earning assets            439,621         37,765           8.59
                                            ===========================

Non-interest earning assets:
Cash and due from banks                          9,341
Premises and equipment                           6,869
Other assets                                    11,065
Allowance for loan losses                       (3,867)
                                            ---------------------------
      Total assets                            $463,029
                                            ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Money market/NOW accounts                     $ 95,431          4,092           4.29
Savings deposits                                 9,665            279           2.89
Certificates of deposit                        162,870          9,436           5.79
Certificates of deposit over $100,000           48,358          2,686           5.55
IRA certificates                                12,780            760           5.95
Brokered deposits                                    -              -              -
                                            ---------------------------
      Total interest bearing deposits          329,104         17,253           5.24
Federal funds purchased, repurchase
   agreements and other short-term
   borrowings                                   52,702          2,895           5.49
Other borrowings                                16,658          1,318           7.91
Guaranteed preferred beneficial interest in
   subordinated debentures                           -              -              -
                                            ---------------------------
      Total interest bearing liabilities       398,464         21,466           5.39
                                            ---------------------------

Non-interest bearing liabilities and equity:
Demand deposits                                 36,966
Other liabilities                                2,307
Shareholders' equity                            25,292
                                            ---------------------------
      Total liabilities and shareholders'
         equity                               $463,029
                                            ===========================

Net interest income                                           $16,299
                                            ===========================
Net interest spread                                                             3.20%

Net interest margin                                                             3.71%

<F1> Average balances include non-accrual loans.
<F2> Presented at actual yield rather than tax-equivalent yield.


                                                   1999 Annual Report\11

The following table sets forth for the periods indicated, the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:

RATE/VOLUME ANALYSIS
                                                Twelve Months Ended December 31, 1999       Twelve Months Ended December 31, 1998
                                                           Compared to the                              Compared to the
                                                Twelve Months Ended December 31, 1998       Twelve Months Ended December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                  Volume          Rate        Net Change       Volume           Rate      Net Change
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EARNED ON:
Loans                                          $ 5,096        $  (904)       $ 4,192        $11,534          $(595)       $10,939
Taxable investment securities                     (891)           (69)          (960)           340            (27)           313
Non-taxable investment securities                   26              -             26             16              -             16
Federal funds sold and
   other investments                              (300)           (64)          (364)            24            161            185
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest income                         3,931         (1,037)         2,894         11,914           (461)        11,453
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST PAID ON:
Money market/NOW accounts                        2,114           (169)         1,945          1,297           (169)         1,128
Savings deposits                                   (50)           (67)          (117)           180            (34)           146
Certificates of deposit                         (2,618)        (1,058)        (3,676)         3,539            (97)         3,442
Certificates of deposit
   over $100,000                                  (333)          (278)          (611)          (488)             -           (488)
IRA certificates                                   (18)           (55)           (73)           465              2            467
Brokered deposits                                1,179              -          1,179              -              -              -
Federal funds purchased, repurchase
   agreements and other short-term
   borrowings                                      307             70            377              8           (278)          (270)
Other borrowings                                  (106)          (317)          (423)         1,577           (201)         1,376
Guaranteed preferred beneficial interest
   in subordinated debentures                      733              -            733              -              -              -
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                        1,208         (1,874)          (666)         6,578           (777)         5,801
-----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                         $ 2,723        $   837        $ 3,560        $ 5,336          $ 316        $ 5,652
===================================================================================================================================


OTHER INCOME, CONT'D

     In December 1998, we sold our branches located outside the greater metropolitan St. Louis area in order to focus on and expand our market share in our principal trade area. This sale generated a reduction in loans of $13.5 million, a reduction in deposits of $40.0 million and a pre-tax gain of $2.4 million.

     Also during 1998, we completed two significant sales of a large portion of our one- to four-family adjustable rate mortgage loans. These sales generated a pre-tax gain of $1.1 million. While we sold some of our mortgage loans in previous years, the 1998 bulk sales reflected a shift in our strategy from originating and holding mortgage loans to increasing our lending emphasis on more profitable commercial loan relationships.

     Mortgage banking revenues decreased 58.9% in 1999 to $0.9 million. This compares to $2.3 million in 1998 which represented an increase of 76.9% compared to 1997. The decrease in 1999 reflected a general slow-down in mortgage refinancings and the March 1999 sale of Edge. The increase in 1998 was attributable to a favorable economic environment of low unemployment and stable, low long-term interest rates.

     Leasing revenues totaled $1.1 million in 1999, a decrease of 29.5% compared to $1.5 million in 1998 and $0.4 million in 1997. We entered the retail leasing business during 1997 and the 1998 results reflected a full year of business operation compared to a partial year in 1997. During the latter part of 1998, we decided to curtail this line of business because of declining profit margins.

     Service charges on deposit accounts increased to $1.9 million in 1999 compared to $1.4 million in 1998 and $913,000 in 1997. The increases were due to additional branch locations generating a larger base of transaction deposits as well as the benefit of Allegiant Bank's revised fee structure.

     Brokerage revenues remained flat at $0.3 million in 1999 and 1998, representing an increase of 50.0% compared to $0.2 million in 1997.

OTHER EXPENSES

     Total operating expenses decreased $2.5 million or 11.7% during 1999, totaling $18.8 million compared to $21.3 million in 1998. Our efficiency ratio for 1999 was 61.8%, an improvement from 68.1% in 1998 and 66.7% in 1997. The improvement reflected our commitment to improving our overall efficiency by continuing to emphasize revenue growth while decreasing our current level of operating expense.

     Salaries and employee benefits remained unchanged at $9.7 million in 1999 and 1998 following an increase from $6.2 million in 1997. The increase from 1997 was due to additional staffing resulting from acquisitions and new locations. Average full-time equivalent employees for 1999 was 224 compared to 237 in 1998 and 146 in 1997. At December 31, 1999, we had 225 full-time equivalent employees compared to 215 at year-end 1998 and 209 at year-end 1997.

     Furniture and equipment expenses decreased $105,000 to $1.7


12\Allegiant Bancorp, Inc.

million in 1999. This followed an increase of $809,000 in 1998. The increase in 1998 was the result of acquisitions in 1997 and branch openings in 1998 and 1997.

     Occupancy expenses totaled $1.3 million, a decrease of $179,000 or 11.8% during 1999 following an increase of 106.4% in 1998. The 1998 increase in occupancy expenses to $1.5 million from $738,000 in 1997 was attributable to acquisitions and branch openings, as discussed above.

     Depreciation of the assets held for operating leases decreased $479,000 in 1999 compared to 1998. As discussed under -- "Other Income," the retail leasing business was started in late 1997 so that 1998 reflected a full year of operations. During the latter part of 1998, this line of business was curtailed resulting in lower depreciation expense in 1999.

     Expense for the amortization of goodwill totaled $980,000 in 1999 and $910,000 in 1998 compared to $552,000 in 1997. This increase was the result of acquisitions and deposit purchases during 1997 and reflected a full year of amortization during 1998 and 1999.

     In 1999, operating losses totaled $80,000 compared to $450,000 in 1998 and $870,000 in 1997. Of the amount in 1997, $752,000 was considered systemic and non-recurring due to integration of two branch acquisitions and difficulties associated with upgrading our computer systems to an entirely new operating system. Excluding non-recurring items in 1998, the increase in operating losses in 1998 was $332,000. The 1998 operating losses were related to inconsistent operating procedures as a result of the expansion of the number of branches and number of employees. Throughout 1998 and 1999, we have reengineered several operational processes in an effort to improve quality and control. As a result of training and improved operating procedures, we reduced other operating losses to $80,000 in 1999.

     Other non-interest expense decreased $1.1 million or 22.0% in 1999 compared to 1998. Other non-interest expense increased $1.8 million in 1998 from 1997. The growth in 1998 expenses was associated with an increase in employees, an increase in the number of deposit and loan accounts, and an increase in physical locations compared to prior years. The decrease in 1999 was the result of tighter expense control and implementation of operating efficiencies following the sale of our three Northeast Missouri branches in December 1998. Specific cost savings realized in 1999 compared to 1998 included a decrease in supplies expense of $215,000 as a result of the implementation of a centralized purchasing function. Telephone expense decreased $118,000 as telephone contracts were reviewed and renegotiated. Legal, accounting and professional fee expense decreased $432,000 in 1999 compared to 1998 as expenses in 1998 included costs associated with establishing a real estate investment trust and the costs associated with changing independent accounting firms.

     The following table sets forth our summary of other income and expenses for the years indicated:

                                                             Years Ended December 31,
------------------------------------------------------------------------------------------
(In thousands)                                         1999           1998           1997
------------------------------------------------------------------------------------------
OTHER INCOME:
Service charges on deposits                          $ 1,888        $ 1,387        $   913
Leasing revenues                                       1,077          1,527            433
Mortgage banking revenues                                944          2,299          1,300
Brokerage division revenues                              306            312            169
Gain on sale of branches                                   -          2,370              -
Gain on sale of mortgage loans                             -          1,112             27
Gain on the sale of securities                             -             68              2
Other non-interest income                                628            249            454
------------------------------------------------------------------------------------------
   Total other income                                $ 4,843        $ 9,324        $ 3,298
==========================================================================================
OTHER EXPENSES:
Salaries and employee benefits                       $ 9,717        $ 9,663        $ 6,192
Furniture and equipment                                1,650          1,752            943
Occupancy                                              1,344          1,523            738
Goodwill amortization                                    980            910            358
Depreciation of operating leases                         861          1,340            394
Supplies                                                 274            489            428
Operating losses - other                                  80            450            870
Operating losses - overdrawn customer accounts            35            272             68
Other non-interest expense                             3,821          4,896          3,078
------------------------------------------------------------------------------------------
   Total other expenses                              $18,762        $21,295        $13,069
==========================================================================================

BALANCE SHEET ANALYSIS
SECURITIES PORTFOLIO

     Our securities portfolio consists of securities classified as held-to-maturity and available-for-sale. We designate these securities upon purchase into one of these two categories. At December 31, 1999 held-to-maturity securities amounted to $11.7 million representing those securities we intend to hold to maturity. Securities designated as available-for-sale totaled $49.1 million representing securities which we may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

     For purposes of this discussion, held-to-maturity and available-for-sale securities are referred to as the securities portfolio. At December 31, 1999 the securities portfolio totaled $60.8 million, an increase of 11.0% from the preceding year. While year-end balances for 1999 were higher than 1998, the percentage of securities to earning assets declined to 9.0% in 1999 compared to 12.5% in 1998. This decline reflected management's decision to allow the proceeds of maturing securities to be reinvested in higher yielding commercial loans.


                                                   1999 Annual Report\13

     The carrying value and approximate fair value of investment securities at December 31, 1999, 1998 and 1997 were as follows:

                                                           Securities Available-for-Sale
                                                                 December 31, 1999
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $34,553           $ 3         $(1,032)       $33,524
State and municipal securities                     598             -             (14)           584
Mortgage-backed securities                       7,558            13            (132)         7,439
Federal Home Loan Bank stock                     7,124             -               -          7,124
Other securities                                   458             -               -            458
---------------------------------------------------------------------------------------------------
Total                                          $50,291           $16         $(1,178)       $49,129
===================================================================================================

                                                           Securities Held-to-Maturity
                                                                 December 31, 1999
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $ 5,500           $ 1           $ (15)       $ 5,486
State and municipal securities                   4,210             4            (418)         3,796
Mortgage-backed securities                       1,958            44               -          2,002
Federal Home Loan Bank stock                         -             -               -              -
Other securities                                     -             -               -              -
---------------------------------------------------------------------------------------------------
Total                                          $11,668           $49           $(433)       $11,284
===================================================================================================

                                                           Securities Available-for-Sale
                                                                 December 31, 1998
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $29,269           $217          $ (51)       $29,435
State and municipal securities                     598              9              -            607
Mortgage-backed securities                       8,360             38            (65)         8,333
Federal Home Loan Bank stock                     3,574              -              -          3,574
Other securities                                   791              -              -            791
---------------------------------------------------------------------------------------------------
Total                                          $42,592           $264          $(116)       $42,740
===================================================================================================

                                                           Securities Held-to-Maturity
                                                                 December 31, 1998
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $ 7,585           $ 30          $(21)        $ 7,594
State and municipal securities                     858             28             -             886
Mortgage-backed securities                       3,597             55             -           3,652
Federal Home Loan Bank stock                         -              -             -               -
Other securities                                     -              -             -               -
---------------------------------------------------------------------------------------------------
Total                                          $12,040           $113          $(21)        $12,132
===================================================================================================



                                                         Securities Available-for-Sale
                                                               December 31, 1997
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $26,545           $106          $ (9)        $26,642
State and municipal securities                     597              -             -             597
Mortgage-backed securities                       9,243             33            (1)          9,275
Federal Home Loan Bank stock                     7,033              -             -           7,033
Other securities                                 1,371              -             -           1,371
---------------------------------------------------------------------------------------------------
Total                                          $44,789           $139          $(10)        $41,918
===================================================================================================

                                                           Securities Held-to-Maturity
                                                                 December 31, 1997
---------------------------------------------------------------------------------------------------
                                                                Gross         Gross
                                              Amortized      Unrealized     Unrealized       Fair
(In thousands)                                   Cost           Gains         Losses         Value
---------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                           $21,712           $ 50         $(131)        $21,631
State and municipal securities                     966             24             -             990
Mortgage-backed securities                       9,273            253            (1)          9,525
Federal Home Loan Bank stock                         -              -             -               -
Other securities                                     -              -             -               -
---------------------------------------------------------------------------------------------------
Total                                          $31,951           $327         $(132)        $32,146
===================================================================================================


      Maturities and yield information of the investment securities portfolio as of December 31, 1999 were as follows:

SECURITIES PORTFOLIO--MATURITIES AND YIELDS<F1>
                                                               Weighted     Over One         Weighted
                                               One Year         Average      Through          Average
(Dollars in thousands)                         or Less           Yield     Five Years          Yield
-----------------------------------------------------------------------------------------------------
U.S. Governmental securities                   $ 1,500           6.26%       $     -              -%
U.S. agency securities                           9,992           5.76         20,543           5.62
Municipal securities                                85           3.41            161           2.06
Mortgage-backed securities                       4,328           6.85          4,603           5.94
Federal Home Loan Bank stock                         -              -              -              -
Other securities                                   458           6.00              -              -
--------------------------------------------------------                   -----------
Total securities                               $16,363           6.09        $25,307           5.65
========================================================                   ===========
Total securities portfolio

                                              Over Five        Weighted                      Weighted
                                               Through          Average     Over Ten          Average
(Dollars in thousands)                        Ten Years          Yield        Years            Yield
------------------------------------------------------------------------------------------------------
U.S. Governmental securities                   $     -              -%       $     -              -%
U.S. agency securities                           6,989           6.17              -              -
Municipal securities                             1,128           4.29          3,419           6.20
Mortgage-backed securities                         380           7.60             87           7.60
Federal Home Loan Bank stock                     7,124           6.35              -              -
Other securities                                     -              -              -              -
--------------------------------------------------------                   -----------
Total securities                               $15,621           6.15        $ 3,506           6.23
========================================================                   ===========
Total securities portfolio                                                   $60,797           5.93

<F1> Maturities are shown in this table by expected maturity.  Expected maturities differ from contractual maturities due to the right to call or prepay obligations.

14\Allegiant Bancorp, Inc.

LOANS

     Loans historically have been the primary component of earning assets. At December 31, 1999 loans totaled $615.2 million, an increase of 24.1% from year-end 1998. Average loans increased 11.1% during 1999 compared to a 35.0% increase in 1998. Substantially all of these loans were originated in our primary market areas. We have no foreign loans and a minor amount of participations purchased.

     An increase in commercial loans comprised the majority of our loan growth in 1999 and 1998. Commercial real estate loans increased $38.6 million or 19.6% to $235.2 million at year-end 1999 compared to $196.5 million at year-end 1998. Construction loans increased $28.7 million or 78.5% in 1999, totaling $65.3 million at year-end 1999 compared to $36.6 million at year-end 1998. The increase in construction loans in 1999 was primarily due to an increase in loans to St. Louis area home builders. Traditional commercial loans increased $24.0 million or 19.0% in 1999 to $150.3 million at December 31, 1999. Growth in these commercial categories reflected management's decision to focus on the more profitable commercial relationships and reduce the amount of one- to four-family mortgage loans carried on our balance sheet. The growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. As a result of this emphasis, commercial real estate loans comprised 38.2% of the loan portfolio in 1999 and 39.7% in 1998 compared to 27.9% in 1997. Traditional commercial loans comprised 24.4% of the portfolio in 1999 and 25.5% in 1998 compared to 22.7% in 1997.

     The decline in one- to four-family residential loans since 1997 partially offset the commercial loan growth. Residential loans declined from $196.0 million at December 31, 1997 to $116.3 million at year-end 1998. This decline was primarily the result of the 1998 bulk sale of $78.4 million in loans. One- to four-family residential loans increased 21.5% to $141.3 million at December 31, 1999, as we retained a larger percentage of the adjustable rate mortgages. One- to four-family residential loans represented 23.0% of total loans at year-end 1999 and 23.5% at year-end 1998 compared to 40.4% of total loans at year-end 1997.

     Consumer loans increased $3.2 million dollars or 10.5% during 1999, reaching $24.2 million at December 31, 1999 compared to $20.9 million and $16.8 million at December 31, 1998 and 1997, respectively. Consumer loans do not comprise a large percentage of our loan portfolio (3.9% at December 31, 1999), but are an important product which allows us to meet the lending needs of individuals within the St. Louis community.


     The following table summarizes the composition of our loan portfolio at the dates indicated:

LOAN PORTFOLIO -- TYPES OF LOANS
                                                                                         December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                 1999           1998           1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
   municipal and industrial
   development                                               $150,259       $126,239       $109,937       $ 75,129       $ 40,518
Real estate-construction                                       65,310         36,590         27,181          8,763          8,777
Real estate-mortgage
   One- to four-family residential                            141,264        116,291        195,964        121,386         71,260
   Multi-family and commercial                                235,158        196,545        135,452         74,721         52,795
Consumer and other                                             24,152         20,908         16,821         12,084          8,379
Less unearned income                                             (952)          (904)          (493)          (157)          (185)
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans<F1>                                           $615,191       $495,669       $484,862       $291,926       $181,544
===================================================================================================================================

<F1> We had no outstanding foreign loans at the dates reported.



LOAN PORTFOLIO -- MATURITIES AND SENSITIVITIES OF LOANS
                                                                           December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                             Maturing in     Maturing After One Year           Maturing After
                                          One Year or Less     Through Five Years                Five Years
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                              Fixed-rate       Variable     Fixed-rate      Variable         Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial,
   agricultural, municipal
   and industrial development                 $ 94,322       $ 34,479        $14,991        $ 1,557        $ 4,910       $150,259
Real estate-construction                        43,432         13,192          7,653            700            333         65,310
Real estate-mortgage
   One- to four-family residential              61,978         30,337         15,719          5,216         28,014        141,264
   Multi-family and commercial                  88,756        105,222         25,095          5,705         10,380        235,158
Consumer and other                               8,381         11,923          3,296            552              -         24,152
Less unearned income                              (952)             -              -              -              -           (952)
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans                                $295,917       $195,153        $66,754        $13,730        $43,637       $615,191
===================================================================================================================================

                                                   1999 Annual Report\15

ASSET QUALITY

     Non-performing assets, consisting of loans past due 90 days or greater, non-accrual loans, restructured loans and other real estate owned decreased to $1.0 million at December 31, 1999 compared to $1.8 million at December 31, 1998 and $1.7 million at December 31, 1997. At December 31, 1999 non-performing assets represented 0.14% of total assets compared to 0.30% of total assets at December 31, 1998 and 0.28% of total assets at December 31, 1997. Non-accrual loans were $0.6 million at December 31, 1999 compared to $1.5 million at December 31, 1998 and $0.6 million at December 31, 1997. Loans delinquent 90 days or more decreased from $818,000 at year-end 1997 to $69,000 and $73,000 at December 31, 1998 and 1999, respectively. Other real estate owned at December 31, 1999 totaled $402,000 and consisted primarily of assets repossessed through a loan foreclosure in December 1999. Other real estate was $0 and $330,000 at December 31, 1998 and 1997, respectively.

     We have two loan relationships, not included in the past-due, restructured or non-accrual categories, where known information about credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months. These two loan relationships totaled $8.7 million at December 31, 1999. Principal and interest payments on such loans were current at December 31, 1999.

     We continually analyze our loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and our internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review our reserve for loan losses. We believe that our allowance for loan losses at December 31, 1999 was adequate to absorb potential losses inherent in the loan portfolio.


     The following table summarizes, for the periods presented, non-performing assets by category:

RISK ELEMENTS -- NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                                                                         December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                         1999           1998           1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural, municipal and
   industrial development:
      Past due 90 days or more                              $       -       $      -       $    341       $      5       $    113
      Non-accrual                                                 379            962            360            207            109
      Restructured terms                                            -              -              -              -              -

Real estate-construction:
      Past due 90 days or more                                      -              -              -            264             36
      Non-accrual                                                   -              -            108             84             20
      Restructured terms                                            -              -              -              -              3

Real estate-mortgage:
   One- to four-family residential:
      Past due 90 days or more                                     22             69            456              -              -
      Non-accrual                                                 178            378             70              -              -
      Restructured terms                                            -              -              -              -              -
   Multi-family and commercial:
      Past due 90 days or more                                      -              -              -              -              -
      Non-accrual                                                   -            307              -              -              -
      Restructured terms                                            -              -              -              -              -

Consumer and other, net of unearned income:
      Past due 90 days or more                                      -              -             21             23             12
      Non-accrual                                                  49             62             21            109             15
      Restructured terms                                            -              -              -              -              -
-----------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                        628          1,778          1,377            692            308
-----------------------------------------------------------------------------------------------------------------------------------
Other real estate                                                 402              -            330              -             10
-----------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                 $   1,030       $  1,778       $  1,707       $    692       $    318
===================================================================================================================================

Balance sheet information (at year-end):
   Total assets                                             $ 728,492       $596,274       $608,237       $377,564       $280,386
   Loans outstanding                                          615,191        495,669        484,862        291,926        181,544
   Shareholders' equity                                        47,991         48,104         42,071         16,386         13,938
   Allowance for loan losses                                    8,315          6,442          5,193          3,100          2,130

Ratios:
   Non-performing loans to total loans                           0.10%          0.36%          0.28%          0.24%          0.17%
   Non-performing assets to total assets                         0.14           0.30           0.28           0.18           0.11
   Non-performing loans to shareholders' equity                  1.31           3.70           3.27           4.22           2.21
   Allowance for loan losses to total loans                      1.35           1.30           1.07           1.06           1.17
   Allowance for loan losses to non-performing loans         1,324.20         362.32         377.12         447.98         691.56


16\Allegiant Bancorp, Inc.

ALLOWANCE FOR LOAN LOSSES

     Our allowance for loan losses increased 29.1% from $6.4 million at December 31, 1998 to $8.3 million on December 31, 1999. This followed an increase of 24.1% in 1998 compared to 1997. The provision charged to expense was $2.5 million in 1999, similar to the $2.4 million expensed in 1998. The 1999 provision allowed the level of the allowance to increase to 1.35% of total loans at December 31, 1999 compared to 1.30% at December 31, 1998. As previously discussed, we have shifted our lending focus to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Because of this shift, the overall level of the allowance for loan losses was increased. Further, additional weight has been given to the increased risks associated with the commercial real estate portfolio. Specific allowances have been increased on certain commercial real estate loans based on individual reviews of these loans and an estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us. The specific review of these commercial real estate loans resulted in the increase in the percentage of allowance allocated to this loan category. Net charge-offs for 1999 were 12 basis points of average loans outstanding compared to 25 basis points in 1998 and 19 basis points in 1997. At year-end 1999, our allowance represented 1,324.2% of non-performing loans compared to 362.3% at year-end 1998 and 377.1% at year-end 1997.

     The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses and, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management and recent loan loss experience. We continually monitor the quality of our loan portfolio to ensure timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. We presently believe that our asset quality, as measured by the statistics in the following table, continues to be very high and that our allowance was adequate to absorb potential losses inherent in the portfolio at December 31, 1999.


     The following table summarizes the allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                                 December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1999                         1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                               Percent                       Percent                       Percent
                                              Allocated          of         Allocated          of         Allocated          of
(Dollars in thousands)                         Reserves         Total        Reserves         Total        Reserves         Total
------------------------------------------------------------------------------------------------------------------------------------

Commercial, financial, agricultural,
   municipal and industrial
   development                                  $2,082          25.04%        $1,327          20.60%        $1,352          26.04%
Real estate-construction                           649           7.80            347           5.39            303           5.83
Real estate-mortgage
   One- to four-family residential               1,712          20.59          1,222          18.97            636          12.25
   Multi-family and commercial                   3,208          38.58          2,883          44.75          1,572          30.27
Consumer and other                                 239           2.88            162           2.51            179           3.45
Unallocated                                        425           5.11            501           7.78          1,151          22.16
------------------------------------------------------------------------------------------------------------------------------------
   Total                                        $8,315         100.00%        $6,442         100.00%        $5,193         100.00%
====================================================================================================================================


                                                                     December 31,
------------------------------------------------------------------------------------------------------
                                                        1996                          1995
------------------------------------------------------------------------------------------------------
                                                               Percent                       Percent
                                              Allocated          of         Allocated          of
(Dollars in thousands)                         Reserves         Total        Reserves         Total
------------------------------------------------------------------------------------------------------

Commercial, financial, agricultural,
   municipal and industrial
   development                                  $  833          26.87%        $  467          21.92%
Real estate-construction                           124           4.00            281          13.19
Real estate-mortgage
   One- to four-family residential                 439          14.16            305          14.32
   Multi-family and commercial                     714          23.03            513          24.09
Consumer and other                                 142           4.58             90           4.23
Unallocated                                        848          27.36            474          22.25
------------------------------------------------------------------------------------------------------
   Total                                        $3,100         100.00%        $2,130         100.00%
======================================================================================================

                                                   1999 Annual Report\17

     The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                                    Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                          1999           1998           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (beginning of year)                $  6,442       $  5,193       $  3,100       $  2,130       $  1,455
Loans charged off:
   Commercial, financial, agricultural,
      municipal and industrial development                       (504)          (632)          (536)          (113)          (183)
   Real estate-construction                                         -             (7)           (22)          (250)           (82)
   Real estate-mortgage
      One- to four-family residential                            (160)          (307)           (88)           (37)             -
      Multi-family and commercial                                 (23)          (133)             -            (75)             -
   Consumer and other                                            (173)          (147)          (113)           (68)           (58)
------------------------------------------------------------------------------------------------------------------------------------
Total loans charged off                                          (860)        (1,226)          (759)          (545)          (323)
------------------------------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
   Commercial, financial, agricultural,
      municipal and industrial development                         67              4             12             54             11
   Real estate-construction                                         -              6              -              -              -
   Real estate-mortgage
      One- to four-family residential                              95             14             10              3              -
      Multi-family and commercial                                  10             20             20              -              -
   Consumer and other                                              16             11             30             10             10
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                  188             55             52             67             21
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                            (672)        (1,171)          (707)          (478)          (302)
------------------------------------------------------------------------------------------------------------------------------------
Acquired subsidiary balance                                         -              -            403              -              -
Provision for loan losses                                       2,545          2,420          2,397          1,448            977
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (end of year)                      $  8,315       $  6,442       $  5,193       $  3,100       $  2,130
====================================================================================================================================

Loans outstanding:
   Average                                                   $548,165       $493,619       $365,615       $232,314       $158,503
   End of year                                                615,191        495,669        484,862        291,926        181,544

Ratios:
   Net charge-offs to average loans                              0.12%          0.25%          0.19%          0.21%          0.19%
   Net charge-offs to provision for loan losses                 26.39          48.39          29.50          33.01          30.91
   Provision for loan losses to average loans                    0.46           0.49           0.66           0.62           0.62
   Allowance for loan losses to total loans                      1.35           1.30           1.07           1.06           1.17

18\Allegiant Bancorp, Inc.

DEPOSITS

     As shown below, total deposits increased $97.7 million or 21.7% in 1999 compared to 1998. The increase in deposits included $48.0 million in brokered certificates of deposit which were utilized as a cost-effective method of funding a portion of our loan growth in 1999. Money market accounts increased $36.9 million or 29.8% to $160.7 million at December 31, 1999. We continue to attract money market deposits with competitive interest rates and have increased these core deposits to 29.3% of total deposits from 27.5% at December 31, 1998.

     Average deposits for 1999 were $494.5 million compared to $475.7 million in 1998. The increase in average deposits included a $52.7 million increase in money market accounts and a decrease in certificates of deposit of $34.2 million. Changes in the mix of average deposits were the result of a reduction in emphasis on certificates of deposit under $100,000 along with management's decision to replace these deposits with more cost effective deposits.


DEPOSIT LIABILITY COMPOSITIONS
                                                                                  December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                               1999                                         1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Percent           Avg.                       Percent           Avg.
(Dollars in thousands)                          Amount       of Total           Rate         Amount       of Total           Rate
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits                               $ 51,845           9.45%             -%      $ 55,417          12.29%             -%
Money market and
   NOW accounts                                185,193          33.77           3.99        142,902          31.70           4.12
Savings deposits                                13,052           2.38           2.13         14,917           3.31           2.57
Certificates of deposit                        181,700          33.13           5.23        187,886          41.68           5.73
Certificates of deposit
   over $100,000                                47,550           8.67           4.79         31,173           6.92           5.55
IRA Certificates                                21,126           3.85           5.69         18,471           4.10           5.96
Brokered deposits over $100,000                 48,000           8.75           5.58              -              -              -
------------------------------------------------------------------------                 ----------------------------
   Total Deposits                             $548,466         100.00%          4.63       $450,766         100.00%          5.13
========================================================================                 ============================



AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS OF
$100,000 OR MORE


(In thousands)                        December 31, 1999
---------------------------------------------------------

Three months or less                            $36,220
Over three months through six months             33,724
Over six months through twelve months            16,167
Over twelve months                                9,439
---------------------------------------------------------
   Total                                        $95,550
=========================================================


INTEREST RATE SENSITIVITY

     Our asset/liability strategy is to minimize the sensitivity of earnings to changes in interest rates while maintaining an acceptable net interest margin. Allegiant Bank's asset/liability committee monitors the interest rate sensitivity of the balance sheet on a monthly basis. The committee reviews asset and liability repricing in the context of current and future interest rate scenarios affecting the economic climate in our market areas.

     Our pricing policy is that all earning assets and interest bearing liabilities be either based on floating rates or have a fixed rate not exceeding five years. Real estate mortgage loans held by us, while having long final maturities, are comprised of one-, two- or three-year adjustable rate loans. The adjustable basis of these loans significantly reduces interest rate risk.


                                                   1999 Annual Report\19

     The following table illustrates our estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 1999:

                                                                                   Time to Maturity or Repricing
-----------------------------------------------------------------------------------------------------------------------------------
                                                              0 to 3        4 to 12         1 to 5          Over
(Dollars in thousands)                                        Months         Months          Years         5 Years         Total
-----------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
   Loans                                                     $312,621       $ 90,225       $210,509       $  1,836       $615,191
   Investment securities                                        7,036          9,285         25,306         19,170         60,797
   Federal funds sold                                           9,927              -              -              -          9,927
-----------------------------------------------------------------------------------------------------------------------------------
      Total RSA                                              $329,584       $ 99,510       $235,815       $ 21,006       $685,915
===================================================================================================================================

Rate Sensitive Liabilities (RSL):
   Money market accounts                                     $160,701       $      -       $      -       $      -       $160,701
   NOW accounts                                                24,492              -              -              -         24,492
   Savings                                                     13,052              -              -              -         13,052
   Time deposits                                               36,838        100,022         65,688            457        203,006
   Time deposits over $100,000                                 13,064         24,895          9,261            330         47,550
   Brokered deposits                                           23,000         25,000              -              -         48,000
   Repurchase agreements                                       17,787             93            480              -         18,361
   Short-term borrowings-other                                      -            500              -              -            500
   Short-term FHLB borrowings                                  32,500         24,500              -              -         57,000
   Long-term FHLB borrowings                                        6             20         22,249            935         23,210
   Long-term borrowings-other                                       -              -         11,798         17,922         29,720
-----------------------------------------------------------------------------------------------------------------------------------
      Total RSL                                              $321,441       $175,031       $109,476       $ 19,644       $625,592
===================================================================================================================================

Periodic Information:
   GAP (RSA-RSL)                                             $  8,143       $(75,520)      $126,339       $  1,362
   RSA/RSL                                                     102.53%         56.85%        215.40%        106.94%
   RSA/total assets                                             45.24          13.66          32.37           2.88
   RSL/total assets                                             44.12          24.03          15.03           2.70
   GAP/total assets                                              1.12         (10.37)         17.34           0.19
   GAP/RSA                                                       2.47         (75.89)         53.58           6.48

Cumulative Information:
   Cumulative RSA                                            $329,584       $429,094       $664,909       $685,915
   Cumulative RSL                                             321,441        496,472        605,948        625,592
   GAP (RSA-RSL)                                                8,143        (67,378)        58,961         60,323
   RSA/RSL                                                     102.53%         86.43%        109.73%        109.64%
   RSA/total assets                                             45.24          58.90          91.27          94.16
   RSL/total assets                                             44.12          68.15          83.18          85.87
   GAP/total assets                                              1.12          (9.25)          8.09           8.28
   GAP/RSA                                                       2.47         (15.70)          8.87           8.79

     We measure the impact of interest rate changes on our income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate-sensitive liabilities exceeds the amount of rate-sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.

     We have structured our assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our intention is to maintain a gap position at the one-year horizon of between 0.75% and 1.25%. Our position at December 31, 1999 was 0.86%. We manage our gap position at the one-year horizon as well as monitor the cumulative gap position for succeeding time frames.

     Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors that are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our borrowers to repay their loans at a more rapid pace and certain mortgage-related investments to be prepaid more quickly than projected. This could mitigate some of the benefits of falling rates as are expected when negatively gapped. Conversely, a rapid rise in rates could give us an opportunity to increase our margins and stifle the rate of repayment on our mortgage-related loans which would increase our returns.


20\Allegiant Bancorp, Inc.

     The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.


                                              +200 Basis    -200 Basis
                                                Points        Points
------------------------------------------------------------------------

      Percentage change in net
         income due to an immediate
         200 basis point change in
         interest rates over a two-year
         time horizon                           +17.5%        -21.0%

     We use a sensitivity model that simulated these interest rate changes on our earning assets and interest-bearing liabilities. This process allows us to explore the complex relationships among the financial instruments in various interest rate environments.

     The preceding sensitivity analysis is based on numerous assumptions including: the nature and timing of interest rate levels including the shape of the yield curve; prepayments on loans and securities; changes in deposit levels; pricing decisions on loans and deposits; reinvestment/replacement of asset and liability cash flows; and others. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances as to the predictive nature of these assumptions including how client preferences or competitor influences might change.

     Interest rate exposure is measured by the potential impact on our income statement of changes in interest rates. We use information from our gap analysis and rate shock calculations as input to help manage our exposure to changing interest rates.

     We use our rate shock information to tell us how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we do not believe it is likely that rapidly rising rates would have a significant positive impact on our results of operations. Conversely, we also believe there is minimal likelihood that rapidly falling rates would have a significant negative impact on our results of operations.

     We believe that more likely scenarios include gradual changes in interest rate levels. We continue to monitor our gap and rate shock analyses to detect changes to our exposure to fluctuating rates. We have the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, or seek funding sources with different maturities in order to change our asset and liability structure for the purpose of mitigating the effect of interest rate risk.


     The following table provides additional information about our financial instruments at December 31, 1999. For loans, securities and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. Core deposits that have no contractual maturity are subject to immediate withdrawal or repricing.

                                                                             Year of Contractual Maturity
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                              2000        2001        2002        2003        2004    Thereafter     Total
------------------------------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS:
Fixed rate loans                                 $ 77,997     $46,728    $101,747     $24,180     $22,497     $13,730    $286,880
   Average interest rate                             8.57%       8.35%       8.27%       8.34%       8.03%       8.29%       8.35%
Variable rate loans                              $217,921     $21,557    $ 26,837     $ 7,470     $10,889     $43,637    $328,312
   Average interest rate                             9.04%       8.92%       8.47%       8.79%       8.52%       7.78%       8.79%
Fixed rate securities                              $5,881     $ 7,065    $  5,484     $ 7,854     $ 4,630     $16,340    $ 47,254
   Average interest rate                             6.17%       6.65%       6.76%       6.82%       7.17%       6.88%       6.76%
Variable rate securities                           $4,000           -           -           -           -           -    $  4,000
   Average interest rate                             4.86%          -           -           -           -           -        4.86%
Federal funds sold and other
   overnight investments                         $  9,927           -           -           -           -           -    $  9,927
   Average interest rate                             6.17%          -           -           -           -           -        6.17%

RATE-SENSITIVE LIABILITIES:
Non interest-bearing deposits                    $ 51,845           -           -           -           -           -    $ 51,845
Savings and interest-bearing checking            $358,946           -           -           -           -           -    $358,946
   Average interest rate                             3.96%          -           -           -           -           -        3.96%
Time deposits                                    $228,382     $56,378    $ 10,390     $ 5,610     $ 2,871     $   787    $304,419
   Average interest rate                             5.29%       5.52%       5.68%       5.64%       5.40%       6.51%       5.35%
Fixed interest rate borrowings                   $ 55,861     $12,650    $    625     $ 1,500           -     $41,085    $111,721
   Average interest rate                             5.20%       7.00%       5.87%       5.62%          -        5.27%       5.44%

                                                   1999 Annual Report\21

LIQUIDITY MANAGEMENT

     Long-term liquidity is a function of the core deposit base and an adequate capital base. We are committed to growth of our core deposit base and maintenance of our capital base. The growth of the deposit base is internally generated through product pricing and product development. In addition, we incrementally generate funds through brokered certificates of deposit. During 1999, both of these elements contributed to developing and maintaining long-term liquidity. Our capital position has been maintained through earnings retention and raising of capital. See -- "Capital Resources."

     Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet resulting from growth and seasonal and cyclical customer demands. The securities portfolio provides stable long-term earnings as well as being a primary source of liquidity. The designation of securities as available-for-sale and held-to-maturity does not impact the portfolio as a source of liquidity due to the ability to transact repurchase agreements using those securities.

     We anticipate continued loan demand in our market area as the banking industry continues to consolidate. We have utilized, and expect to continue to utilize, Federal Home Loan Bank borrowings to fund a portion of future loan growth. We had an $85.2 million secured credit facility with the Federal Home Loan Bank as of December 31, 1999, of which $80.2 million was outstanding at year-end 1999.

     Average short-term borrowings increased to $58.9 million in 1999 compared to $52.9 million in 1998. The increase reflects our strategy of utilizing Federal Home Loan Bank borrowings, as well as Federal funds purchased for short periods of time, to fund loan growth while continuing to systematically build our deposit base. The average short-term borrowings were virtually unchanged in comparing 1998 levels to 1997 levels. We experienced strong loan demand during 1999 and 1998 and anticipate the continuation of this demand during 2000. We anticipate similar use of the Federal Home Loan Bank credit facility in the foreseeable future.

     We experienced net growth in assets of 22.2% during 1999, while deposits increased 21.7% during the same period. We


     The following table summarizes short-term borrowings for the periods indicated:

AVERAGE SHORT-TERM BORROWINGS
                                                                            Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1999                          1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
                                               Average         Average       Average         Average       Average         Average
(Dollars in thousands)                         Balance           Rate        Balance           Rate        Balance           Rate
------------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased                        $ 4,167           5.31%       $ 1,272           5.56%       $ 2,851           5.14%
Securities sold under agreement
   to repurchase and other
   short-term borrowings                        54,710           5.08         51,583           4.95         49,851           5.51
--------------------------------------------------------                   -----------                   -----------
      Total                                    $58,877           5.10        $52,855           4.96        $52,702           5.49
========================================================                   ===========                   ===========
Total maximum short-term borrowings
   outstanding at any month-end
   during the year                             $77,637                       $63,449                       $71,496

22\Allegiant Bancorp, Inc.

continue to emphasize growth in deposits while utilizing the Federal Home Loan Bank, Federal funds purchased and brokered certificates of deposit as necessary to balance liquidity and cost effectiveness. We closely monitor our level of liquidity to meet expected future needs.

CAPITAL RESOURCES

     Total shareholders' equity was $48.0 million at December 31, 1999, compared to $48.1 million at year-end 1998. The increase in total equity as the result of earnings retention was offset by the treasury stock purchased in 1999 and dividends paid of $1.2 million. At December 31, 1999, we had repurchased a total of 419,260 shares of our common stock at a cost of $4.2 million. The shares repurchased included 235,715 shares in a privately negotiated transaction and 183,545 under the open market share repurchase program announced in September 1999.
In 2000, we intend to repurchase up to approximately an additional 135,500 shares to reach the 319,000 shares approved under the repurchase program.

     Our capital requirements have been historically financed through offerings of debt and equity securities, retained earnings and borrowings from a commercial bank. Allegiant Bank also utilizes its borrowing capacity with the Federal Home Loan Bank. The principal amount of our term loan was $13.2 million as of December 31, 1999, and matures in November 2001.

     During 1999 we purchased brokered certificates of deposit in order to fund loan growth and meet other liquidity needs. At December 31, 1999, we had $48.0 million outstanding which matures on various dates through May 15, 2000. We may use brokered deposits in the future as a source of liquidity.

     In August 1999, we and our wholly-owned subsidiary, Allegiant Capital Trust I, a Delaware statutory business trust, issued $17.2 million of trust preferred securities. Allegiant Capital Trust invested all the proceeds from the sale of the trust preferred securities in our junior subordinated debentures. We used a portion of the net proceeds of $16.2 million from the sale of the junior subordinated debentures to infuse $8.0 million of capital into Allegiant Bank, to repay approximately $2.5 million of corporate indebtedness consisting of $2.0 million under a revolving line of credit and a $0.5 million principal repayment on term debt. We also may use the proceeds for general corporate purposes, including possible future repurchase of our common stock.

     Dividends paid during 1999 were $0.20 per share, an increase of 66.7% compared to the $0.12 per share paid during 1998 which was a 50.0% increase over the $0.08 per share paid in 1997. Our dividend payout ratio was 18.1% in 1999 compared to 20.2% during 1998 and 13.8% in 1997.

     We also analyze our capital and the capital position of our bank in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Our management believes that, as of December 31, 1999, we and our subsidiaries met all capital adequacy requirements. We will seek to maintain a strong equity base while executing our controlled expansion plans.

     As of December 31, 1999 and 1998, Allegiant's and Allegiant Bank's capital ratios were as follows:

                                                        December 31, 1999                   December 31, 1998
---------------------------------------------------------------------------------------------------------------------
                                                  Allegiant      Allegiant Bank       Allegiant      Allegiant Bank
---------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)             10.23%            11.52%             8.68%            10.93%
Tier 1 capital (to risk-weighted assets)             8.80             10.27              7.42              9.68
Tier 1 capital (to average assets)                   7.47              8.89              5.83              7.61


IMPACT OF YEAR 2000

     In prior years, we discussed the nature and progress of our plans to become Year 2000 ready. In late 1999, we completed out remediation and testing of systems. As a result of those planning and implementation efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. We expensed approximately $0.2 million during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.


                                                   1999 Annual Report\23

STATEMENT BY MANAGEMENT

     The financial statements and related financial information presented herein were prepared by management in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best estimates and judgements. We maintain an accounting system and related controls that are sufficient to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The concept of reasonable assurance is based on the recognition that the cost of an accounting and control system must be related to the benefits derived. The accounting system and related controls are monitored by an internal audit program and by our independent auditors in accordance with auditing standards generally accepted in the United States. Our internal auditor and independent auditors meet regularly with the audit committee of our board of directors to ensure that respective responsibilities are being properly discharged and to discuss the results of examinations.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Allegiant Bancorp, Inc.

     We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for both of the years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997 were audited by other auditors whose report dated March 13, 1998 expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


St. Louis, Missouri
January 19, 2000


24/Allegiant Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS
                                                                               December 31,
--------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                     1999           1998
--------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                  $ 16,842       $ 13,693
Federal funds sold and other overnight investments                          9,927          3,430
Investment securities
   Available-for-sale (at estimated market value)                          49,129         42,740
   Held-to-maturity (estimated market value of $11,284
      and $12,132, respectively)                                           11,668         12,040
Loans, net of allowance for loan losses of $8,315
   and $6,442, respectively                                               606,876        489,227
Premises and equipment                                                      9,896         11,010
Accrued interest and other assets                                          12,430         11,438
Cost in excess of fair value of net assets acquired                        11,724         12,696
--------------------------------------------------------------------------------------------------
   Total assets                                                          $728,492       $596,274
==================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
   Non-interest bearing                                                  $ 51,845       $ 55,417
   Interest bearing                                                       449,071        364,176
   Certificates of deposit over $100,000 or more                           47,550         31,173
--------------------------------------------------------------------------------------------------
   Total deposits                                                         548,466        450,766
--------------------------------------------------------------------------------------------------
Short-term borrowings                                                      75,861         53,542
Long-term debt                                                             35,860         40,275
Guaranteed preferred beneficial interest in
   subordinated debentures                                                 17,250              -
Accrued expenses and other liabilities                                      3,064          3,587
--------------------------------------------------------------------------------------------------
   Total liabilities                                                      680,501        548,170
--------------------------------------------------------------------------------------------------
Shareholders' equity:
   Common Stock, $.01 par value -- authorized 20,000,000 shares;
      issued 6,208,102 shares and 6,536,164 shares, respectively               66             65
   Capital surplus                                                         42,373         41,898
   Retained earnings                                                       10,482          6,058
   Accumulated other comprehensive income (loss)                             (754)            83
   Treasury stock, at cost, 419,260 shares                                 (4,176)             -
--------------------------------------------------------------------------------------------------
   Total shareholders' equity                                              47,991         48,104
--------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                            $728,492       $596,274
==================================================================================================

See accompanying notes to consolidated financial statements.

                                                    1999 Annual Report\25

CONSOLIDATED STATEMENTS OF INCOME
                                                                                 Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                       1999           1998           1997
-----------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                             $48,604        $44,412        $33,473
   Investment securities                                                    3,361          4,295          3,966
   Federal funds sold and other overnight investments                         147            511            326
-----------------------------------------------------------------------------------------------------------------
Total interest income                                                      52,112         49,218         37,765
-----------------------------------------------------------------------------------------------------------------

Interest expense:
   Interest on deposits                                                    20,595         21,948         17,253
   Interest on short-term borrowings                                        3,002          2,625          2,895
   Interest on long-term debt                                               2,271          2,694          1,318
   Interest on guaranteed beneficial interest in
      subordinated debentures                                                 733              -              -
-----------------------------------------------------------------------------------------------------------------
Total interest expense                                                     26,601         27,267         21,466
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                        25,511         21,951         16,299
Provision for loan losses                                                   2,546          2,420          2,397
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                        22,965         19,531         13,902
-----------------------------------------------------------------------------------------------------------------

Other income:
   Service charges on deposits                                              1,888          1,387            913
   Net gain on sale of securities                                               -             68              2
   Other income                                                             2,955          7,869          2,383
-----------------------------------------------------------------------------------------------------------------
Total other income                                                          4,843          9,324          3,298
-----------------------------------------------------------------------------------------------------------------

Other expenses:
   Salaries and employee benefits                                           9,717          9,663          6,192
   Occupancy and furniture and equipment                                    2,994          3,275          1,681
   Other expense                                                            6,051          8,357          5,196
-----------------------------------------------------------------------------------------------------------------
Total other expenses                                                       18,762         21,295         13,069
-----------------------------------------------------------------------------------------------------------------

Income before income taxes                                                  9,046          7,560          4,131
Provision for income taxes                                                  3,644          3,026          1,716
-----------------------------------------------------------------------------------------------------------------

Net income                                                                $ 5,402        $ 4,534        $ 2,415
=================================================================================================================
   Basic earnings per share                                               $  0.84        $  0.72        $  0.54

   Diluted earnings per share                                                0.83           0.68           0.49


See accompanying notes to consolidated financial statements.

26\Allegiant Bancorp, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                                  Accumulated
                                                                                                     Other     Total
                                            Common Stock                                            Compre-    Share-    Compre-
                                       ---------------------   Treasury    Capital     Retained     hensive   holders'   hensive
(Dollars in thousands)                  Shares           Par    Stock      Surplus     Earnings      Income    Equity    Income
----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997                3,405,696         $34   $     -     $15,972     $   357      $   23    $16,386
   Net income                                  -           -         -           -       2,415           -      2,415     $2,415
   Change in net unrealized
     gains (losses) on
     available-for-sale securities             -           -         -           -           -          62         62         62
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                   $2,477
==================================================================================================================================
   Cash dividends declared                     -           -         -           -        (331)          -       (331)
   Issuance of Common Stock for:
     Rights offerings                  1,523,037          15         -      11,226           -           -     11,241
     Acquisition of
       Reliance Financial, Inc.          898,689           9         -      10,578           -           -     10,587
     Exercise of stock
       warrants/options                  260,414           3         -       1,509           -           -      1,512
     Various stock issuance plans         23,907           -         -         199           -           -        199
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997              6,111,743          61         -      39,484       2,441          85     42,071
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                  -           -         -           -       4,534           -      4,534     $4,534
   Change in net unrealized
     gains (losses) on
     available-for-sale securities             -           -         -           -           -          (2)        (2)        (2)
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                   $4,532
==================================================================================================================================
   Cash dividends declared                     -           -         -           -        (917)          -       (917)
   Issuance of Common Stock for:
     Exercise of stock
       warrants/options                  384,785           4         -       2,112           -           -      2,116
     Various stock issuance plans         39,636           -         -         302           -           -        302
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998              6,536,164          65         -      41,898       6,058          83     48,104
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                  -           -                     -       5,402           -      5,402     $5,402
   Change in net unrealized
     gains (losses) on
     available-for-sale securities             -           -                     -           -        (837)      (837)      (837)
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                   $4,565
==================================================================================================================================
   Issuance of Common Stock for:
     Exercise of stock
       warrants/options                   86,703           1         -         423           -           -        424
     Various stock issuance plans          4,495           -         -          52           -           -         52
   Repurchase of common stock           (419,260)          -    (4,176)          -           -           -     (4,176)
   Cash dividends declared                     -           -         -           -        (978)          -       (978)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999              6,208,102         $66   $(4,176)    $42,373     $10,482      $ (754)   $47,991
==================================================================================================================================

                                                             Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                         1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------------
Reclassification adjustments:
   Unrealized gains (losses) on
     available-for-sale securities                     $(837)           $39            $63
   Less:
     Reclassification adjustment for gains
       realized included in net income                     -             41              1
----------------------------------------------------------------------------------------------------------------------------------
   Net unrealized gains (losses) on
     available-for-sale securities                     $(837)           $(2)           $62
==================================================================================================================================

See accompanying notes to consolidated financial statements.

                                                    1999 Annual Report\27

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                               Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                         1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                       $   5,402         $   4,534         $   2,415
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation and amortization                                                  2,610             4,366             1,057
         Provision for loan losses                                                      2,546             2,420             2,397
         Net realized gains on securities available-for-sale                                -               (68)               (2)
         Deferred tax benefit                                                            (934)             (496)             (685)
         Net gain on sale of mortgage loans                                                 -            (1,112)                -
         Net gain on disposition of branches                                                -            (2,370)                -
   Other changes in assets and liabilities:
         Accrued interest receivable and other assets                                    (999)              811            (1,077)
         Accrued expenses and other liabilities                                          (523)             (745)              623
-----------------------------------------------------------------------------------------------------------------------------------
         Cash provided by operating activities                                          8,102             7,340             4,728
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
   Net cash received in acquisition of Reliance Financial, Inc.                             -                 -             1,533
   Net cash received in acquisition of branches                                             -                 -            83,596
   Net cash paid in disposition of branches                                                 -           (22,662)                -
   Proceeds from maturities of securities held-to-maturity                              4,043            22,885            17,019
   Purchase of investment securities held-to-maturity                                  (3,671)           (2,974)          (10,396)
   Proceeds from maturities of securities available-for-sale                           16,225            87,840            25,020
   Proceeds from sales of securities available-for-sale                                     -             8,989             2,949
   Purchase of investments securities available-for-sale                              (23,924)          (94,586)          (39,211)
   Loans made to customers, net of repayments                                        (120,195)         (102,815)         (175,387)
   Proceeds from sale of mortgage loans                                                     -            78,374                 -
   Purchases of assets held for operating leases, net                                   1,414            (2,959)           (2,992)
   Additions to premises and equipment                                                   (524)           (3,186)           (4,710)
-----------------------------------------------------------------------------------------------------------------------------------
         Cash used in investing activities                                           (126,632)          (31,094)         (102,579)
-----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
   Net increase in deposits                                                            97,700             5,201            57,518
   Net increase in short-term borrowings                                               16,819               338            17,442
   Proceeds from issuance of long-term debt                                             1,085            31,150             8,625
   Repayment of long-term debt                                                              -           (13,650)              (13)
   Proceeds from issuance of guaranteed preferred
      beneficial interest in subordinated debentures                                   17,250                 -                 -
   Proceeds from issuance of common stock                                                 476             2,283            12,753
   Repurchase of common stock                                                          (4,176)                -                 -
   Payment of dividends                                                                  (978)             (917)             (331)
-----------------------------------------------------------------------------------------------------------------------------------
         Cash provided by financing activities                                        128,176            24,405            95,994
-----------------------------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash and cash equivalents                                 9,646               651            (1,857)
   Cash and cash equivalents, beginning of year                                        17,123            16,472            18,329
-----------------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of year                                           $  26,769         $  17,123         $  16,472
===================================================================================================================================

See accompanying notes to consolidated financial statements.

28\Allegiant Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES:

     Basis of Presentation. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. and its subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

     Business. Our bank subsidiary, Allegiant Bank, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

     Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

     Reclassifications. Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation. These reclassifications had no effect on net income.

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

     Loans Held-for-Sale. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

     Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.

     When, in management's opinion, the collection of interest on a loan will not be collected in the normal course of business, or when either principal or interest is past due over 90 days, that loan is generally placed on a non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

     All non-accrual and renegotiated loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.

     Allowance for loan losses. We maintain an allowance to absorb possible loan losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the possible estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

     Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

     Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

     Loans are graded on a risk rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

     Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and reserve allocations are determined based on the same factors utilized for risk rated loans.

     An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans.

     Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgement, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

     Allowance for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

     Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

     Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market

                                                    1999 Annual Report\29
value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

     Cost in Excess of Fair Value of Net Assets Acquired. Intangible assets consist primarily of goodwill. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, but not exceeding 15 years.
Management reviews goodwill for impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the undiscounted future earnings potential of the entity or assets acquired.

     Income Taxes. Income taxes are accounted for under the liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

     Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

     New Accounting Pronouncements. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS
No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, amends SFAS No. 133 to be effective for us beginning January 1, 2001. Although we have not completed our analysis of these pronouncements, we do not anticipate that the adoption of SFAS No. 133, as amended by SFAS No. 137, will have a significant effect on our results of operations or financial position.

NOTE 2.  ACQUISITIONS AND DIVESTITURES:

     In August 1997, we acquired all the outstanding capital stock of Reliance Financial, Inc. in exchange for 599,126 shares of our common stock. In September 1997, we purchased two bank branch offices from Roosevelt Bank. As part of the agreement, we assumed deposits of $96.1 million in exchange for loans of $3.0 million, premises and equipment of $537,000 and cash of $84.0 million. Total goodwill recorded by us in connection with this acquisition was $8.8 million. Both acquisitions were recorded using the purchase method of accounting. Results of operations of companies and branches acquired in purchase business combinations are included from the date of acquisition.

     In December 1998, we sold three out-of-market branches to another financial institution. The book value of assets disposed of totaled $17.5 million, the book value of liabilities transferred totaled $40.0 million and the net cash paid for the divestiture was $22.7 million. A $2.4 million gain was recognized from the sale.

30\Allegiant Bancorp, Inc.

NOTE 3.  INVESTMENT SECURITIES:

     Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent to have these securities available-for-sale or held-to-maturity. The carrying amount of securities and their approximate fair values were as follows:

                                                                                    Securities Available-for-Sale
                                                                                          December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Gross          Gross
                                                                   Amortized          Unrealized      Unrealized           Fair
(In thousands)                                                       Cost                Gains          Losses             Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                                                $34,553              $  3           $(1,032)          $33,524
State and municipal securities                                          598                 -               (14)              584
Mortgage-backed securities                                            7,558                13              (132)            7,439
Federal Home Loan Bank
   stock                                                              7,124                 -                 -             7,124
Other securities                                                        458                 -                 -               458
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                            $50,291              $ 16           $(1,178)          $49,129
===================================================================================================================================

                                                                                     Securities Held-to-Maturity
                                                                                          December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Gross            Gross
                                                                   Amortized          Unrealized        Unrealized         Fair
(In thousands)                                                       Cost                Gains            Losses           Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                                                $ 5,500              $  1             $ (15)          $ 5,486
State and municipal securities                                        4,210                 4              (418)            3,796
Mortgage-backed securities                                            1,958                44                 -             2,002
Federal Home Loan Bank
   stock                                                                  -                 -                 -                 -
Other securities                                                          -                 -                 -                 -
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                            $11,668              $ 49             $(433)          $11,284
===================================================================================================================================

                                                                                     Securities Available-for-Sale
                                                                                          December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross             Gross
                                                                   Amortized         Unrealized         Unrealized         Fair
(In thousands)                                                       Cost               Gains             Losses           Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                                                $29,269              $217             $ (51)          $29,435
State and municipal securities                                          598                 9                 -               607
Mortgage-backed securities                                            8,360                38               (65)            8,333
Federal Home Loan Bank
   stock                                                              3,574                 -                 -             3,574
Other securities                                                        791                 -                 -               791
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                            $42,592              $264             $(116)          $42,740
===================================================================================================================================


                                                                                    Securities Held-to-Maturity
                                                                                          December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross             Gross
                                                                   Amortized          Unrealized        Unrealized         Fair
(In thousands)                                                       Cost               Gains             Losses           Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. government and
   agency securities                                                $ 7,585             $ 30              $(21)           $ 7,594
State and municipal securities                                          858               28                 -                886
Mortgage-backed securities                                            3,597               55                 -              3,652
Federal Home Loan Bank
   stock                                                                  -                -                 -                  -
Other securities                                                          -                -                 -                  -
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                            $12,040             $113              $(21)           $12,132
===================================================================================================================================

                                                    1999 Annual Report\31

     Proceeds from the sale of securities totaled $8.9 million in 1998. There were gross realized gains and losses on the sale of securities available-for-sale of $71,000 and $3,000, respectively, in 1998. There were no sales in 1999.

     Held-to-maturity and available-for-sale securities with a carrying value of $36.6 million and $33.6 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and short-term borrowings.

     The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities), available-for-sale and securities held-to-maturity at December 31, 1999 were as follows:

                                                                                 December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Securities Available-for-Sale                        Securities Held-to-Maturity
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Amortized        Fair                             Amortized            Fair
(In thousands)                                        Cost           Value                               Cost              Value
-----------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                              $ 4,294        $ 4,296                             $ 5,585           $ 5,571
Due from one year to five years                       23,688         23,003                                 176               163
Due from five years to ten years                       7,386          7,034                                 729               701
Due after ten years                                      198            190                               3,220             2,847
-----------------------------------------------------------------------------------------------------------------------------------
   Subtotal                                           35,566         34,523                               9,710             9,282
Mortgage-backed securities                             7,558          7,439                               1,958             2,002
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                             $43,124        $41,962                             $11,668           $11,284
===================================================================================================================================

NOTE 4.  LOANS:

     The components of loans in the Consolidated Balance Sheets were as follows:

                                                                                   December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands)                                                       1999              1998              1997
-----------------------------------------------------------------------------------------------------------------
Commercial                                                         $150,259          $126,239          $109,937
Real estate-construction                                             65,310            36,590            27,181
Real estate-mortgage
   One- to four-family residential                                  141,264           116,291           195,964
   Multi-family and commercial                                      235,158           196,545           135,452
Consumer and other                                                   24,152            20,908            16,821
Net deferred loan fees, premiums and discounts                         (952)             (904)             (493)
-----------------------------------------------------------------------------------------------------------------
Total loans                                                         615,191           495,669           484,862
Allowance for loan losses                                           (8,315)           (6,442)           (5,193)
-----------------------------------------------------------------------------------------------------------------
Net loans                                                          $606,876          $489,227          $479,669
=================================================================================================================

   An analysis of the change in the allowance for loan losses follows:

                                                                                    December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands)                                                        1999              1998              1997
-----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $6,442           $ 5,193            $3,100
Acquired subsidiary balance                                               -                 -               403
Loans charged off                                                      (860)           (1,226)             (759)
Recoveries                                                              188                55                52
-----------------------------------------------------------------------------------------------------------------
Net loans charged off                                                  (672)           (1,171)             (707)
Provision for loan losses                                             2,545             2,420             2,397
-----------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $8,315           $ 6,442            $5,193
=================================================================================================================

    The recorded investment in loans that were considered to be impaired under SFAS No. 114, as amended by SFAS No. 118, was $628,000 in 1999, $1.8 million in 1998 and $1.7 million in 1997 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $82,000 in 1999, $269,000 in 1998 and $86,000 in 1997. Interest income that would have been recognized for non-accrual loans was $84,000 in 1999, $72,000 in 1998 and $57,000 in
1997. Cash basis income on non-accrual loans was not significant for 1999, 1998 or 1997. Other real estate owned and foreclosed assets were approximately $402,000, $0 and $33,000 at December 31, 1999, 1998 and
1997, respectively.

     We and Allegiant Bank have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1999, 1998 and 1997 was $35.5 million, $35.9 million and $16.4 million, respectively. During 1999, $11.5 million of new loans and $11.9 million of repayments were made on related party loans. As of December 31, 1999, no related party loans were past due 90 days or more. At December 31, 1998, our bank had $166,000 in related party loans that were past due more than 90 days.

32\Allegiant Bancorp, Inc.

NOTE 5.  PREMISES AND EQUIPMENT:

     Components of premises and equipment as of December 31, 1999 and 1998 were as follows:

                                                                            December 31,
-----------------------------------------------------------------------------------------------
(In thousands)                                                        1999              1998
-----------------------------------------------------------------------------------------------
Land                                                                $ 2,654           $ 2,546
Bank premises                                                         5,601             5,657
Furniture, equipment and automobiles                                  6,802             6,537
-----------------------------------------------------------------------------------------------
Total cost                                                           15,057            14,740
Less accumulated depreciation                                        (5,161)           (3,730)
-----------------------------------------------------------------------------------------------
Net book value                                                      $ 9,896           $11,010
===============================================================================================

     The bank leases various banking facilities and one piece of equipment under agreements which expire at various dates through September 2012. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1999 were approximately as follows:

                     Years Ended December 31,
----------------------------------------------------------------------
(In thousands)                                        Minimum Rental
----------------------------------------------------------------------
   2000                                                  $  352
   2001                                                     372
   2002                                                     362
   2003                                                     292
   2004                                                     292
   2005 and later                                         1,207
----------------------------------------------------------------------
      Total                                              $2,877
======================================================================

     Rental expense for all operating leases was $352,000 in 1999, $327,000 in 1998 and $210,000 in 1997.

NOTE 6.  DEPOSITS:

     Deposits consisted of the following:

                                                                           December 31,
-----------------------------------------------------------------------------------------------
(In thousands)                                                       1999              1998
-----------------------------------------------------------------------------------------------
Non-interest bearing                                               $ 51,845          $ 55,417
Interest bearing demand                                              24,492            19,075
Money market accounts                                               160,701           123,827
Savings                                                              13,052            14,917
Time and IRA certificates under $100,000                            202,826           206,357
-----------------------------------------------------------------------------------------------
   Total core deposits                                              452,916           419,593
Time certificates over $100,000                                      47,550            31,173
Brokered deposits over $100,000                                      48,000                 -
-----------------------------------------------------------------------------------------------
   Total deposits                                                  $548,466          $450,766
===============================================================================================


AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS


(In thousands)                                     December 31, 1999
----------------------------------------------------------------------
2000                                                   $223,510
2001                                                     55,236
2002                                                     10,496
2003                                                      5,477
2004                                                      2,871
2005 and later                                              787
----------------------------------------------------------------------
   Total                                               $298,376
======================================================================

NOTE 7.  INCOME TAXES:

     Our results include income tax expense (benefit) as follows:

                                             Years Ended December 31,
-----------------------------------------------------------------------------
(In thousands)                          1999           1998           1997
-----------------------------------------------------------------------------
Current                                $4,578         $3,522         $2,401
Deferred                                 (934)          (496)          (685)
-----------------------------------------------------------------------------
   Total                               $3,644         $3,026         $1,716
=============================================================================

     The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                                                                    December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands)                                                        1999              1998              1997
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Reserve for loan losses                                           $3,000            $2,217            $1,536
   Deferred loan fees                                                   175                 -               194
   Deferred compensation                                                  -                 -                74
   Accrued expenses                                                       -                 -                63
   Investments in debt and equity securities - SFAS No. 115             465               (50)               44
   Other                                                                  -               116                72
-----------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                             3,640             2,283             1,983
-----------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Depreciation                                                        (203)             (119)             (461)
   Discount accretion                                                   (23)              (83)                -
   Other                                                                (57)              (10)              (29)
-----------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                         (283)             (212)             (490)
-----------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                              $3,357            $2,071            $1,493
=================================================================================================================

     A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 1999, 1998 or 1997, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

                                                    1999 Annual Report\33

     Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                                                             Years Ended December 31,
-----------------------------------------------------------------------------------------------
(In thousands)                                      1999              1998              1997
-----------------------------------------------------------------------------------------------
Computed expected tax expense                      $3,166            $2,646            $1,405
Tax-exempt income                                     (93)             (157)              (38)
State and local income taxes,
   net of federal tax benefits                        137               314               258
Goodwill amortization                                 392               318                24
Other, net                                             42               (95)               67
-----------------------------------------------------------------------------------------------
Total tax expense                                  $3,644            $3,026            $1,716
===============================================================================================

NOTE 8.  SHORT-TERM BORROWINGS:

     Short-term borrowings were as follows at year end:

                                                                 December 31,
-----------------------------------------------------------------------------------------------
(In thousands)                                     1999              1998              1997
-----------------------------------------------------------------------------------------------
Securities sold under
   agreements to repurchase                       $18,361           $14,042           $ 8,252
Federal funds purchased                                 -                 -             6,500
Federal Home Loan Bank advances                    57,000            39,500            37,850
Other short-term borrowings                           500                 -               977
-----------------------------------------------------------------------------------------------
   Total short-term borrowings                    $75,861           $53,542           $53,579
===============================================================================================

     As collateral for the Federal Home Loan Bank advances, our bank has entered into a blanket agreement that pledges first mortgage loans with principal balances aggregating 130% of the outstanding advances.

NOTE 9.  LONG-TERM DEBT:

     Long-term debt consisted of the following at year-end:

                                                                                                      December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                         1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------------------
Notes payable to a financial institution, interest payable
   quarterly (7% on December 31, 1999), matures on
   November 12, 2001, secured by Bank stock                                           $12,650           $13,650           $     -
Note payable to a financial institution                                                     -                 -            10,400
Notes payable to FHLB, interest payable monthly at rates
   varying from 5.05% to 6.95%, principal balance due at maturity ranging from December 13, 2002 to December 31, 2019,
   secured by stock in FHLB and certain loans                                          23,210            26,625             9,625
Subordinated debentures with certain shareholders,
   interest payable quarterly at prime plus 3% (with a
   minimum floor of 10%), called in 1998                                                    -                 -             3,250
-----------------------------------------------------------------------------------------------------------------------------------
      Total long-term debt                                                            $35,860           $40,275           $23,275
===================================================================================================================================

     Under the terms of the current notes payable to a financial institution, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. Principal payments are required as follows: $500,000 payable on October 1, 2000; $1.0 million payable on October 1, 2001; and the balance outstanding payable on November 12, 2001.

     A summary of annual principal reductions of long-term debt as of December 31, 1999 was as follows:

                                                         Annual
                                                       Principal
Year (In thousands)                                    Reductions
------------------------------------------------------------------
2001                                                    $12,650
2002                                                        625
2003                                                      1,500
2004                                                          -
2005 and later                                           21,085
------------------------------------------------------------------
   Total                                                $35,860
==================================================================

34\Allegiant Bancorp, Inc.

NOTE 10.  CAPITAL SECURITIES OF SUBSIDIARY TRUST:

     During 1999, we formed Allegiant Capital Trust I, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust for $672,080. Allegiant Capital Trust sold 1,725,000 preferred securities, having a liquidation value of $10 per security, for $17.3 million. The sole assets of Allegiant Capital Trust are our subordinated debentures totaling $17.9 million which are due August 2, 2029. The distributions payable on the preferred securities are fixed at 9.875%. All accounts of Allegiant Capital Trust are included in our consolidated financial statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the American Stock Exchange under the symbol ACT.pr. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust. The securities are redeemable in whole at any time on or after August 2, 2004, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

NOTE 11.  COMMON STOCK AND EARNINGS PER SHARE:

     On July 1, 1998, our board of directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01.

     On September 19, 1997, our board of directors declared a five-for-four stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 7, 1998, payable on January 21, 1998. Common stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $0.01.

     On September 19, 1996, our board of directors declared a 10% stock dividend to shareholders of record on January 2, 1997, payable on January 15, 1997. The transaction was valued based on the closing market price of our common stock at the date of declaration.

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

     The components of basic and diluted earnings per share as prescribed by SFAS No. 128 were as follows:

                                                                             Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands,
except per share data)                                              1999              1998              1997
-----------------------------------------------------------------------------------------------------------------
Net income                                                       $    5,402        $    4,534        $    2,415
=================================================================================================================
Denominator:
   Weighted average shares outstanding                            6,450,639         6,256,715         4,481,724
   Effect of dilutive securities:
      Stock options and warrants                                     59,406           390,450           403,579
-----------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per
   share-adjusted weighted average shares                         6,510,045         6,647,165         4,885,303
=================================================================================================================
Basic earnings per share                                         $     0.84        $     0.72        $     0.54
Diluted earnings per share                                             0.83              0.68              0.49

NOTE 12.  EMPLOYEE BENEFITS:

     Pension Plan. We have a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense includes $209,000 in 1999, $124,000 in 1998 and $39,000 in 1997 for such plans. Contributions under the defined contribution plan are made at the discretion of our management and board of directors.

     Phantom Stock Plan. In December 1994, our board of directors approved a Phantom Stock Plan for our president. All benefits under the Phantom Stock Plan have been paid and the plan terminated in 1999. The annual provision under this plan for the years ended December 31, 1999, 1998 and 1997 were approximately $0, $47,000 and $225,000, respectively. Deferred compensation for this plan included in accrued expenses and other liabilities totaled $0, $365,000 and $318,000 at December 31, 1999, 1998 and 1997, respectively.

NOTE 13.  STOCK OPTION PLANS AND DIRECTORS STOCK PURCHASE PLAN:

     We have reserved 1,454,000 shares of our common stock for issuance under various stock option plans offered to our directors and certain of our key employees. Options are granted, by action of our board of directors, to acquire stock at 110% of fair market value at the date of the grant, for a term of up to ten years.

                                                  1999 Annual Report\35

     At December 31, 1999, approximately 397,000 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and the current options outstanding and exercisable:

                                                                 Years Ended December 31,
---------------------------------------------------------------------------------------------------------------
                                                  1999                     1998                     1997
---------------------------------------------------------------------------------------------------------------
                                                Weighted-                Weighted-                 Weighted-
                                                 Average                  Average                   Average
                                    Shares    Option Price   Shares    Option Price    Shares    Option Price
---------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year      431,336      $10.02      681,726      $ 6.42       605,483      $ 5.11
Granted                             120,598       10.99      146,386       14.84       284,273        9.20
Exercised                           (34,666)       4.13     (378,767)       4.51      (204,580)       5.79
Canceled                             (6,896)       4.19      (18,009)      11.28        (3,450)      10.00
---------------------------------------------------------------------------------------------------------------
Outstanding, end of year            510,372       10.59      431,336       10.02       681,726        6.42
===============================================================================================================

Weighted-average fair value of
  options granted during the year  $   2.51                $    3.59                 $    2.74
===============================================================================================================

                                    Options Outstanding                                         Options Exercisable
--------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted
                                Number             Average          Weighted               Number               Weighted
       Range of             Outstanding at        Remaining         Average            Exercisable at            Average
    Exercise Price        December 31, 1999    Contractual Life  Exercise Price       December 31, 1999       Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
    $ 3.30 - $ 7.92             90,142            1.3 years         $ 6.95                  90,412               $ 6.95
      8.78 -  10.45            157,284            1.9 years           8.70                 128,914                 9.30
     10.75 -  18.57            262,946            3.9 years          12.92                 141,315                13.49
--------------------------------------------------------------------------------------------------------------------------------
      3.30 -  18.57            510,372            2.9 years          10.59                 360,641                10.35
================================================================================================================================

     We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 1999, 26,000 shares were purchased at an average price of $9.94. In 1998, 12,000 shares were purchased at an average price of $11.50 and in 1997, 13,000 shares were purchased at an average price of $10.74.

     We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans. Had compensation cost for our stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                Years Ended December 31,
--------------------------------------------------------------------------------
(In thousands, except
per share data)                            1999           1998           1997
--------------------------------------------------------------------------------
Net income
  As reported                             $5,402         $4,534         $2,415
  Pro forma                                5,223          4,208          1,988

Basic earnings per share
  As reported                               0.84           0.72           0.54
  Pro forma                                 0.81           0.67           0.44

Diluted earnings per share
  As reported                               0.83           0.68           0.49
  Pro forma                                 0.80           0.63           0.41

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                                 Years ended December 31,
--------------------------------------------------------------------------------
                                           1999           1998           1997
--------------------------------------------------------------------------------
Dividend yield                              2.00%          1.80%          0.90%
Volatility                                 28.80          30.80          16.38
Risk-free interest rate                     5.41%          5.02%          6.44%
Expected life                            5 years        5 years        5 years

36\Allegiant Bancorp, Inc.

NOTE 14.  CONCENTRATIONS OF CREDIT:

     Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are depositors of Allegiant Bank and in our market area. Investments in state and municipal securities also involve governmental entities within our market area. The concentrations of credit by type of loan are set forth in
Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE 15.  FINANCIAL INSTRUMENTS:

     Allegiant Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of the bank's involvement in particular classes of financial instruments.

     Allegiant Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     A summary of the notional amounts of Allegiant Bank's financial instruments with off-balance sheet risk at December 31, 1999, 1998 and 1997 follows:

                                                     December 31,
--------------------------------------------------------------------------------
(In thousands)                            1999           1998           1997
--------------------------------------------------------------------------------
Commitments to extend credit            $109,913        $82,530        $84,604
Standby letters of credit                  4,213          6,496          3,868

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Allegiant Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparts. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of Allegiant Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The carrying amount and estimated fair values of our financial instruments were as follows:

                                                          December 31, 1999             December 31, 1998
--------------------------------------------------------------------------------------------------------------
                                                       Carrying         Fair         Carrying         Fair
(In thousands)                                          Amount          Value         Amount          Value
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks, federal
    funds sold and other
    overnight investments                              $ 26,769       $ 26,769       $ 17,123       $ 17,123
  Securities available-for-sale                          49,129         49,129         42,740         42,740
  Securities held-to-maturity                            11,668         11,284         12,040         12,132
  Loans, net of allowance                               606,876        605,751        489,227        492,746

FINANCIAL LIABILITIES:
  Deposits                                             $548,466       $545,869       $450,766       $452,788
  Short-term borrowings                                  75,861         75,859         53,542         53,566
  Long-term debt                                         35,860         35,368         40,275         40,219
  Guaranteed preferred beneficial
    interest in subordinated debentures                  17,250         15,932              -              -

     The following methods and assumptions were used by us in estimating fair values of financial instruments as disclosed herein:

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

                                                      1999 Annual Report\37

     Short-Term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

     Long-Term Debt: The fair values of our long-term debt and guaranteed preferred beneficial interest in subordinated debentures are based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of debt instruments.

     Off-Balance Sheet Financial Instruments: The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have not assigned a value to such instruments for the purposes of this disclosure.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

NOTE 16.  REGULATORY MATTERS:

     We and Allegiant Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and Allegiant Bank must meet specific capital guidelines that involve quantitative measures of our and the bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Allegiant Bank's capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulators to ensure capital adequacy require us and Allegiant Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 we and Allegiant Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the date of the most recent notification from the regulatory agencies, the Bank was categorized as well capitalized under the regulatory framework.

     The actual and required capital amounts and ratios as of December 31, 1999 and 1998 for Allegiant and Allegiant Bank are listed in the following table:

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                              For Capital            Prompt Corrective
                                                       Actual              Adequacy Purposes         Action Provisions
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                          Amount        Ratio       Amount        Ratio       Amount         Ratio
--------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:

Total Capital (to Risk-Weighted Assets)
 Allegiant Bancorp, Inc.                       $61,885        10.23%     $48,404         8.00%     $   N/A           N/A
 Allegiant Bank                                 69,107        11.52       47,974         8.00       59,967         10.00%
Tier 1 Capital (to Risk-Weighted Assets)
 Allegiant Bancorp, Inc.                        53,269         8.80       24,202         4.00          N/A           N/A
 Allegiant Bank                                 61,601        10.27       23,987         4.00       35,980          6.00
Tier 1 Capital (to Average Assets)
 Allegiant Bancorp, Inc.                        53,269         7.47       28,523         4.00          N/A           N/A
 Allegiant Bank                                 61,601         8.89       27,716         4.00       34,645          5.00

As of December 31, 1998:

Total Capital (to Risk-Weighted Assets)
 Allegiant Bancorp, Inc.                       $41,272         8.68%     $38,059         8.00%     $   N/A           N/A
 Allegiant Bank                                 51,931        10.93       37,999         8.00       47,499         10.00%
Tier 1 Capital (to Risk-Weighted Assets)
 Allegiant Bancorp, Inc.                        35,319         7.42       19,030         4.00          N/A           N/A
 Allegiant Bank                                 45,991         9.68       18,999         4.00       28,499          6.00
Tier 1 Capital (to Average Assets)
 Allegiant Bancorp, Inc.                        35,319         5.83       24,221         4.00          N/A           N/A
 Allegiant Bank                                 45,991         7.61       24,185         4.00       30,232          5.00

38\Allegiant Bancorp, Inc.

NOTE 17.  RESTRICTIONS ON CASH AND DUE FROM BANKS:

     At December 31, 1999, $6.1 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 18.  OTHER INCOME AND EXPENSES:

     A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                                                           Years Ended December 31,
-------------------------------------------------------------------------------------------
(In thousands)                                        1999           1998           1997
-------------------------------------------------------------------------------------------
Other Income:
  Leasing revenue                                    $1,077         $1,527         $  433
  Mortgage banking revenue                              944          2,299          1,300
  Gain on sale of branches                                -          2,370              -
  Gain on sale of mortgage loans                          -          1,112             27
Other Expenses:
  Furniture and equipment                             1,650          1,752            943
  Occupancy                                           1,344          1,523            738
  Goodwill amortization                                 980            910            358
  Depreciation of operating leases                      861          1,340            394
  Supplies                                              274            489            428
  Operating losses - other                               80            450            870
  Operating losses - overdrawn customer accounts         35            272             68

NOTE 19. PARENT COMPANY CONDENSED FINANCIAL INFORMATION:

     Following are our condensed financial statements (parent company only) for the periods indicated:

BALANCE SHEETS
                                                              December 31,
--------------------------------------------------------------------------------
(In thousands)                                           1999           1998
--------------------------------------------------------------------------------
ASSETS:
Cash                                                    $ 4,962        $ 1,044
Investment securities                                        43              -
Loans and lease financing receivables                        73              -
Investment in subsidiaries                               73,201         60,046
Other assets                                              1,222          1,707
--------------------------------------------------------------------------------
  Total assets                                          $79,501        $62,797
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                                   $   500        $     -
Long-term debt                                           12,650         13,650
Other liabilities                                           438          1,043
Balances due to nonbank subsidiaries                     17,922              -
--------------------------------------------------------------------------------
  Total liabilities                                      31,510         14,693

Total shareholders' equity:                              47,991         48,104
--------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity                                $79,501        $62,797
================================================================================

STATEMENTS OF INCOME
                                                                             Years Ended December 31,
--------------------------------------------------------------------------------------------------------------
(In thousands)                                                          1999           1998           1997
--------------------------------------------------------------------------------------------------------------
INCOME:
Management and service fees from subsidiaries                          $ 1,116        $     -         $    -
Dividends from subsidiaries                                                  -          1,000          1,475
Other operating income                                                      53              -              -
--------------------------------------------------------------------------------------------------------------
   Total Income                                                          1,169          1,000          1,475
--------------------------------------------------------------------------------------------------------------

EXPENSE:
Interest on long-term debt                                               1,699          1,183            812
Salaries and employee benefits                                             800          1,674            350
Other operating expenses                                                   832            799            248
--------------------------------------------------------------------------------------------------------------
   Total Expense                                                         3,331          3,656          1,410
--------------------------------------------------------------------------------------------------------------

Income (loss) before income tax benefit and equity in
   undistributed income of subsidiaries                                 (2,162)        (2,656)            65
Income tax benefit                                                         866          1,448            490
--------------------------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed income of
   subsidiaries                                                         (1,296)        (1,208)           555
Equity in undistributed income of subsidiaries                           6,698          5,742          1,860
--------------------------------------------------------------------------------------------------------------
   Net income                                                          $ 5,402        $ 4,534         $2,415
==============================================================================================================

                                                     1999 Annual Report\39

STATEMENTS OF CASH FLOWS
                                                                            Years Ended December 31,
--------------------------------------------------------------------------------------------------------------
(In thousands)                                                          1999           1998           1997
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                             $ 5,402       $  4,534       $  2,415
Adjustment to reconcile net income to net cash
   used by operating activities
      Net income of subsidiaries                                        (6,698)        (6,742)        (3,335)
      Dividends from subsidiaries                                            -          1,000          1,475
      Net loss on disposition of subsidiary                                 20              -              -
      Other, net                                                          (118)           346           (558)
--------------------------------------------------------------------------------------------------------------
      Cash used by operating activities                                 (1,394)          (862)            (3)
--------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
Contributions of capital to subsidiaries                                (8,000)        (1,000)       (13,979)
Net cash received in disposition of subsidiary                           1,348              -              -
Other, net                                                                (108)           (15)             -
--------------------------------------------------------------------------------------------------------------
   Cash used in investing activities                                    (6,760)        (1,015)       (13,979)
--------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
Payment of dividends                                                      (978)          (917)          (331)
Proceeds from issuance of common stock                                     476          2,418         12,753
Repurchase of common stock                                              (4,176)             -              -
Net decrease in short-term borrowings                                     (500)             -              -
Proceeds from issuance of long-term debt                                     -         13,650          3,000
Repayment of long-term debt                                                  -        (13,650)             -
Proceeds from issuance of guaranteed preferred
   beneficial interest in subordinated debentures                       17,250              -              -
--------------------------------------------------------------------------------------------------------------
      Cash provided by financing activities                             12,072          1,366         15,422
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     3,918           (511)         1,440
Cash and cash equivalents, beginning of year                             1,044          1,555            115
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                 $ 4,962       $  1,044       $  1,555
==============================================================================================================

NOTE 20.  RESTRICTIONS ON SUBSIDIARY DIVIDENDS:

     Subsidiary bank dividends are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by Allegiant Bank is subject to regulation by the Federal Deposit Insurance Corporation. Allegiant Bank is also subject to regulation by the State of Missouri. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $18.6 million at December 31, 1999, in addition to net income in 2000, could be paid without prior regulatory approval.

     Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 1999 approximately $5.1 million would have been available under Federal Reserve guidelines.


NOTE 21.  SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENT OF CASH
FLOWS:

     Supplemental disclosures of noncash investing and financing activities, and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches, were as follows:

                                                                              Years Ended December 31,
--------------------------------------------------------------------------------------------------------------
(In thousands)                                                           1999          1998           1997
--------------------------------------------------------------------------------------------------------------
Fair value of assets purchased                                         $   473      $ 17,492       $ 46,682
Liabilities assumed (transferred)                                           99       (40,154)       119,691
Issuance of common stock                                                     -             -         10,587
--------------------------------------------------------------------------------------------------------------
Net cash received (paid) for acquisitions and dispositions                 374       (22,662)        83,596
Cash and cash equivalents acquired                                         974             -          1,533
--------------------------------------------------------------------------------------------------------------
                                                                       $ 1,348      $(22,662)      $ 85,129
==============================================================================================================

Cash paid during the year for:
   Interest on deposits and borrowings                                 $25,619      $ 28,096       $ 20,930
   Income taxes                                                          4,081         3,345          2,768

Noncash transactions:
   Transfers to other real estate owned in settlement of loans         $   402      $      -       $    330
   Loans securitized                                                         -             -          7,102
   Common stock issued in acquisition of Reliance Financial, Inc.            -             -         10,587
   Conversion of directors' fees to common stock                           258           135            136
   Conversion of employee stock bonus to common stock                        -             -             63

40\Allegiant Bancorp, Inc.

NOTE 22.  SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     The following is a summary of quarterly operating results for the years ended December 31, 1999 and 1998:

                                                                                               1999
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except                                                   First         Second          Third         Fourth
per share data)                                                        Quarter        Quarter        Quarter        Quarter
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                        $11,925        $12,308        $13,250        $14,629
Interest expense                                                         6,088          6,150          6,798          7,565
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                   5,837          6,158          6,452          7,064
Provision for loan losses                                                  562            450            580            954
Other income                                                             1,254          1,188          1,207          1,194
Other expense                                                            4,858          4,654          4,705          4,545
Income taxes                                                               669            897            945          1,133
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                          $ 1,002        $ 1,345        $ 1,429        $ 1,626
=============================================================================================================================
Earnings per share:
   Basic                                                               $  0.15        $  0.20        $  0.22        $  0.27
   Diluted                                                                0.15           0.20           0.22           0.26

                                                                                                1998
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except                                                   First         Second          Third         Fourth
per share data)                                                        Quarter        Quarter        Quarter        Quarter
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                        $12,270        $12,288        $12,452        $12,208
Interest expense                                                         6,841          7,052          6,835          6,539
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                   5,429          5,236          5,617          5,669
Provision for loan losses                                                  400            315            465          1,240
Securities transactions                                                     12             46              4              6
Other income                                                             1,097          2,130          1,946          4,083
Other expense                                                            5,118          5,295          5,112          5,770
Income taxes                                                               393            725            783          1,125
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                          $   627        $ 1,077        $ 1,207        $ 1,623
=============================================================================================================================
Earnings per share:
   Basic                                                               $  0.10        $  0.17        $  0.19        $  0.26
   Diluted                                                                0.09           0.16           0.18           0.25

                                                    1999 Annual Report\41

ALLEGIANT BANCORP, INC.

OFFICERS

Marvin S. Wool
Chairman, Chief Executive Officer
and President
   Dash Multi-Corp
Chairman
   Allegiant Bancorp, Inc.
   and Allegiant Bank

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc.
   and Allegiant Bank

Thomas A. Daiber
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.

Kevin R. Farrell
President and Chief Executive Officer
   St. Louis Steel Products
Corporate Secretary
   Allegiant Bancorp, Inc.

Jeffrey R. Heutel
Senior Vice President - Risk Management

Karen E. Box
Senior Vice President and
Director Human Resources

Christy M. Siburt
Executive Assistant and Secretary
   Allegiant Bank
Vice President, Investor Relations
   Allegiant Bancorp, Inc.


ALLEGIANT BANCORP, INC. BOARD OF DIRECTORS

[PHOTO]
Kevin R. Farrell
President and Chief
Executive Officer
   St. Louis Steel Products

[PHOTO]
Leland B. Curtis
Partner/Principal-Attorney
   Curtis Oetting Heinz
   Garrett & Soule

[PHOTO]
Shaun R. Hayes
President and Chief
Executive Officer
   Allegiant Bancorp, Inc.
President and Chief
Executive Officer
   Allegiant Bank

[PHOTO]
Leon A. Felman
President and Chief
Executive Officer
   Sage Systems, Inc.
Private Investor

[PHOTO]
C. Virginia Kirkpatrick
President and Chief
Executive Officer
   CVK Personnel
   Management and
   Training

[PHOTO]
John K. Krause
President
   Jenkin-Guerin, Inc.

[PHOTO]
Lee S. Wielansky
Director
   Regency Realty
   Corporation
Vice Chairman
   Allegiant Bank

[PHOTO]
John L. Weiss
President
   Brentwood Volvo
General Manager
   Southpoint Toyota

[PHOTO]
Marvin S. Wool
Chairman, Chief Executive
Officer and President
   Dash Multi-Corp
Chairman
   Allegiant Bancorp, Inc.
   and Allegiant Bank


ALLEGIANT BANK SENIOR
MANAGEMENT GROUP

Karen E. Box
Senior Vice President and
Director Human Resources

Thomas A. Daiber
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.

David Franke
Vice President - Internal Auditor

Paul F. Glarner
Executive Vice President and
Chief Lending Officer

Shaun R. Hayes
President and Chief Executive Officer
   Allegiant Bancorp, Inc. and Allegiant Bank

Jeffrey R. Heutel
Senior Vice President - Risk Management

Michael G. Jung
Senior Vice President - Corporate Banking

Richard E. Markow
President - Trust Division

Kimberli A. Palmer
Senior Vice President -
Information Technology/Operations

James L. Schaller
Senior Vice President - Retail Banking

Craig A. Schriewer
Vice President - Real Estate Lending

David B. Schroeder
Senior Vice President - Corporate Banking


Jeffrey S. Schatz
Executive Vice President and
Chief Operations Officer

Christy M. Siburt
Executive Assistant and Secretary
   Allegiant Bank
Vice President, Investor Relations
   Allegiant Bancorp, Inc.


[PHOTO]
Back Row: Thomas A. Daiber, Shaun R. Hayes, Jeffrey S. Schatz, Karen E. Box. Front Row: Paul F. Glarner, Kimberli A. Palmer, James L. Schaller, Jeffrey R. Heutel, Christy M. Siburt


ALLEGIANT BANK EXECUTIVE MANAGEMENT COMMITTEE

Karen E. Box
Senior Vice President and
Director Human Resources

Thomas A. Daiber
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.

Paul F. Glarner
Executive Vice President and
Chief Lending Officer

Shaun R. Hayes
President and Chief
Executive Officer
   Allegiant Bancorp, Inc.
   and Allegiant Bank

Jeffrey R. Heutel
Senior Vice President -
Risk Management

Kimberli A. Palmer
Senior Vice President -
Information Technology/Operations

James L. Schaller
Senior Vice President -
Retail Banking

Jeffrey S. Schatz
Executive Vice President and
Chief Operations Officer

Christy M. Siburt
Executive Assistant and Secretary
   Allegiant Bank
Vice President, Investor Relations
   Allegiant Bancorp, Inc.


ALLEGIANT BANK DIRECTORS

Keith Barket
President
   Barket Realty

Frank J. Cusumano
Consultant
   Kemoll's Restaurant

Thomas A. Daiber
Executive Vice President and
Chief Financial Officer
   Allegiant Bank
Senior Vice President and CFO
   Allegiant Bancorp, Inc.

William Davidson
President
   Davidson & Associates

Kevin R. Farrell
President and Chief
Executive Officer
   St. Louis Steel Products

William H. Gibson, Jr.
Retired Chief of Dental Health Care
   St. Louis County
   Department of Health

Paul F. Glarner
Executive Vice President and
Chief Lending Officer

Sidney H. Guller
Chairman Essex Industries, Inc.

Shaun R. Hayes
President and Chief
Executive Officer
   Allegiant Bancorp, Inc.
   and Allegiant Bank

C. Virginia Kirkpatrick
President and Chief
Executive Officer
   CVK Personnel Management
   and Training

Brian Matthews
Chief Exeutive Officer
   CDM/Primary Network

William H. Nottke
President and CEO
   Riverdale Packaging and
   Riverdale Display

Jon M. Pyzyk
President and Chief
Executive Officer
   Kohner Properties

Fr. Richard J. Quirk
Basilica of St. Louis,
in Residence

Jeffrey S. Schatz
Executive Vice President and
Chief Operations Officer

John L. Weiss
President
   Brentwood Volvo
General Manager
   Southpoint Toyota

Lee S. Wielansky
Director
   Regency Realty Corporation
Vice Chairman
   Allegiant Bank

Marvin S. Wool
Chairman, Chief Executive
Officer and President
   Dash Multi-Corp
Chairman
   Allegiant Bancorp, Inc.
   and Allegiant Bank



42\Allegiant Bancorp, Inc.

BANKING CENTER DIRECTORS 2000

ST. LOUIS CITY
John Fox Arnold
Chairman/Attorney,
Lashly & Baer

Stephen Bahn
Principal, Voss Bahn
Commercial RE Services

Freeman Bosley, Jr.
Attorney, Caldwell,
Hughes & Singleton

Robert B. Glarner, Jr.
Vice President, National Paper
& Printing Supplies, Inc.

Glenn Heitmann
(Chairman)
President and CEO,
Heitmann & Associates, Inc.

Robert J. Lienhop
CEO, Hall Technologies, Inc.

Yogi Patel, Ph.D.
Barnes-Jewish Hospital

Robert Wood
President, Robert Wood Realty

W. Paul Zemitzsch
President, Sequel LLC
Co-Owner, CompCheck
Corporation

KRATKY
Myron Applebaum
President, Applebaum
& Associates

Patrick Barrett
(Chairman)
President, Neonatal Division
Biomedical Systems

Ellen D. Crowley
Vice President, Financial
Management Partners

John Bowman
Former President, Reliance
Federal Savings Bank

John Kuhlman
President, Kuhlman
Design Group

Mark Mehlman
President, Mehlman
Realty Company

Jacque Phillips
President, Accu-Care
Home Nurses Inc.

Milton (Peter) D.
Rothschild
President, Rothschild
Development, Ltd.

CENTRAL
Steve Adelman
President, Adelman
Management Corporation

Judith L. Brown
Broker/Owner, ReMax Associates

Ron L. Chitwood
President, C-K Plastics, Inc.

Lawrence H. Greenberg
President, Greenberg
& Associates

Paul Henderson
President, The Henderson
Group, Inc.

George Hensley, Jr.
President, Hensley
Construction Inc.

Kerry Klarfeld
President, Capital Investments

Bruce Kupper
CEO, Kupper Parker
Communications

Neal Losse
President, Opinions, Inc.

Constantine (Gus) Pulos
Attorney, Pulos Blankenship
& Jianakoplos PC

John L. Weiss (Chairman)
President, Brentwood Volvo
General Manager,
Southpoint Toyota

David Wright
Vice President, Kaplan
Real Estate Co.

SOUTHWEST
Bill Bounds (Chairman)
Accountant, Humes
& Barrington PC

James Bowen
Private Investor

Philip G. Brumbaugh
CPA, Philip G. Brumbaugh,
CPA, CVA

Deborah Fink, D.M.D.
Orthodontist

Kenneth Glass
(Co-Chairman)
President, Safeguard
Business Systems

Richard Goldberg
President, The Goldberg Group

John Meek
COO, Paramount
Environments, Inc.

Mark Nelson
President, Abrasive
Blasting & Coatings

David Sabino
CPA, Sabino,
Stringer & Associates

Robert Taylor
President, St. Louis Electronics

John Van Hoogstraat
Owner, Royal Gate Dodge

George (Butch) Welsch
President, Welsch Heating
& Cooling Co.

ST. CHARLES
Lisa Galli
Owner/President,
B&L Enterprises

Mark Kaufer
Owner, Premium Homes

Stephen Lundergan
(Chairman)
President, Richland
& Associates

Jim Muehling
General Contractor, J.R.
Muehling Construction

R. Tim Short
Architect/Developer

Carolyn E. Strong
Owner, Sundermeier RV Park
& Conference Center
Owner, Banquet Center of the
Little Hills

TRUST
Daniel Bruntrager
Partner, Bruntrager & Billings

Stephen B. Daiker
Attorney, Byran Cave LLP

Bradley Faerber
CPA, Lopata Flegel
Hoffman & Co.

Sheldon Harber
Financial Planner,
Asset Strategies Inc.

Ben Keller
Attorney, Rosenblum
Goldenhersh Silverstein
& Zafft P.C.

Charles Lowenhaupt
Attorney, Lowenhaupt
and Chasnoff LLC

Charles McCarter
Attorney, McCarter
& Greenley

Matthew G. Perlow
Attorney, Blackwell Sanders
Peper Martin

Harvey G. Schneider
Attorney, Evans & Dixon

Bradford L. Stevens
(Chairman)
Attorney, Dankenbring
Greiman Osterholt & Hoffmann

WEST
H. Bart Baker
Producer, Lockton Companies

B. Thomas Beattie
Broker, Beattie & Hawkins

William Benedict
Doctor, University Internists
of St. Louis

Robert Chambers
(Chairman)
President, KW Chambers

Jon Dalton
Partner, Bryan Cave LLP

Mark Dunham
President & CEO,
Premier Marketing

John Eilerman
President, McBride and Son

Harry Freeman
Vice President, Mayer Homes

Steve R. Garner
President, Town &
Village Properties

Michael L. Hammack
President, Catco, Inc.

Mike Hejna
President, Gundaker
Commercial Group

Jackie Joyner-Kersee
President, JJK & Associates

Andrew Katzman
Owner, ARK Investments

Vince Nangle
CPA, Nangle & Associates

John O'Connell
Vice President - Finance,
Hayden Homes

Gary Parker
Director Industrial Services,
Sansone Group

Tom Shelby
CEO, Camie-Campbell
International Inc.

Kenneth Stricker
Vice President and CFO,
The Jones Company

WARRENTON
Susan D. Albers, D.C.
Chiropractic Physician

Wesley C. Dalton
Attorney

Karen L. Gregory
Principal, Rebecca Boone
Elementary

Toni Hawley
Director of Economic
Development, Warrenton
Area Economic Development

Thomas Nittler
(Chairman)
Vice President - Finance,
Warrenton Products, Inc.

T. Eric Pitman
Vice President, Pitman-Brown
Funeral Homes

Gregory Renaud
President, Cut-N-Trim
Landscaping, Inc.

Scott A. Sanders
Certified Public Accountant

Janet Schamma
Retired Allegiant Bank

Warren Wobbe
Innsbrook Corporation
Real Estate Division

UNION BOARD
Dan Briegel
Attorney/Partner, Briegel
Davis, Arand & Fischer

Jerome Dwyer
Co-Owner/Partner,
Franklin County Medical
Outreach Center

Neil Kruel (Chairman)
President, A.J. Kruel
Corporation

Harvey Mefford
Retired

Rod Schwentker
Owner Pro-Body Works

Fred Springmeyer
Vice President - Sales,
CK Plastics

Virginia Young
Corporate Secretary -
Martak Appliance

ALLEGIANT BANK OFFICERS

James R. Allen
AVP - Real Estate Lending

Melanie Arnold
VP - Loan Administration

Bobbie Baker
Retail Banking Officer -
Downtown

Robert Baroni
VP - Retail Banking

Brian A. Barry
AVP - Network Services

Karen E. Box
Sr. VP - Human Resources

Virginia Burdick
VP - Retail Operations

Milburn Cain
VP -Private Banking/
Banking Center Directors

Charles A. Callahan
Collections Manager

Jeff L. Camilleri
VP - Business Development

Kevin L. Carter
VP - Corporate Banking

Kendrick Coleman
Information Technology Officer

Geraldine Cross
AVP - Retail Banking Officer -
Grand

Thomas A. Daiber
EVP - Chief Financial Officer

Brian M. Davies
AVP - Corporate Banking

Donald M. Davis
Sr. VP - Business
Development Officer

Alan Denk
VP - Corporate Banking

Sherri L. Dunsing
VP - Mortgage Operations

Cynthia L. Eveker
VP - Accounting Manager

Matthew S. Fagin
VP - Corporate Banking

Mary E. Fleming
President - Real Estate
Investment Trust/
Assistant Corporate Secretary

Phyllis A. Flowers
AVP - Training and
Development

David Franke
VP - Internal Auditor

Aaron S. Gardner
Corporate Banking Officer

Jeffrey Gass
VP - Accounting Manager

Paul F. Glarner
EVP - Chief Lending Officer

Marla J. Griffin
AVP - Operations

Carol Hancock
VP - Mortgage Sales

D. Mike Harper
VP - Consumer Lending

Shaun R. Hayes
President and Chief
Executive Officer

Jeffrey R. Heutel
Sr. VP - Risk Management

Craig Hingle
AVP - Corporate Banking

Melissa A. Hinton
AVP - Retail Banking Officer -
Des Peres

Carolyn L. Howell
AVP - Deposit Application
Support

Michael G. Jung
Sr. VP - Corporate Banking

Eric Kappelmann
VP - Corporate Banking

Jason Koelling
Corporate Banking Officer

Jeanette Larson
VP - Compliance

Nora K. Macalady
VP - Primetime/Marketing

Richard E. Markow
President - Trust Division

Timothy M. Meyer
VP - Loan Review

Karen Miller
AVP - Retail Banking Officer -
Crestwood

Tim Millerick
AVP - DP/Application Support

Herbert W. Morisse
VP - Trust Officer

Timothy Murphy
VP - Real Estate Lending

James A. O'Donnell
VP - Corporate Banking

Kevin Overschmidt
Retail Banking Officer - Union

Kimberli A. Palmer
Sr. VP  - Information
Technology/Operations

Lorrie Phelan
AVP - Retail Banking Officer -
South County

Stacey Ponticello
AVP - Retail Banking Officer -
Warrenton

Lori C. Pugh
AVP - Retail Banking Officer -
St. Peters

Tracy Remillard
Call Center Manager

Penny Rogers
Retail Banking Officer -
Westport

Deborah Sanguinette
AVP - Consumer Lending

James L. Schaller
Sr. VP - Retail Banking

Jeffrey S. Schatz
Executive Vice President and
Chief Operations Officer

Craig A. Schriewer
VP - Real Estate Lending

David B. Schroeder
Sr. VP - Corporate Banking

Timothy Shipley
AVP - Cash Management
Officer

Christy M. Siburt
Corporate Secretary/
Executive Assistant

Ray Sleeth
VP - Retail Banking Officer -
Affton

Diane E. Spal
AVP - Retail Banking Officer -
Ballwin

Preston Smith
Loan and E-Commerce
Product Manager

Joseph M. Thompson
AVP - Asset Liability Manager

James Valk
VP - Corporate Banking

Beth A. Weldon
AVP - Retail Banking Officer -
Hazelwood

Frank W. Wohlrab
VP - Corporate Banking

Marvin S. Wool
Chairman



                                                         1999 Annual Report\43

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, MO 63114
314/692-8200
www.allegiantbank.com

ANNUAL MEETING

The 2000 annual meeting of shareholders of Allegiant Bancorp, Inc. will be held on April 20, 2000 at 4:00 p.m. at The St. Louis Science Center, 5050 Oakland Ave., St. Louis, MO 63110.

INVESTOR RELATIONS

Security analyst and other investor inquiries should be directed to:
   Allegiant Bancorp, Inc.
   Investor Relations Department
   2122 Kratky Road
   St. Louis, MO 63114
   314/216-7446

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available on request by writing to:
   Allegiant Bancorp, Inc.
   Shareholder Information
   2122 Kratky Road
   St. Louis, MO 63114

TRANSFER AGENT

Communications regarding share transfer, lost certificates, change of address and dividend inquiries should be directed to:
   UMB Bank
   928 Grand Blvd.
   P.O. Box 410064
   Kansas City, MO 64141

MARKET MAKERS

Stifel Nicolaus & Co. Inc.       First Union Securities
  501 N. Broadway                  77 West Wacker Dr.
  St. Louis, MO 63102              Chicago, IL 60601
  314/342-2261                     800/527-8222

A.G. Edwards and Sons            Knight Securities LLP
  1 North Jefferson                525 Washington Blvd.
  St. Louis, MO 63103              Jersey City, NJ 07130
  314/955-3000

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

COMMON STOCK SHARE DATA (SYMBOL: "ALLE")

Our common stock (symbol: "ALLE") has been traded on the Nasdaq National Market since May 5, 1996. From January 1, 1996 to such date it was traded on the Nasdaq Small Cap Market. As of March 1, 2000, the number of shareholders of our common stock was approximately 3,500. The following table sets forth the high and low trading prices, as well as dividends per share for the periods shown, as reported by Nasdaq. Such prices reflect interdealer prices, without retail mark-up, markdown or commission, and have adjusted to reflect all stock splits and stock dividends.

                                                               Dividends
                                                               Declared
                            High              Low              and Paid
-------------------------------------------------------------------------
1999
First Quarter             $12.875            $8.958            $0.050
Second Quarter            $12.000            $8.500            $0.050
Third Quarter             $11.500            $9.000            $0.050
Fourth Quarter            $10.000            $8.500            $0.050

1998
First Quarter             $21.042           $11.000            $0.025
Second Quarter            $19.167           $13.333            $0.025
Third Quarter             $15.000           $10.417            $0.033
Fourth Quarter            $10.833            $9.167            $0.042


44\Allegiant Bancorp, Inc.