Form 10-K, Exhibit 13
period 2000-12-31
ALLEGIANT BANCORP INC
filed 2001-03-16
CIK 852642

FINANCIAL HIGHLIGHTS

                                                                                  YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)         2000          1999          1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
    Interest income                                          $   71,973    $   52,112    $   49,218    $   37,765    $   25,056
    Interest expense                                             40,521        26,601        27,267        21,466        14,999
--------------------------------------------------------------------------------------------------------------------------------
        Net interest income                                      31,452        25,511        21,951        16,299        10,057
    Provision for loan losses                                     3,500         2,546         2,420         2,397         1,448
--------------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision                      27,952        22,965        19,531        13,902         8,609
--------------------------------------------------------------------------------------------------------------------------------
    Other income                                                  6,462         4,843         9,324         3,298         1,393
    Other expense                                                22,582        18,762        21,295        13,069         7,019
--------------------------------------------------------------------------------------------------------------------------------
        Income before income taxes                               11,832         9,046         7,560         4,131         2,938
    Provision for income taxes                                    4,797         3,644         3,026         1,716         1,175
--------------------------------------------------------------------------------------------------------------------------------
        Net income                                           $    7,035    $    5,402    $    4,534    $    2,415    $    1,808
================================================================================================================================
Common Share Data:(1)
    Book value per share at year-end                         $     8.75    $     7.73    $     7.36    $     6.88    $     4.80
    Basic earnings per share                                       1.09          0.84          0.72          0.54          0.55
    Diluted earnings per share                                     1.08          0.83          0.68          0.49          0.48
    Cash dividends declared per share                              0.22          0.20          0.12          0.08          0.06
    Market value per share at year-end                             8.94          9.75          9.48         11.25          8.17
    Dividend payout ratio                                         18.79%        18.10%        20.22%        13.77%        10.34%

    Shares outstanding at year-end                            8,897,111     6,208,102     6,536,164     6,111,743     3,405,696
    Average shares outstanding                                6,460,250     6,450,639     6,250,910     4,885,303     3,708,821

Balance Sheet Data (at year-end):
    Total assets                                             $1,135,724    $  728,492    $  596,274    $  608,237    $  377,564
    Investment securities                                       134,296        60,797        54,780        76,869        60,559
    Total loans                                                 813,971       615,191       495,668       484,863       291,926
    Total deposits                                              858,084       548,466       450,766       484,641       308,670
    Indebtedness:
        Short-term borrowings                                    32,762        18,861        14,542        15,729        11,637
        Federal Home Loan Bank advances                         142,189        80,210        66,125        47,475        31,500
        Other borrowings                                             --        12,650        13,150        13,650         7,663
        Guaranteed preferred beneficial interest in
          subordinated debentures                                17,250        17,250            --            --            --
    Shareholders' equity                                         77,806        47,991        48,104        42,071        16,386

    Average assets                                              842,923       650,551       619,016       463,029       308,984
    Average shareholders' equity                                 53,238        49,099        44,721        25,292        14,851

Selected Financial Ratios and Other Data:
    Performance Ratios:
        Net interest margin                                        3.99%         4.17%         3.82%         3.71%         3.39%
        Net interest spread                                        3.51          3.68          3.33          3.20          2.92
        Other income to average assets                             0.77          0.75          1.51          0.71          0.45
        Other expense to average assets                            2.68          2.88          3.44          2.82          2.27
        Return on average total assets                             0.83          0.83          0.73          0.52          0.59
        Return on average shareholders' equity                    13.21         10.60         10.14          9.55         12.17
        Total loans to total deposits at year-end                 94.86        112.17        109.96        100.05         94.58
        Average interest earning assets to average
          interest bearing liabilities                           109.45        111.47        110.34        110.33        109.27
        Efficiency ratio                                          59.56         61.81         68.07         66.69         61.30
        Average assets per employee                          $    3,649    $    2,904    $    2,612    $    2,215    $    2,835

    Asset Quality Ratios:
        Allowance for loan loss to total loans                     1.40%         1.35%         1.30%         1.07%         1.06%
        Non-performing loans to total loans                        0.38          0.10          0.36          0.28          0.24
        Allowance for loan loss to total non-performing
          loans                                                  366.09      1,324.20        362.32        377.12        447.98
        Net charge offs to average loans                           0.19          0.12          0.25          0.19          0.21
        Non-performing assets to total assets                      0.29          0.14          0.30          0.28          0.18

    Company Capital Ratios:
        Equity to assets ratio                                     6.32          7.55          7.22          5.46          4.81
        Risk-based capital ratio                                  10.79         10.23          8.68          8.14          8.55
        Tier 1 capital ratio                                       9.53          8.80          7.42          6.39          6.10
        Leverage ratio                                             8.71          7.47          5.83          6.15          4.38

    Bank Capital Ratios:
        Risk-based capital ratio                                  11.65         11.52         10.93          9.35         10.06
        Tier 1 capital ratio                                      10.40         10.27          9.68          8.27          8.87
        Leverage ratio                                             9.50          8.89          7.61          7.76          6.37

(1) All share and per share amounts have been restated to reflect: (i) a 10% stock dividend paid in January 1997; (ii) a five-for-four stock split effected in January 1998; and (iii) a six-for-five stock split effected in January 1999.

6  ALLEGIANT BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

    The terms "Allegiant," "company," "we," "our," and "corporation" as used in this report refer to Allegiant Bancorp, Inc. and its subsidiaries as a consolidated entity, except where it is made clear that it means only Allegiant. Also, sometimes we refer to our bank subsidiary as the "bank."
    This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Allegiant and its subsidiaries. These forward-looking statements involve certain risks and uncertainties. For example, by accepting fixed rate deposits at different times and for different terms, and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above-market rate. Investments may decline in value in a rising interest rate environment. Loans, and the reserve for loan losses, have the risk that the borrower will not repay all funds due in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. Although we believe our loan loss reserve is adequate, it may prove inadequate if one or more large borrowers, or numerous mid-size borrowers, or a combination of both, experience financial difficulty for individual, national or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. All these uncertainties, as well as others, are present in a banking operation and we caution shareholders that management's view of the future may prove to be other than anticipated. Allegiant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report. The data presented in the following pages should be read in conjunction with the audited consolidated financial statements and the notes thereto on pages 24 to 41 of this report.

OVERVIEW
    Allegiant is the bank holding company of Allegiant Bank with 23 full-service banking locations in the St. Louis, Missouri metropolitan area. We are the seventh largest banking institution in St. Louis and we offer a full range of commercial and retail banking products and services.
    On November 15, 2000, we completed the acquisition of Equality Bancorp, Inc. Equality Bancorp was the parent of Equality Savings Bank which was founded in 1884 and was the oldest thrift in the State of Missouri. At the time of closing, Equality Bancorp had consolidated assets of approximately $300.4 million. In connection with our acquisition of Equality Bancorp, we issued approximately 2.7 million shares of our common stock. Based upon the net book value of the Equality Bancorp assets at closing, no goodwill was recorded. Our acquisition of Equality Bancorp increased the number of Allegiant's outstanding common shares to approximately 8.9 million at December 31, 2000. Also, during November, Equality Bancorp's systems were successfully integrated into Allegiant's including the conversion of all computer systems and records.
    The profitability of our operations depends on our net interest income, provision for loan losses, other income and other expense. Net interest income is the difference between the income we receive on our loan and investment portfolios and our cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in our loan portfolio. Other income consists primarily of service charges on deposit accounts and fees for ancillary banking services and, to a lesser extent, revenues generated from our mortgage banking, private banking, securities brokerage, insurance brokerage and trust operations. Other expense includes salaries and employee benefits as well as occupancy, data processing, marketing, professional fees, insurance and other expenses.
    Net interest income is dependent on the amounts and yields of interest earning assets compared to the amounts and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and our asset/liability management procedures are intended to manage the risk presented by changes in market interest rates. The provision for loan losses is dependent on changes in the loan portfolio, management's assessment of the collectibility of the loan portfolio and loss experience, as well as economic and market factors.
    Since the beginning of 1998, we have focused primarily on improving the profitability of our banking operations. As a result, we have reduced the amount of one- to four-family mortgages that we hold in our loan portfolio and increased the amount of higher yielding commercial loans. We also have hired several banking professionals with experience in the St. Louis metropolitan area. We have refined our market focus to concentrate exclusively on opportunities in the higher-growth St. Louis metropolitan area and, accordingly, we sold three retail banking offices outside the St. Louis metropolitan area in December 1998. We also have implemented company-wide cost control efforts to enhance efficiencies throughout our entire operation.
    Our primary financial strategies are to continue to grow our loan portfolio while maintaining high asset quality, expand our core deposit base to provide a cost-effective and stable source of funding for our loan portfolio and increase other income while maintaining strong expense controls. We believe we have maintained high asset quality while managing growth both internally and by acquisition. We also believe our history of strong credit quality has resulted from sound credit practices.

RESULTS OF OPERATIONS
EARNINGS SUMMARY
    We reported record earnings of $7.0 million for 2000, marking our ninth consecutive year of earnings growth. Our consolidated net income increased 30% over the 1999 level of $5.4 million. Basic earnings per share were $1.09 compared to $0.84 in 1999, an increase of 30%. Diluted earnings per share in 2000 were $1.08 increasing 30% compared to the $0.83 reported for 1999. Net income in 1998 was $4.5 million with basic and diluted earnings per share of $0.72 and $0.68, respectively.
    We utilized the purchase method of accounting to reflect our business combinations. The purchase method results in the recording of goodwill that is amortized as a non-cash charge to operating expenses. Goodwill amortization included as an operating expense totaled $0.9 million in each of 2000 and 1998 and $1.0 million in 1999. Cash net income (net income adjusted to exclude the

                                                      2000 ANNUAL REPORT  7
goodwill amortization) was $7.9 million, $6.4 million and $5.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. Diluted cash earnings per share were $1.23 in 2000 compared to $0.98 in 1999 and $0.81 in 1998.
    Return on average assets in both 2000 and 1999 was 0.83%, an improvement from 0.73% in 1998. While net income increased 30% in 2000, the growth in the average assets resulted in the same return on average assets in 2000 as in 1999. The increase in return on average assets from 1998 was primarily the result of improved net interest income and an improved mix of earning assets. Return on average shareholders' equity was 13.2% in 2000, compared to 10.6% in 1999 and 10.1% in 1998. The increase in 2000 was achieved as a result of the 30% growth in net income while average shareholders' equity increased 8.4%.
    Net interest income in 2000 increased 23% to $31.5 million from $25.5 million in 1999 and $16.3 million in 1998. The net interest margin declined by 18 basis points to 3.99% for 2000 compared to 4.17% for 1999. The net interest margin in 1998 was 3.82%. The slight drop in the 2000 net interest margin included a 78 basis point increase in the cost of interest bearing liabilities attributable to competition in the St. Louis market for deposits.
    The provision for loan losses totaled $3.5 million in 2000 representing an increase from the $2.5 million in 1999 and the $2.4 million provided in 1998. The level of the allowance for loan losses was increased with the allowance representing 1.40% of total loans outstanding at December 31, 2000, compared to 1.35% and 1.30% of total loans at December 31, 1999 and 1998, respectively. The allowance has been increased to reflect the change in the mix of the loan portfolio toward a greater percentage of commercial loans. This change is discussed in greater depth under "Balance Sheet Analysis - Allowance for Loan Losses."
    Non-interest income increased by 33% to $6.5 million in 2000 compared to 1999 primarily as a result of a 65% increase in service charges and as a result of income on the bank's bank owned life insurance investment. Leasing income decreased in 2000 and 1999 from prior years as no new lease financing was originated. Mortgage banking revenue decreased in 2000 and 1999 as a result of the sale of our subsidiary, Edge Mortgage Services, Inc., in March 1999 and a decline in mortgage refinancings as a result of higher market interest rates in 2000 and 1999. See "- Other Income."
    Non-interest expense increased $3.8 million in 2000, to $22.6 million, an increase of 20%. This compared to 1999 non-interest expense of $18.8 million and $21.3 million in 1998. Salaries and benefits totaled $11.4 million in 2000 and $9.7 million in 1999 and 1998, while occupancy and equipment totaled $3.3 million in 2000 compared to $3.0 million in 1999 and $3.3 million in 1998. Other operating expenses totaled $7.9 million in 2000 compared to $6.1 million in 1999 and $8.4 million in 1998. See "- Other Expense."

NET INTEREST INCOME
    Net interest income totaled $31.5 million, an increase of $6.0 million, or 24%, in 2000 compared to net interest income of $25.5 million in 1999. Net interest income totaled $22.0 million in 1998. In 2000, the net interest spread decreased 17 basis points and the net interest margin decreased by 18 basis points from 1999 following a 35 basis point increase in both the net interest margin and the net interest spread in 1999 from 1998. The decrease in net interest income reflected an increase in the average cost of interest bearing liabilities that rose at a slightly higher rate than the average yield on earning assets. In 2000, the spread decreased 17 basis points as a result of the yield on earning assets increasing 61 basis points while the cost of interest bearing liabilities increased 78 basis points. The 1999 increase in net interest spread was due to the yields on earning assets declining only 4 basis points from 1998 and a decline of 39 basis points on interest bearing liabilities.
    The yield on loans increased by 55 basis points in 2000 as market interest rates increased from the second quarter of 1999 into mid-2000. Loan yields in 1999 had declined by 18 basis points as general market rates declined in late 1998 and early 1999. The cost of interest bearing deposits increased in 2000 on the majority of deposit and liability accounts as general market interest rates increased over the prior year. Lower rates were paid on all categories of interest bearing deposits in 1999 compared to 1998. Total cost of deposits declined 50 basis points in 1999 due to a reduction of rates paid on money market/NOW accounts, savings deposits and retail certificates of deposit. Average borrowings increased $11.5 million in 1999 from 1998 and included $17.2 million of trust preferred securities issued in August 1999. The effects of changes in rates and average volumes can been seen in the table titled "Rate/Volume Analysis" below.
    Average earning assets increased $176.4 million, or 29%, during 2000 compared to an increase of $37.0 million, or 6%, in 1999. Average loans increased $161.7 million, or 29%, compared to growth of $57.6 million, or 10%, in 1999. The growth in average loans in 2000 included strong internal growth and approximately $114.0 million in loans acquired in the business combination with Equality Bancorp in November. The average of our securities portfolio (held-to-maturity and available-for-sale) increased $11.2 million, or 20%, during 2000 compared to a decrease of $14.6 million, or 20%, in 1999. Average investment securities represented 9% of earning assets during both 2000 and 1999. The increase in the amounts of investment securities was directly related to the decision to increase the overall liquidity position of our company. Earning assets as a percentage of total assets equaled 93.4% in 2000 compared to 94.0% in 1999 and 92.8% in 1998.

    Average interest bearing liabilities increased $171.3 million, or 31%, in 2000 compared to an increase of $27.9 million, or 5%, in 1999. Average deposits increased $150.3 million, or 30%, in 2000 compared to an increase in 1999 of $16.4 million, or 4%. Certificates of deposit increased $106.4 million, or 46%, in 2000 while non-interest bearing demand deposit accounts increased $14.8 million, or 30%. The 2000 increase in average interest bearing liabilities was the result of the business combination with Equality Bancorp, as well as strong internal deposit growth.
    Average short-term borrowings increased $32.3 million in 2000 to $91.2 million compared to an increase of $6.0 million during 1999. Average long-term debt in 2000 decreased by $6.6 million, or 17%, following a decrease of $1.6 million, or 4%, in 1999. During the rising interest rate environment of 2000, we increased the level of borrowed funds from the Federal Home Loan Bank on a shorter maturity basis compared to 1999. In August 1999, we issued $17.2 million in trust preferred securities, the majority of which is considered Tier 1 capital for regulatory purposes. See "- Liquidity Management."

8  ALLEGIANT BANCORP, INC.

    The following table presents the net interest income, net interest margin and net interest spread for the years 2000 through 1998. The table compares interest income and average interest earning assets with interest expense and average interest bearing liabilities.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                       2000                                1999                                1998
---------------------------------------------------------------------------------------------------------------------------------
                          AVERAGE  INT. EARNED/  AVERAGE      AVERAGE  INT. EARNED/   AVERAGE    AVERAGE   INT. EARNED/  AVERAGE
(DOLLARS IN THOUSANDS)    BALANCE      PAID       YIELD       BALANCE      PAID        YIELD     BALANCE       PAID       YIELD
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning
 assets:
  Loans(1)                $712,884   $66,776      9.37%       $551,189   $48,604       8.82%     $493,619     $44,412      9.00%
  Taxable investment
    securities              66,196     4,674      7.06          54,984     3,263       5.93        70,079       4,223      6.03
  Non-taxable
    investment
    securities(2)            4,242       240      5.67           2,026        98       4.83         1,494          72      4.89
  Federal funds sold
    and other
    investments              4,346       283      6.51           3,028       147       4.86         9,036         511      5.66
------------------------------------------------        ----------------------------         ----------------------------
    Total interest
      earning assets       787,668    71,973      9.14         611,227    52,112       8.53       574,228      49,218      8.57
Non-interest earning
 assets:
  Cash and due from
    banks                   17,296                              12,073                             12,230
  Premises and
    equipment               10,940                              10,537                             10,994
  Other assets              36,582                              23,771                             27,238
  Allowance for loan
    losses                  (9,563)                             (7,057)                            (5,674)
------------------------------------------------        ----------------------------         ----------------------------
    Total assets          $842,923                            $650,551                           $619,016
------------------------------------------------        ----------------------------         ----------------------------

LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest bearing
 liabilities:
  Money market/NOW
    accounts              $179,452   $ 8,137      4.53        $179,484   $ 7,165       3.99      $126,829     $ 5,221      4.12
  Savings deposits          14,796       307      2.08          14,448       308       2.13        16,524         425      2.57
  Certificates of
    deposit                248,503    14,702      5.92         176,106     9,202       5.23       224,661      12,878      5.73
  Certificates of
    deposit over
    $100,000                61,664     3,413      5.54          33,105     1,587       4.79        39,581       2,198      5.55
  IRA certificates          26,011     1,663      6.39          20,291     1,154       5.69        20,584       1,227      5.96
  Brokered deposits         49,590     3,318      6.69          21,135     1,179       5.58            --          --        --
------------------------------------------------        ----------------------------         ----------------------------
    Total interest
      bearing deposits     580,016    31,540      5.44         444,569    20,595       4.63       428,179      21,949      5.13
  Federal funds
    purchased,
    repurchase
    agreements and
    other short-term
    borrowings              91,194     5,259      5.77          58,877     3,002       5.10        52,855       2,624      4.96
  Other borrowings          31,178     1,952      6.26          37,797     2,271       6.01        39,403       2,694      6.84
  Guaranteed preferred
    beneficial
    interest in
    subordinated
    debentures              17,250     1,770     10.26           7,079       733      10.35            --          --        --
------------------------------------------------        ----------------------------         ----------------------------
    Total interest
      bearing
      liabilities          719,638    40,521      5.63         548,322    26,601       4.85       520,437      27,267      5.24
------------------------------------------------        ----------------------------         ----------------------------
Non-interest bearing
 liabilities and
 equity:
  Demand deposits           64,711                              49,886                             47,560
  Other liabilities          5,336                               3,244                              6,298
  Shareholders' equity      53,238                              49,099                             44,721
------------------------------------------------        ----------------------------         ----------------------------
    Total liabilities
      and shareholders'
      equity              $842,923                            $650,551                           $619,016
================================================        ============================         ============================
Net interest income                  $31,452                             $25,511                              $21,951
================================================        ============================         ============================
Net interest spread                               3.51%                                3.68%                               3.33%
Net interest margin                               3.99%                                4.17%                               3.82%

(1) Average balances include non-accrual loans.
(2) Presented at actual yield rather than tax-equivalent yield.

                                                      2000 ANNUAL REPORT  9

    The following table sets forth for the periods indicated, the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:

RATE/VOLUME ANALYSIS

                                             YEAR ENDED DECEMBER 31, 2000                 YEAR ENDED DECEMBER 31, 1999
                                                    COMPARED TO THE                             COMPARED TO THE
                                             YEAR ENDED DECEMBER 31, 1999                 YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                            VOLUME        RATE       NET CHANGE         VOLUME        RATE        NET CHANGE
--------------------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans                                     $14,987      $3,185       $18,172           $ 5,096      $  (904)      $ 4,192
Taxable investment securities                 730         681         1,411              (891)         (69)         (960)
Non-taxable investment securities             123          19           142                26           --            26
Federal funds sold and other
  investments                                  77          59           136              (300)         (64)         (364)
--------------------------------------------------------------------------------------------------------------------------
    Total interest income                  15,917       3,944        19,861             3,931       (1,037)        2,894
--------------------------------------------------------------------------------------------------------------------------

INTEREST PAID ON:
Money market/NOW accounts                      (3)        975           972             2,114         (169)        1,945
Savings deposits                                7          (8)           (1)              (50)         (67)         (117)
Certificates of deposit                     4,164       1,336         5,500            (2,618)      (1,058)       (3,676)
Certificates of deposit over
  $100,000                                  1,546         280         1,826              (333)        (278)         (611)
IRA certificates                              354         155           509               (18)         (55)          (73)
Brokered deposits                           1,864         275         2,139             1,179           --         1,179
Federal funds purchased, repurchase
  agreements and other short-term
  borrowings                                1,822         435         2,257               307           70           377
Other borrowings                             (410)         91          (319)             (106)        (317)         (423)
Guaranteed preferred beneficial
  interest in subordinated
  debentures                                1,045          (8)        1,037               733           --           733
--------------------------------------------------------------------------------------------------------------------------
    Total interest expense                 10,389       3,531        13,920             1,208       (1,874)         (666)
--------------------------------------------------------------------------------------------------------------------------
    Net interest income                   $ 5,528      $  413       $ 5,941           $ 2,723      $   837       $ 3,560
==========================================================================================================================

OTHER INCOME
    Other income totaled $6.5 million in 2000 compared to $4.8 million in 1999 and $9.3 million in 1998. The 35% increase in other income in 2000 compared to 1999 was primarily the result of a $1.2 million, or 65%, increase in service charge income and bank owned life insurance investment income. We invested in a bank owned life insurance product in March 2000 and realized $0.7 million in income for the year. The decrease in other income in 1999 from 1998 was the result of $3.6 million of non-recurring gains in 1998, specifically: $2.4 million from the sale of branch offices; $1.1 million from the sale of mortgage loans; and $0.1 million from securities transactions. Eliminating all one-time or discretionary gains, 1998 other income was $5.8 million. The decrease in 1999 other income also included a $1.4 million, or 59%, decrease in mortgage banking revenue from $2.3 million in 1998 to $0.9 million in 1999.
    Service charges on deposit accounts increased to $3.1 million in 2000 compared to $1.9 million in 1999 and $1.4 million in 1998. The increases were due to additional branch locations generating a larger base of transaction deposits as well as the benefit of Allegiant Bank's revised fee structure.
    Mortgage banking revenues decreased 47.6% in 2000 after a 58.9% decline in 1999. The decrease in 2000 and 1999 reflected a general slow-down in mortgage refinancings and the March 1999 sale of Edge Mortgage, a former subsidiary of our company. The 1999 sale of Edge Mortgage was consistent with our strategic focus to concentrate our resources on increasing our commercial loan portfolio. Our November 2000 business combination with Equality Bancorp included the acquisition of its mortgage subsidiary and we anticipate that mortgage banking revenue will contribute a larger percentage of other income in 2001.
    Leasing revenues totaled $0.9 million in 2000 and $1.1 million in 1999, compared to $1.5 million in 1998. We entered the retail leasing business during 1997 and the 1998 results reflected a full year of business operation. During the latter part of 1998, we reduced this line of business because of declining profit margins.
    In 2000 we realized $0.4 million in gains on securities sales compared to none in 1999 and $0.1 million in 1998.

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

OTHER EXPENSES
    Total operating expenses increased 20% to $22.6 million in 2000. The increase in expenses was primarily the result of acquiring Equality Bancorp as well as opening two

10  ALLEGIANT BANCORP, INC.

de novo branches in 2000. Even though gross expenses increased, our efficiency ratio for 2000 was 60%, an improvement from 62% in 1999 and 68% in 1998. The improvement reflected our commitment to improving our overall efficiency by continuing to emphasize revenue growth while decreasing our current level of operating expense. Expenses decreased $2.5 million, or 12%, during 1999, totaling $18.8 million compared to $21.3 million in 1998.
    Salaries and employee benefits increased to $11.4 million in 2000 after remaining unchanged at $9.7 million in 1999 and 1998. Average full-time equivalent employees for 2000 was 230 compared to 224 in 1999 and 237 in 1998. At December 31, 2000, we had 287 full-time equivalent employees. The increase from 225 at year-end 1999 was primarily the result of acquiring Equality Bancorp.
    Furniture and equipment expenses increased $155,000 in 2000 to $1.8 million and decreased $105,000 in 1999 compared to 1998.
    Occupancy expenses totaled $1.5 million in 2000, or a 14% increase from 1999. The increase was the result of our acquisition of Equality Bancorp as well as the opening of two de novo branches in 2000. Occupancy expense in 1999 was $1.3 million, a decrease of $179,000 following an increase of 106% in 1998. The 1998 increase in occupancy expenses to $1.5 million was attributable to acquisitions and branch openings.
    Depreciation of the assets held for operating leases totaled $0.7 million in 2000 compared to $0.9 million and $1.3 million in 1999 and 1998, respectively. As discussed under "- Other Income," we entered the retail leasing business in late 1997 so that 1998 reflected a full year of operations. During the latter part of 1998, we curtailed this line of business, resulting in lower depreciation expense in 2000 and 1999.
    Expense for the amortization of goodwill remained relatively unchanged over the past three years and totaled $0.9 million in 2000, $1.0 million in 1999 and $0.9 million in 1998.
    Other non-interest expense increased $1.9 million in 2000 compared to 1999. Other non-interest expense decreased $1.1 million in 1999 from 1998. The growth in 2000 expenses was associated with our acquisition of Equality Bancorp, which resulted in an increase in employees, an increase in the number of deposit and loan accounts, and an increase in physical locations compared to prior years. In 2000 we also increased advertising and business development to support our asset and deposit growth and enhance Allegiant's recognition within the community. The decrease in 1999 was the result of tighter expense control and implementation of operating efficiencies following the sale of our three Northeast Missouri branches in December 1998. Specific cost savings realized in 1999 compared to 1998 included a decrease in supplies expense of $215,000 as a result of the implementation of a centralized purchasing function. Telephone expense decreased $118,000 as telephone contracts were reviewed and renegotiated. Legal, accounting and professional fee expense decreased $432,000 in 1999 compared to 1998 as expenses in 1998 included costs associated with establishing a real estate investment trust and the costs associated with changing independent accounting firms.
    The following table sets forth our summary of other income and expenses for the years indicated:

                                YEARS ENDED DECEMBER 31,
----------------------------------------------------------
(IN THOUSANDS)                  2000      1999      1998
----------------------------------------------------------
OTHER INCOME:
Service charges on
  deposits                     $ 3,111   $ 1,888   $ 1,387
Leasing revenues                   900     1,077     1,527
Mortgage banking revenues          495       944     2,299
Brokerage division
  revenues                         216       306       312
Gain on sale of branches            --        --     2,370
Gain on sale of mortgage
  loans                             --        --     1,112
Gain on sale of
  securities                       353        --        68
Other non-interest income        1,387       628       249
----------------------------------------------------------
    Total other income         $ 6,462   $ 4,843   $ 9,324
==========================================================
OTHER EXPENSES:
Salaries and employee
  benefits                     $11,386   $ 9,717   $ 9,663
Furniture and equipment          1,805     1,650     1,752
Occupancy                        1,533     1,344     1,523
Goodwill amortization              949       980       910
Depreciation of operating
  leases                           726       861     1,340
Supplies                           387       274       489
Operating losses - other            44        80       450
Operating losses -
  overdrawn customer
  accounts                          43        35       272
Other non-interest
  expense                        5,709     3,821     4,896
----------------------------------------------------------
    Total other expenses       $22,582   $18,762   $21,295
==========================================================

BALANCE SHEET ANALYSIS
SECURITIES PORTFOLIO
    Our securities portfolio consists of securities classified as held-to-maturity and available-for-sale. We designate these securities upon purchase into one of these two categories. At December 31, 2000, held-to-maturity securities amounted to $5.2 million representing those securities we intend to hold to maturity. Securities designated as available-for-sale totaled
$129 million representing securities which we may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.
    For purposes of this discussion, held-to-maturity and available-for-sale securities are referred to as the securities portfolio. At December 31, 2000, the securities portfolio totaled $134.3 million, an increase of 120.9% from the preceding year. The percentage of securities to earning assets increased to 12.8% at December 31, 2000 compared to 9.0% in 1999. This increase reflected the acquisition of Equality Bancorp's assets and management's decision to increase the securities portfolio to enhance our liquidity position.

                                                      2000 ANNUAL REPORT  11

    The carrying value and approximate fair value of investment securities at December 31, 2000, 1999 and 1998 were as follows:

                                        SECURITIES AVAILABLE-FOR-SALE                     SECURITIES HELD-TO-MATURITY
                                              DECEMBER 31, 2000                                DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS                                GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED    UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                    COST        GAINS        LOSSES      VALUE        COST        GAINS        LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                    $ 49,595      $  274      $  (278)    $ 49,591    $    --        $ --        $  --      $    --
State and municipal securities     3,623          89           --        3,712      4,564          23          (31)       4,556
Mortgage-backed securities        63,239         728          (19)      63,948        636          15           --          651
Federal Home Loan Bank stock       9,463          --           --        9,463         --          --           --           --
Other securities                   2,069         313           --        2,382         --          --           --           --
-------------------------------------------------------------------------------------------------------------------------------
Total                           $127,989      $1,404      $  (297)    $129,096    $ 5,200        $ 38        $ (31)     $ 5,207
===============================================================================================================================

                                        SECURITIES AVAILABLE-FOR-SALE                     SECURITIES HELD-TO-MATURITY
                                              DECEMBER 31, 1999                                DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS                                GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED    UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                    COST        GAINS        LOSSES      VALUE        COST        GAINS        LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                    $ 34,553      $    3      $(1,032)    $ 33,524    $ 5,500        $  1        $ (15)     $ 5,486
State and municipal securities       598          --          (14)         584      4,210           4         (418)       3,796
Mortgage-backed securities         7,558          13         (132)       7,439      1,958          44           --        2,002
Federal Home Loan Bank stock       7,124          --           --        7,124         --          --           --           --
Other securities                     458          --           --          458         --          --           --           --
-------------------------------------------------------------------------------------------------------------------------------
Total                           $ 50,291      $   16      $(1,178)    $ 49,129    $11,668        $ 49        $(433)     $11,284
===============================================================================================================================

                                        SECURITIES AVAILABLE-FOR-SALE                     SECURITIES HELD-TO-MATURITY
                                              DECEMBER 31, 1998                                DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS                                GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED    UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                    COST        GAINS        LOSSES      VALUE        COST        GAINS        LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                    $ 29,269      $  217      $   (51)    $ 29,435    $ 7,585        $ 30        $ (21)     $ 7,594
State and municipal securities       598           9           --          607        858          28           --          886
Mortgage-backed securities         8,360          38          (65)       8,333      3,597          55           --        3,652
Federal Home Loan Bank stock       3,574          --           --        3,574         --          --           --           --
Other securities                     791          --           --          791         --          --           --           --
-------------------------------------------------------------------------------------------------------------------------------
Total                           $ 42,592      $  264      $  (116)    $ 42,740    $12,040        $113        $ (21)     $12,132
===============================================================================================================================

    Maturities and yield information of the investment securities portfolio as of December 31, 2000 were as follows:

SECURITIES PORTFOLIO--MATURITIES AND YIELDS(1)

                                        WEIGHTED       OVER ONE    WEIGHTED      OVER FIVE    WEIGHTED                 WEIGHTED
                             ONE YEAR   AVERAGE        THROUGH     AVERAGE        THROUGH     AVERAGE       OVER TEN   AVERAGE
(DOLLARS IN THOUSANDS)       OR LESS     YIELD        FIVE YEARS    YIELD        TEN YEARS     YIELD         YEARS      YIELD
-------------------------------------------------------------------------------------------------------------------------------
U.S. Governmental
  securities                  $  974      5.82%        $   202       6.56%        $    --        --%        $     --       --%
U.S. agency securities         4,010      5.90          30,860       6.16           2,973      6.66           10,572     7.71
Municipal securities             232      6.61             320       7.52             755      7.23            6,961     7.62
Mortgage-backed securities         1      6.51           3,574       7.10           4,117      7.29           56,907     7.58
Federal Home Loan Bank
  stock                           --        --              --         --           9,463      6.35               --       --
Other securities                  --        --           1,280      11.00              --        --            1,095    10.12
----------------------------------------         -----------------          -----------------         ----------------
Total securities              $5,217      5.92         $36,236       6.44         $17,308      6.67         $ 75,535     7.67
========================================         =================          =================         ================
Total securities portfolio                                                                                  $134,296     7.14
                                                                                                      ================

(1) Maturities are shown in this table by expected maturity. Expected maturities may differ from contractual maturities due to the right to call or prepay obligations.

12  ALLEGIANT BANCORP, INC.

LOANS
    Loans historically have been the primary component of earning assets.
At December 31, 2000, loans totaled $814.0 million, an increase of 32.3% from year-end 1999. At December 31, 1999, loans totaled $615.2 million, an increase of 24.1% from year-end 1998. Average loans increased 29.3% during 2000 compared to a 11.1% increase in 1999. Substantially all of our loans were originated in our primary market areas. We have no foreign loans and a minor amount of participations purchased.
    An increase in commercial loans comprised the majority of our loan growth in 2000 and 1999. Commercial real estate loans increased $60.5 million, or 25.7%, to $295.7 million at year-end 2000 compared to growth of $38.6 million, or 19.6%, in 1999. Construction loans increased $59.2 million, or 90.7%, in 2000 and $28.7 million, or 78.5%, in 1999, totaling $124.5 million at year-end 2000 compared to $65.3 million at year-end 1999. The increase in construction loans in 2000 and 1999 was primarily due to an increase in loans to St. Louis area home builders. Traditional commercial loans increased $14.8 million, or 9.9%, in 2000 and $24.0 million, or 19.0%, in 1999 to $165.1 million at December 31, 2000. Growth in these commercial categories reflected management's decision to focus on the more profitable commercial relationships and reduce the amount of one- to four-family mortgage loans carried on our balance sheet. The growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. Even though commercial real estate loans grew 25.7% in 2000 and traditional loans grew 9.9% in 2000, the overall percent of these commercial loans to total loans decreased as the majority of loans acquired with Equality Bancorp were one- to four-family residential loans. Commercial real estate loans comprised 36.3% of the loan portfolio in 2000 and 38.2% in 1999 compared to 39.7% in 1998. Traditional commercial loans comprised 20.2% of the portfolio in 2000 and 24.4% in 1999 compared to 25.5% in 1998. Real estate construction loans comprised 15.2% of the portfolio in 2000 and 10.6% in 1999 compared to 7.4% in 1998.
    One- to four-family residential loans increased $52.2 million, or 36.9%, in 2000 after an increase of 21.5% in 1999, as we retained a larger percentage of the adjustable rate mortgages. In addition, we had $89.0 million in one- to four-family residential loans held for sale at December 31, 2000. We have entered into a contract to sell the majority of the one- to four-family residential loans acquired in the business combination with Equality Bancorp. We intend to utilize the proceeds from the loan sale to fund higher yielding commercial loans and/or retire short-term borrowings. One- to four-family residential loans represented 30.6% of total loans including held for sale loans at year-end 2000 and 23.0% at year-end 1999 compared to 23.5% of total loans at year-end 1998.
    Consumer loans increased $11.8 million, or 49.0%, during 2000 and $3.2 million, or 10.5%, during 1999, reaching $36.0 million at December 31, 2000 compared to $24.2 million and $20.9 million at December 31, 1999 and 1998, respectively. Consumer loans do not comprise a large percentage of our loan portfolio (3.9% at December 31, 2000), but are an important product which allows us to meet the lending needs of individuals within the St. Louis community.

    The following table summarizes the composition of our loan portfolio at the dates indicated:

LOAN PORTFOLIO--TYPES OF LOANS

                                                                            DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                          2000        1999        1998        1997        1996
--------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural, municipal
  and industrial development                          $165,107    $150,259    $126,239    $109,937    $ 75,129
Real estate--construction                              124,517      65,310      36,590      27,181       8,763
Real estate--mortgage
    One- to four-family residential                    193,490     141,264     116,291     195,964     121,386
    Multi-family and commercial                        295,678     235,158     196,545     135,452      74,721
Consumer and other                                      35,975      24,152      20,908      16,821      12,084
Less unearned income                                      (796)       (952)       (904)       (493)       (157)
--------------------------------------------------------------------------------------------------------------
    Total loans(1)                                    $813,971    $615,191    $495,669    $484,862    $291,926
==============================================================================================================

(1) We had no outstanding foreign loans at the dates reported.

                                                     2000 ANNUAL REPORT  13

LOAN PORTFOLIO--MATURITIES AND SENSITIVITIES OF LOANS

                                                                            DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                              MATURING IN       MATURING AFTER ONE YEAR        MATURING AFTER
                                            ONE YEAR OR LESS      THROUGH FIVE YEARS             FIVE YEARS
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  FIXED-RATE    VARIABLE     FIXED-RATE    VARIABLE     TOTAL
-----------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
  municipal and industrial development          $112,167         $ 35,772      $ 9,289      $ 1,157      $ 6,722     $165,107
Real estate--construction                         78,103           18,471       25,725        2,218           --      124,517
Real estate--mortgage
    One- to four-family residential               91,566           49,433       14,191        5,710       32,590      193,490
    Multi-family and commercial                  104,331          158,714       22,207        4,866        5,560      295,678
Consumer and other                                 8,181           24,610        1,169        1,410          605       35,975
Less unearned income                                (796)              --           --           --           --         (796)
-----------------------------------------------------------------------------------------------------------------------------
    Total loans                                 $393,552         $287,000      $72,581      $15,361      $45,477     $813,971
=============================================================================================================================

ASSET QUALITY
    Non-performing assets, consisting of loans past due 90 days or greater, non-accrual loans, restructured loans and other real estate owned increased to $3.3 million at December 31, 2000 compared to $1.0 million at December 31, 1999 and $1.8 million at December 31, 1998. The increase in non-performing assets and past due loans at year-end 2000 was primarily related to two loans that were delinquent at year-end but were paid to a current basis in January 2001. At December 31, 2000, non-performing assets represented 0.29% of total assets compared to 0.14% of total assets at December 31, 1999 and 0.30% of total assets at December 31, 1998. Non-accrual loans were $0.8 million at December 31, 2000 compared to $0.6 million at December 31, 1999 and $1.5 million at December 31, 1998. Loans delinquent 90 days or more increased to $2.3 million at year-end 2000 from $73,000 and $69,000 at December 31, 1999 and 1998, respectively. Other real estate owned at December 31, 2000 totaled $191,000. Other real estate was $402,000 and $0 at December 31, 1999 and 1998, respectively.
    We have three loan relationships, not included in the past-due, restructured or non-accrual categories, where known information about credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months. These three loan relationships totaled $8.4 million at December 31, 2000. Principal and interest payments on such loans were current at December 31, 2000.
    We continually analyze our loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and our internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review our reserve for loan losses. We believe that our allowance for loan losses at December 31, 2000 was adequate to absorb potential losses inherent in the loan portfolio.

14  ALLEGIANT BANCORP, INC.

    The following table summarizes, for the periods presented, non-performing assets by category:

RISK ELEMENTS--NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                           DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                 2000         1999         1998        1997        1996
----------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural, municipal
  and industrial development:
        Past due 90 days or more                    $      752    $      --    $     --    $    341    $      5
        Non-accrual                                        222          379         962         360         207
        Restructured terms                                  --           --          --          --          --

Real estate--construction:
        Past due 90 days or more                            15           --          --          --         264
        Non-accrual                                         --           --          --         108          84
        Restructured terms                                  --           --          --          --          --

Real estate--mortgage:
    One- to four-family residential:
        Past due 90 days or more                         1,179           22          69         456          --
        Non-accrual                                        414          178         378          70          --
        Restructured terms                                  --           --          --          --          --
    Multi-family and commercial:
        Past due 90 days or more                           304           --          --          --          --
        Non-accrual                                         --           --         307          --          --
        Restructured terms                                  --           --          --          --          --

Consumer and other, net of unearned income:
        Past due 90 days or more                            59           --          --          21          23
        Non-accrual                                        178           49          62          21         109
        Restructured terms                                  --           --          --          --          --
----------------------------------------------------------------------------------------------------------------
Total non-performing loans                               3,123          628       1,778       1,377         692
----------------------------------------------------------------------------------------------------------------
Other real estate                                          191          402          --         330          --
----------------------------------------------------------------------------------------------------------------
Total non-performing assets                         $    3,314    $   1,030    $  1,778    $  1,707    $    692
================================================================================================================

Balance sheet information (at year-end):
    Total assets                                    $1,135,724    $ 728,492    $596,274    $608,237    $377,564
    Loans outstanding                                  813,971      615,191     495,669     484,862     291,926
    Shareholders' equity                                77,806       47,991      48,104      42,071      16,386
    Allowance for loan losses                           11,433        8,315       6,442       5,193       3,100

Ratios:
    Non-performing loans to total loans                   0.38%        0.10%       0.36%       0.28%       0.24%
    Non-performing assets to total assets                 0.29         0.14        0.30        0.28        0.18
    Non-performing loans to shareholders'
      equity                                              4.01         1.31        3.70        3.27        4.22
    Allowance for loan losses to total loans              1.40         1.35        1.30        1.07        1.06
    Allowance for loan losses to
      non-performing loans                              366.09     1,324.20      362.32      377.12      447.98


                                                     2000 ANNUAL REPORT  15

ALLOWANCE FOR LOAN LOSSES
    Our allowance for loan losses increased 37.5% from $8.3 million at December 31, 1999 to $11.4 million at December 31, 2000. This followed an increase of 29.1% in 1999 compared to 1998. The provision charged to expense was $3.5 million in 2000 representing an increase of 40.0% compared to the $2.5 million expensed in 1999. The 2000 provision increased the allowance to 1.40% of total loans at December 31, 2000 compared to 1.35% at December 31, 1999. As previously discussed, we have shifted our lending focus to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Because of this shift, the overall level of the allowance for loan losses was increased. Further, additional weight has been given to the increased risks associated with the commercial real estate portfolio. Specific allowances have been increased on certain commercial real estate loans based on individual reviews of these loans and an estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us. The specific review of these commercial real estate loans resulted in the increase in the percentage of allowance allocated to this loan category. Net charge-offs for 2000 were 19 basis points of average loans outstanding compared to 12 basis points in 1999 and 25 basis points in 1998. At year-end 2000, our allowance represented 366.1% of non-performing loans compared to 1,324.2% at year-end 1999 and 362.3% at year-end 1998.
    The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses and, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management and recent loan loss experience. We continually monitor the quality of our loan portfolio to ensure timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. We presently believe that our asset quality, as measured by the statistics in the following table, continues to be very high and that our allowance was adequate to absorb potential losses inherent in the portfolio at December 31, 2000.

    The following table summarizes the allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                 DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
                               2000                     1999                     1998                     1997
----------------------------------------------------------------------------------------------------------------------
                                    PERCENT                  PERCENT                  PERCENT                  PERCENT
                        ALLOCATED     OF         ALLOCATED     OF         ALLOCATED     OF         ALLOCATED     OF
(DOLLARS IN THOUSANDS)  RESERVES     TOTAL       RESERVES     TOTAL       RESERVES     TOTAL       RESERVES     TOTAL
----------------------------------------------------------------------------------------------------------------------
Commercial, financial,
  agricultural,
  municipal and
  industrial
  development            $ 1,943     16.99%       $2,082      25.04%       $1,327      20.60%       $1,352      26.04%
Real estate -
  construction             2,091     18.29           649       7.80           347       5.39           303       5.83
Real estate - mortgage
    One- to
      four-family
      residential          1,923     16.82         1,712      20.59         1,222      18.97           636      12.25
    Multi-family and
      commercial           4,749     41.54         3,208      38.58         2,883      44.75         1,572      30.27
Consumer and other           258      2.26           239       2.88           162       2.51           179       3.45
Unallocated                  469      4.10           425       5.11           501       7.78         1,151      22.16
----------------------------------------------------------------------------------------------------------------------
    Total                $11,433    100.00%       $8,315     100.00%       $6,442     100.00%       $5,193     100.00%
======================================================================================================================


                           DECEMBER 31,
-------------------------------------------
                               1996
-------------------------------------------
                                    PERCENT
                        ALLOCATED     OF
(DOLLARS IN THOUSANDS)  RESERVES     TOTAL
-------------------------------------------
Commercial, financial,
  agricultural,
  municipal and
  industrial
  development            $  833      26.87%
Real estate -
  construction              124       4.00
Real estate - mortgage
    One- to
      four-family
      residential           439      14.16
    Multi-family and
      commercial            714      23.03
Consumer and other          142       4.58
Unallocated                 848      27.36
-------------------------------------------
    Total                $3,100     100.00%
===========================================


16  ALLEGIANT BANCORP, INC.

    The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION
                                                                    YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------------
Allowance for loan losses (beginning of year)         $  8,315   $  6,442   $  5,193   $  3,100   $  2,130
Loans charged off:
    Commercial, financial, agricultural,
      municipal and industrial development                (315)      (504)      (632)      (536)      (113)
    Real estate--construction                              (75)        --         (7)       (22)      (250)
    Real estate--mortgage
        One- to four-family residential                   (722)      (160)      (307)       (88)       (37)
        Multi-family and commercial                        (45)       (23)      (133)        --        (75)
    Consumer and other                                    (272)      (173)      (147)      (113)       (68)
-----------------------------------------------------------------------------------------------------------
Total loans charged off                                 (1,429)      (860)    (1,226)      (759)      (545)
-----------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
    Commercial, financial, agricultural,
      municipal and industrial development                  31         67          4         12         54
    Real estate--construction                               --         --          6         --         --
    Real estate--mortgage
        One- to four-family residential                     12         95         14         10          3
        Multi-family and commercial                         --         10         20         20         --
    Consumer and other                                      24         16         11         30         10
-----------------------------------------------------------------------------------------------------------
Total recoveries                                            67        188         55         52         67
-----------------------------------------------------------------------------------------------------------
Net loans charged off                                   (1,362)      (672)    (1,171)      (707)      (478)
-----------------------------------------------------------------------------------------------------------
Acquired subsidiary balance                                980         --         --        403         --
Provision for loan losses                                3,500      2,545      2,420      2,397      1,448
-----------------------------------------------------------------------------------------------------------
Allowance for loan losses (end of year)               $ 11,433   $  8,315   $  6,442   $  5,193   $  3,100
===========================================================================================================

Loans outstanding:
    Average                                           $712,884   $548,165   $493,619   $365,615   $232,314
    End of year                                        813,971    615,191    495,669    484,862    291,926

Ratios:
    Net charge-offs to average loans                      0.19%      0.12%      0.25%      0.19%      0.21%
    Net charge-offs to provision for loan losses         38.91      26.39      48.39      29.50      33.01
    Provision for loan losses to average loans            0.49       0.46       0.49       0.66       0.62
    Allowance for loan losses to total loans              1.40       1.35       1.30       1.07       1.06


                                                     2000 ANNUAL REPORT  17

DEPOSITS
    As shown below, total deposits increased $309.6 million, or 56.5%, in 2000 compared to 1999. The acquisition of Equality Bancorp in November 2000 accounted for $186.2 million of the increase and internal growth accounted for the remaining 22.5% increase in deposits. Certificates of deposit represented $221.1 million of the deposit increase in 2000. We offered several certificate of deposit products that generated significant amount of new deposits in 2000, including a callable CD and a step up CD that provided customers with an option to increase the rate paid on their CD. We also entered into interest rate swap contracts to convert $65.0 million of our fixed rate CDs to floating rates that allowed us to lower our deposit cost as interest rates began to drop in the second half of 2000. Non-interest bearing checking accounts increased 65.9% during 2000 as we made an effort to attain or increase our deposit accounts with our loan customers. Total deposits also increased significantly in 1999 by $97.7 million, or 21.7%, compared to 1998. The 1999 increase in deposits included $48.0 million in brokered certificates of deposit which were utilized as a cost-effective method of funding a portion of our loan growth in 1999. Money market accounts increased $36.9 million, or 29.8%, to $160.7 million at December 31, 1999.
    Average deposits for 2000 increased 30.4% to $644.7 million compared to $494.5 million in 1999. The increase in average deposits included a $135.1 million increase in certificates of deposit. Changes in the mix of average deposits were the result of an emphasis on certificates of deposit in 2000, including the products discussed above.

DEPOSIT LIABILITY COMPOSITIONS
                                                                         DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
                                                        2000                                      1999
----------------------------------------------------------------------------------------------------------------------
                                                        PERCENT       AVG.                        PERCENT       AVG.
(DOLLARS IN THOUSANDS)                     AMOUNT       OF TOTAL      RATE           AMOUNT       OF TOTAL      RATE
----------------------------------------------------------------------------------------------------------------------
Demand deposits                           $ 86,012        10.02%        --%         $ 51,845         9.45%         --%
Money market and NOW accounts              206,404        24.06       4.53           185,193        33.77        3.99
Savings deposits                            28,238         3.29       2.08            13,052         2.38        2.13
Certificates of deposit                    375,188        43.72       5.92           181,700        33.13        5.23
Certificates of deposit over
  $100,000                                  78,710         9.17       5.54            47,550         8.67        4.79
IRA certificates                            45,557         5.31       6.39            21,126         3.85        5.69
Brokered deposits over $100,000             37,975         4.43       6.69            48,000         8.75        5.58
--------------------------------------------------------------------        ----------------------------------
    Total deposits                        $858,084       100.00%      5.44          $548,466       100.00%       4.63
====================================================================        ==================================

AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS OF $100,000
OR MORE

(IN THOUSANDS)                        DECEMBER 31, 2000
-------------------------------------------------------
Three months or less                      $ 54,620
Over three months through six
  months                                    24,187
Over six months through twelve
  months                                    14,894
Over twelve months                          22,984
-------------------------------------------------------
    Total                                 $116,685
=======================================================

INTEREST RATE SENSITIVITY
    Our asset/liability strategy is to minimize the sensitivity of earnings to changes in interest rates while maintaining an acceptable net interest margin. Allegiant Bank's asset/liability committee monitors the interest rate sensitivity of the balance sheet on a monthly basis. The committee reviews asset and liability repricing in the context of current and future interest rate scenarios affecting the economic climate in our market areas.
    Our pricing policy is that all earning assets and interest bearing liabilities be either based on floating rates or have a fixed rate not exceeding five years. Real estate mortgage loans held by us, while having longer terms, are comprised of one-, two- or three-year adjustable rate loans. The adjustable basis of these loans significantly reduces interest rate risk.

18  ALLEGIANT BANCORP, INC.

    The following table illustrates our estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2000:

                                                                   TIME TO MATURITY OR REPRICING
--------------------------------------------------------------------------------------------------------------------
                                                0 TO 3        4 TO 12        1 TO 5          OVER
(DOLLARS IN THOUSANDS)                          MONTHS        MONTHS         YEARS         5 YEARS          TOTAL
--------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
    Federal funds sold                         $ 16,201      $      --      $     --      $       --      $   16,201
    Total securities                             11,474         32,505        48,579          39,815         132,373
    Total loans held for sale                    88,983             --            --              --          88,983
    Total loans                                 416,884        111,092       252,720          28,247         808,943
--------------------------------------------------------------------------------------------------------------------
        Total RSA                              $533,542      $ 143,597      $301,299      $   68,062      $1,046,500
====================================================================================================================

Rate Sensitive Liabilities (RSL):
    Money market accounts                      $173,602      $      --      $     --      $       --      $  173,602
    NOW accounts                                 32,802             --            --              --          32,802
    Savings                                      28,238             --            --              --          28,238
    Time deposits                                52,835        189,189       132,839          24,390         399,253
    Time deposits over $100,000                  28,105         40,360        26,817           4,990         100,272
    Brokered deposits                            27,975         10,000            --              --          37,975
    Fed funds purchased                             440             --            --              --             440
    Repurchase agreements                        19,672             --            --              --          19,672
    Short-term borrowings--other                     --         12,650            --              --          12,650
    Short-term borrowings                        45,000         48,500            --              --          93,500
    Long-term borrowings                             --            394         6,987          41,309          48,689
--------------------------------------------------------------------------------------------------------------------
        Total RSL                              $408,668      $ 301,093      $166,643      $   70,689      $  947,093
====================================================================================================================

Periodic Information:
    GAP (RSA-RSL)                              $124,874      $(157,496)     $134,656      $   (2,628)
    RSA/RSL                                      130.56%         47.69%       180.81%          96.28%
    RSA/total assets                              46.98          12.64         26.53            5.99
    RSL/total assets                              35.98          26.51         14.67            6.22
    GAP/total assets                              11.00         (13.87)        11.86           (0.23)
    GAP/RSA                                       23.40        (109.68)        44.69           (3.86)

Cumulative Information:
    Cumulative RSA                             $533,542      $ 677,139      $978,438      $1,046,500
    Cumulative RSL                              408,668        709,761       876,404         947,093
    GAP (RSA-RSL)                               124,874        (32,622)      102,034          99,406
    RSA/RSL                                      130.56%         95.40%       111.64%         110.50%
    RSA/total assets                              46.98          59.62         86.15           92.14
    RSL/total assets                              35.98          62.49         77.17           83.39
    GAP/total assets                              11.00          (2.87)         8.98            8.75
    GAP/RSA                                       23.40          (4.82)        10.43            9.50

                                                     2000 ANNUAL REPORT  19

    We measure the impact of interest rate changes on our income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate-sensitive liabilities exceeds the amount of rate-sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.
    We have structured our assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our intention is to maintain a gap position at the one-year horizon of between 0.75% and 1.25%. Our position at December 31, 2000 was 0.95%. We manage our gap position at the one-year horizon as well as monitor the cumulative gap position for succeeding time frames.
    Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors that are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our borrowers to repay their loans at a more rapid pace and certain mortgage-related investments to be prepaid earlier than projected. This could mitigate some of the expected benefits of falling rates when negatively gapped. Conversely, a rapid rise in rates could provide an opportunity to increase our margins and reduce the rate of repayment on our mortgage-related loans which would increase our returns.
    The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.

                                   +200 BASIS   -200 BASIS
                                     POINTS       POINTS
----------------------------------------------------------
Percentage change in net
  income due to an immediate
  200 basis point change in
  interest rates over a
  two-year time horizon              +10.4%       -15.7%

    We use a sensitivity model that simulated these interest rate changes on our earning assets and interest-bearing liabilities. This process allows us to explore the complex relationships among the financial instruments in various interest rate environments.
    The preceding sensitivity analysis is based on numerous assumptions, including: the nature and timing of interest rate levels including the shape of the yield curve; prepayments on loans and securities; changes in deposit levels; pricing decisions on loans and deposits; and reinvestment/ replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances as to the predictive nature of these assumptions including how client preferences or competitor influences might change.
    Interest rate exposure is measured by the potential impact on our income statement of changes in interest rates. We use information from our gap analysis and rate shock calculations as input to help manage our exposure to changing interest rates.
    We use our rate shock information to tell us how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we do not believe it is likely that rapidly rising rates would have a significant positive impact on our results of operations. Conversely, we also believe there is minimal likelihood that rapidly falling rates would have a significant negative impact on our results of operations.
    We believe that more likely scenarios include gradual changes in interest rate levels. We continue to monitor our gap and rate shock analyses to detect changes to our exposure to fluctuating rates. We have the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, or seek funding sources with different maturities in order to change our asset and liability structure for the purpose of mitigating the effect of interest rate risk.

20  ALLEGIANT BANCORP, INC.

    The following table provides additional information about our financial instruments at December 31, 2000. For loans, securities and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. Core deposits that have no contractual maturity are subject to immediate withdrawal or repricing.

                                                           YEAR OF CONTRACTUAL MATURITY
------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)        2001          2002         2003         2004         2005        THEREAFTER       TOTAL
------------------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS:
Fixed rate loans            $131,052      $ 69,857      $86,972      $29,820      $23,691       $29,864        $371,256
    Average interest
      rate                      8.80%         8.58%        8.66%        8.42%        8.81%         8.95%           8.71%
Variable rate loans         $162,574      $ 50,765      $85,851      $36,786      $27,795       $77,598        $441,368
    Average interest
      rate                      9.95%         9.88%        9.91%        9.73%        9.83%         9.11%           9.75%
Loans held for sale         $ 90,329            --           --           --           --            --        $ 90,329
    Average interest
      rate                      8.00%           --           --           --           --            --            8.00%
Fixed rate securities       $  4,990      $  6,194      $ 7,898      $12,737      $ 7,543       $59,763        $ 99,125
    Average interest
      rate                      6.09%         6.05%        5.90%        6.62%        6.93%         6.01%           6.16%
Variable rate securities    $     30      $     20      $ 1,914      $    25      $   200       $23,121        $ 25,310
    Average interest
      rate                      5.26%         5.45%        6.31%        5.70%        5.24%         5.84%           5.87%
Federal funds sold and
  other overnight
  investments               $ 16,201            --           --           --           --            --        $ 16,201
    Average interest
      rate                      6.00%           --           --           --           --            --            6.00%

RATE-SENSITIVE
  LIABILITIES:
Non interest-bearing
  deposits                  $ 86,012            --           --           --           --            --        $ 86,012
Savings and
  interest-bearing
  checking                  $234,642            --           --           --           --            --        $234,642
    Average interest
      rate                      4.21%           --           --           --           --            --            4.21%
Time deposits               $348,464      $134,974      $24,682      $ 9,660      $18,651       $ 1,070        $537,500
    Average interest
      rate                      6.25%         6.55%        6.05%        5.70%        6.86%         7.41%           6.33%
Fixed interest rate
borrowings                  $ 89,322      $    625      $ 6,500      $78,064           --            --        $174,511
    Average interest
      rate                      6.25%         5.87%        6.09%        5.45%                                      5.89%
Federal funds purchased     $    440            --           --           --           --            --        $    440
    Average interest
      rate                      6.00%           --           --           --           --            --            6.00%

RATE-SENSITIVE
  DERIVATIVE FINANCIAL
  INSTRUMENTS:
Pay variable/received
  fixed interest rate
  swaps                           --      $ 65,000           --           --           --            --        $ 65,000
    Average pay rate              --          5.90%          --           --           --            --            5.90%
    Average receive rate          --          7.27%          --           --           --            --            7.27%

                                                     2000 ANNUAL REPORT  21

LIQUIDITY MANAGEMENT
    Long-term liquidity is a function of the core deposit base and an adequate capital base. We are committed to growth of our core deposit base and maintenance of our capital base. The growth of the deposit base is internally generated through product pricing and product development. In addition, we periodically raise funds through brokered certificates of deposit. During 2000, both of these elements contributed to developing and maintaining long-term liquidity. Our capital position has been maintained through earnings retention and raising of capital. See "- Capital Resources."
    Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet resulting from growth and seasonal and cyclical customer demands. The securities portfolio provides stable long-term earnings as well as being a primary source of liquidity. The designation of securities as available-for-sale and held-to-maturity does not impact the portfolio as a source of liquidity due to the ability to transact repurchase agreements using those securities.
    We anticipate continued loan demand in our market area as the banking industry continues to consolidate. We have utilized, and expect to continue to utilize, Federal Home Loan Bank borrowings to fund a portion of future loan growth. We had a $165.2 million secured credit facility with the Federal Home Loan Bank as of December 31, 2000, of which $143.6 million was outstanding at year-end 2000.
    Average short-term borrowings increased to $91.2 million in 2000 compared to $58.9 million in 1999. The increase reflects our strategy of utilizing Federal Home Loan Bank borrowings, as well as Federal funds purchased for short periods of time, to fund loan growth while continuing to systematically build our deposit base. The average short-term borrowings increased 11.4% from 1998 to 1999. We experienced strong loan demand during 1999 and 2000 and anticipate the continuation of this demand during 2001. We anticipate similar use of the Federal Home Loan Bank credit facility in the foreseeable future.

    The following table summarizes short-term borrowings for the periods indicated:

AVERAGE SHORT-TERM BORROWINGS

                                                                     YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
                                                        2000                   1999                   1998
-----------------------------------------------------------------------------------------------------------------
                                                 AVERAGE    AVERAGE      AVERAGE   AVERAGE      AVERAGE   AVERAGE
(DOLLARS IN THOUSANDS)                           BALANCE     RATE        BALANCE    RATE        BALANCE    RATE
-----------------------------------------------------------------------------------------------------------------
Federal funds purchased                          $  5,465    6.75%       $ 4,167    5.31%       $ 1,272    5.56%
Securities sold under agreement to
  repurchase and other short-term
  borrowings                                       85,729    5.70         54,710    5.08         51,583    4.95
------------------------------------------------------------       ---------------        ---------------
Total                                            $ 91,194    5.77        $58,877    5.10        $52,855    4.96
============================================================       ===============        ===============
Total maximum short-term borrowings
  outstanding at any month-end during the
  year                                           $126,262                $77,637                $63,449

22  ALLEGIANT BANCORP, INC.

CAPITAL RESOURCES
    Total shareholders' equity was $77.8 million at December 31, 2000, compared to $48.0 million at year-end 1999. The increase in total equity included $22.6 million related to the issuance of our common stock for the acquisition of Equality Bancorp. The remaining increase was the result of earnings retention and issuance of common stock under various plans and was reduced by $1.4 million from our stock repurchases in 2000 and $1.3 million of dividends paid during such year.
    Our capital requirements historically have been financed through offerings of debt and equity securities, retained earnings and borrowings from a commercial bank. Allegiant Bank also utilizes its borrowing capacity with the Federal Home Loan Bank. The principal amount of our term loan was $12.6 million as of December 31, 2000, and matures on November 12, 2001.
    During 2000 and 1999, we issued brokered certificates of deposit in order to fund loan growth and meet other liquidity needs. At December 31, 2000 and 1999, respectively, we had $38.0 million and $48.0 million outstanding. The brokered CDs outstanding at year-end 2000 mature on various dates through May 1, 2001. We may use brokered deposits in the future as a source of liquidity.
    In August 1999, our subsidiary, Allegiant Capital Trust I, a Delaware statutory business trust, issued $17.2 million of trust preferred securities. Allegiant Capital Trust I invested all the proceeds from the sale of the trust preferred securities in our junior subordinated debentures. We used a portion of the net proceeds of $16.2 million from the sale of the junior subordinated debentures to infuse $8.0 million of capital into Allegiant Bank, to repay approximately $2.5 million of corporate indebtedness consisting of $2.0 million under a revolving line of credit and a $0.5 million principal repayment on term debt. We used the remaining proceeds for general corporate purposes.
    Dividends paid during 2000 were $0.22 per share, an increase of 10.0% compared to the $0.20 per share paid during 1999 which was a 66.7% increase over the $0.12 per share paid in 1998. Our dividend payout ratio was 18.8% in 2000 compared to 18.1% during 1999 and 20.2% in 1998.
    We also analyze our capital and the capital position of our bank in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Our management believes that, as of December 31, 2000, we and our subsidiaries met all capital adequacy requirements. We will seek to maintain a strong equity base while executing our controlled expansion plans.

    As of December 31, 2000 and 1999, Allegiant's and Allegiant Bank's capital ratios were as follows:

                                                               DECEMBER 31, 2000                    DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------------
                                                         ALLEGIANT       ALLEGIANT BANK       ALLEGIANT       ALLEGIANT BANK
----------------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)                    10.79%            11.65%             10.23%            11.52%
Tier 1 capital (to risk-weighted assets)                    9.53             10.40               8.80             10.27
Tier 1 capital (to average assets)                          8.71              9.50               7.47              8.89

                                                     2000 ANNUAL REPORT  23

STATEMENT BY MANAGEMENT

    The financial statements and related financial information presented herein were prepared by management in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best estimates and judgments. We maintain an accounting system and related controls that are sufficient to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The concept of reasonable assurance is based on the recognition that the cost of an accounting and control system must be related to the benefits derived. The accounting system and related controls are monitored by an internal audit program and by our independent auditors in accordance with auditing standards generally accepted in the United States. Our internal auditor and independent auditors meet regularly with the audit committee of our board of directors to ensure that respective responsibilities are being properly discharged and to discuss the results of examinations.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Allegiant Bancorp, Inc.

    We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young

St. Louis, Missouri
January 17, 2001

24  ALLEGIANT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
----------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                               2000              1999
----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                           $   30,942         $ 16,842
Federal funds sold and other overnight investments                    16,201            9,927
Investment securities
    Available-for-sale (at estimated market value)                   129,096           49,129
    Held-to-maturity (estimated market value of $5,207 and
      $11,284, respectively)                                           5,200           11,668
Loans, net of allowance for loan losses of $11,433 and
  $8,315, respectively                                               802,538          606,876
Loans held for sale                                                   88,983               --
Premises and equipment                                                18,487            9,896
Accrued interest and other assets                                     33,446           12,430
Cost in excess of fair value of net assets acquired                   10,831           11,724
----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $1,135,724         $728,492
==============================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
    Non-interest bearing                                          $   86,012         $ 51,845
    Interest bearing                                                 693,362          449,071
    Certificates of deposit over $100,000                             78,710           47,550
----------------------------------------------------------------------------------------------
Total deposits                                                       858,084          548,466
----------------------------------------------------------------------------------------------
Short-term borrowings                                                126,262           75,861
Long-term debt                                                        48,689           35,860
Guaranteed preferred beneficial interest in subordinated
  debentures                                                          17,250           17,250
Accrued expenses and other liabilities                                 7,633            3,064
----------------------------------------------------------------------------------------------
Total liabilities                                                  1,057,918          680,501
----------------------------------------------------------------------------------------------
Shareholders' equity:
    Common stock, $.01 par value - authorized 20,000,000
      shares; issued 8,897,111 shares and 6,208,102 shares,
      respectively                                                        94               66
    Capital surplus                                                   60,798           42,373
    Retained earnings                                                 16,195           10,482
    Accumulated other comprehensive income (loss)                        719             (754)
    Treasury stock, at cost, 419,260 shares in 1999                       --           (4,176)
----------------------------------------------------------------------------------------------
Total shareholders' equity                                            77,806           47,991
----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                        $1,135,724         $728,492
==============================================================================================

See accompanying notes to consolidated financial statements.

                                                     2000 ANNUAL REPORT  25

CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              2000            1999            1998
---------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                                    $66,776         $48,604         $44,412
    Investment securities                                           4,914           3,361           4,295
    Federal funds sold and other overnight investments                283             147             511
---------------------------------------------------------------------------------------------------------
Total interest income                                              71,973          52,112          49,218
---------------------------------------------------------------------------------------------------------

Interest expense:
    Interest on deposits                                           31,540          20,595          21,948
    Interest on short-term borrowings                               5,259           3,002           2,625
    Interest on long-term debt                                      1,952           2,271           2,694
    Interest on guaranteed beneficial interest in
      subordinated debentures                                       1,770             733              --
---------------------------------------------------------------------------------------------------------
Total interest expense                                             40,521          26,601          27,267
---------------------------------------------------------------------------------------------------------
Net interest income                                                31,452          25,511          21,951
Provision for loan losses                                           3,500           2,546           2,420
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                27,952          22,965          19,531
---------------------------------------------------------------------------------------------------------

Other income:
    Service charges on deposits                                     3,111           1,888           1,387
    Net gain on sale of securities                                    353              --              68
    Other income                                                    2,998           2,955           7,869
---------------------------------------------------------------------------------------------------------
Total other income                                                  6,462           4,843           9,324
---------------------------------------------------------------------------------------------------------

Other expenses:
    Salaries and employee benefits                                 11,386           9,717           9,663
    Occupancy and furniture and equipment                           3,338           2,994           3,275
    Other expense                                                   7,858           6,051           8,357
---------------------------------------------------------------------------------------------------------
Total other expenses                                               22,582          18,762          21,295
---------------------------------------------------------------------------------------------------------

Income before income taxes                                         11,832           9,046           7,560
Provision for income taxes                                          4,797           3,644           3,026
---------------------------------------------------------------------------------------------------------

Net income                                                        $ 7,035         $ 5,402         $ 4,534
=========================================================================================================

    Basic earnings per share                                      $  1.09         $  0.84         $  0.72

    Diluted earnings per share                                       1.08            0.83            0.68

See accompanying notes to consolidated financial statements.

26  ALLEGIANT BANCORP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                    COMMON STOCK                                         OTHER           TOTAL
                                 ------------------  TREASURY   CAPITAL   RETAINED   COMPREHENSIVE   SHAREHOLDERS'   COMPREHENSIVE
(DOLLARS IN THOUSANDS)            SHARES       PAR    STOCK     SURPLUS   EARNINGS   INCOME (LOSS)      EQUITY          INCOME
----------------------------------------------------------------------------------------------------------------------------------
BALANCE JANUARY 1, 1998          6,111,743     $61   $    --    $39,484   $ 2,441       $   85          $42,071         $   --
  Net income                            --      --        --         --     4,534           --            4,534          4,534
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --        --         --        --           (2)              (2)            (2)
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $4,532
==================================================================================================================================
  Cash dividends declared               --      --        --         --      (917)          --             (917)
  Issuance of common stock
   for:
    Exercise of stock
     options                       384,785       4        --      2,112        --           --            2,116
    Various stock issuance
     plans                          39,636      --        --        302        --           --              302
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998        6,536,164      65        --     41,898     6,058           83           48,104
==================================================================================================================================
  Net income                            --      --                   --     5,402           --            5,402         $5,402
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --                   --        --         (837)            (837)          (837)
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $4,565
==================================================================================================================================
  Cash dividends declared               --      --        --         --      (978)          --             (978)
  Issuance of common stock
   for:
    Exercise of stock
     options                        86,703       1        --        423        --           --              424
    Various stock issuance
     plans                           4,495      --        --         52        --           --               52
  Repurchase of common
   stock                          (419,260)     --    (4,176)        --        --           --           (4,176)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999        6,208,102      66    (4,176)    42,373    10,482         (754)          47,991
==================================================================================================================================
  Net income                            --      --        --         --     7,035           --            7,035         $7,035
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --        --         --        --        1,473            1,473          1,473
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $8,508
==================================================================================================================================
  Cash dividends declared               --      --        --         --    (1,322)          --           (1,322)
  Issuance of common stock
   for:
    Acquisition of Equality
     Bancorp, Inc.               2,663,547      26     5,615     16,911        --           --           22,552
    Exercise of stock
     options                           660      --        --          5        --           --                5
    Various stock issuance
     plans                         160,317       2        --      1,509        --           --            1,511
    Repurchase of common
     stock                        (135,515)     --    (1,439)        --        --           --           (1,439)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000        8,897,111     $94   $    --    $60,798   $16,195       $  719          $77,806
==================================================================================================================================


                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS)                       2000     1999     1998
------------------------------------------------------------
Reclassification
 adjustments:
  Unrealized gains (losses)
   on available-for-sale
   securities                       $1,826   $(837)  $    39
  Less:
    Reclassification
     adjustment for gains
     realized included in
     net income                        353      --        41
------------------------------------------------------------
  Net unrealized gains
   (losses) on available-
   for-sale securities              $1,473    (837)  $    (2)
============================================================

See accompanying notes to consolidated financial statements.

                                                     2000 ANNUAL REPORT  27

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                      2000        1999        1998
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                    $   7,035   $   5,402   $   4,534
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                                 2,613       2,610       4,366
        Provision for loan losses                                     3,500       2,546       2,420
        Net realized gains on securities held-to-maturity                (6)         --          --
        Net realized gains on securities available-for-sale            (347)         --         (68)
        Deferred tax benefit                                         (2,327)       (934)       (496)
        Net gain on sale of mortgage loans                               --          --      (1,112)
        Net gain on disposition of branches                              --          --      (2,370)
        Other changes in assets and liabilities:
            Accrued interest receivable and other assets             (1,672)       (999)        811
            Accrued expenses and other liabilities                    3,365        (523)       (745)
----------------------------------------------------------------------------------------------------
                Cash provided by operating activities                12,161       8,102       7,340
----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
    Net cash received in acquisition of Equality Bancorp,
    Inc                                                              46,676          --          --
    Net cash paid in disposition of branches                             --          --     (22,662)
    Proceeds from maturities of securities held-to-maturity           5,891       4,043      22,885
    Proceeds from sales of securities held-to-maturity                1,083          --          --
    Purchase of investment securities held-to-maturity                 (500)     (3,671)     (2,974)
    Proceeds from maturities of securities
      available-for-sale                                              7,086      16,225      87,840
    Proceeds from sales of securities available-for-sale             18,035          --       8,989
    Purchase of investment securities available-for-sale            (31,892)    (23,924)    (94,586)
    Loans made to customers, net of repayments                     (118,300)   (120,195)   (102,815)
    Proceeds from sale of mortgage loans                                 --          --      78,374
    Purchase of bank owned life insurance, net                      (15,682)         --          --
    Purchases of assets held for operating leases, net                1,520       1,414      (2,959)
    Additions to premises and equipment, net                         (1,892)       (524)     (3,186)
----------------------------------------------------------------------------------------------------
                Cash used in investing activities                   (87,975)   (126,632)    (31,094)
----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
    Net increase in deposits                                        123,245      97,700       5,201
    Net increase (decrease) in short-term borrowings                (30,749)     16,819         338
    Proceeds from issuance of long-term debt                          5,020       1,085      31,150
    Repayment of long-term debt                                         (83)         --     (13,650)
    Proceeds from issuance of guaranteed preferred
      beneficial interest in subordinated debentures                     --      17,250          --
    Proceeds from issuance of common stock                            1,516         476       2,283
    Repurchase of common stock                                       (1,439)     (4,176)         --
    Payment of dividends                                             (1,322)       (978)       (917)
----------------------------------------------------------------------------------------------------
                Cash provided by financing activities                96,188     128,176      24,405
----------------------------------------------------------------------------------------------------
    Net increase in cash and cash equivalents                        20,374       9,646         651
    Cash and cash equivalents, beginning of year                     26,769      17,123      16,472
----------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of year                        $  47,143   $  26,769   $  17,123
====================================================================================================

See accompanying notes to consolidated financial statements.

28  ALLEGIANT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES:
    Basis of Presentation. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. and its subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.
    Business. Our bank subsidiary, Allegiant Bank, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.
    Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.
    Reclassifications. Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation. These reclassifications had no effect on net income.
    Investment Securities. Securities are classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined on an identified certificate basis.
    Loans Held-for-Sale. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.
    Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.
    When, in management's opinion, interest on a loan will not be collected in the normal course of business, or when either principal or interest is past due over 90 days, that loan is generally placed on a non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.
    All non-accrual and renegotiated loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.
    Allowance for loan losses. We maintain an allowance to absorb possible loan losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the possible estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.
    Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.
    Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

    Loans are graded on a risk rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.
    Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and reserve allocations are determined based on the same factors utilized for risk rated loans.
    An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans.
    Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on

                                                     2000 ANNUAL REPORT  29
loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.
    Allowance for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.
    Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.
    Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.
    Cost in Excess of Fair Value of Net Assets Acquired. Intangible assets consist primarily of goodwill. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, but not exceeding 15 years. Management reviews goodwill for impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the undiscounted future earnings potential of the entity or assets acquired.
    Income Taxes. Income taxes are accounted for under the liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.
    Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.
    Derivative Financial Instruments. Our Company uses off-balance sheet derivatives as part of the overall asset and liability management process and to manage risk related to changes in interest rates. These financial derivatives consist of interest rate swaps.
    Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Interest rate swaps that modify the interest rate characteristics of designated interest-bearing assets or liabilities are accounted for under the accrual method. The net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or interest expense of the designated interest bearing asset or liability. Changes in fair value of the interest rate swaps accounted for under the accrual method are not reflected in the statement of operations. Realized gains and losses are deferred as an adjustment to the carrying amount of the designated assets or liabilities and amortized over the shorter of the remaining original life of the interest rate swaps or the designated assets or liabilities. If the designated assets or liabilities are disposed of, the fair value of the interest rate swaps and any unamortized deferred gains or losses are included in the determination of the gain or loss on disposition of such instruments.
    As of January 1, 2001, we will adopt Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities which was issued in June, 1998 and its amendments, Statement 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 and Statement 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). The adoption of Statement 133 is applicable to our derivative financial instruments which include five interest rate swap contracts. Since our hedging relationships are highly effective as defined in Statement 133, we do not anticipate the adoption of Statement 133 to have a significant effect on our financial position or results of operations.

NOTE 2. ACQUISITIONS AND DIVESTITURES:
    On November 15, 2000, we completed the acquisition of Equality Bancorp, Inc. Equality Bancorp was the parent of Equality Savings Bank which was founded in 1884 and was the oldest thrift in the State of Missouri. At the time of closing, Equality Bancorp had consolidated assets of approximately $300.4 million. In connection with our acquisition of Equality Bancorp, we issued approximately 2.7 million shares of our common stock. Based upon the net book value of the Equality Bancorp assets at closing, no goodwill was recorded. Our acquisition of Equality Bancorp increased the number of Allegiant's outstanding shares to 8,897,701 at December 31, 2000. Also, during November, Equality Bancorp's systems were successfully integrated into Allegiant's, including the conversion of all computer systems and records.
    The operations of Equality Bancorp are included in our consolidated Statements of Income from the date of acquisition. The pro forma unaudited results of operations for the years ended December 31, 2000 and 1999, assuming the purchase of Equality Bancorp has been consummated as of January 1, 1999, are as follows:

                                             DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)       2000      1999
------------------------------------------------------------
Net interest income                        $35,888   $32,326
Net income                                   7,113     6,606
Net income per common share:
    Basic                                  $  0.82   $  0.73
    Diluted                                   0.81      0.72

    In December 1998, we sold three out-of-market branches to another financial institution. The book value of assets disposed of totaled $17.5 million, the book value of liabilities transferred totalled $40.0 million and the net cash paid for the divestiture was $22.7 million. A $2.4 million gain was recognized from the sale.

30  ALLEGIANT BANCORP, INC.

NOTE 3. INVESTMENT SECURITIES:
    Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent to have these securities available-for-sale or held-to-maturity. The carrying amount of securities and their approximate fair values were as follows:

                                          SECURITIES AVAILABLE-FOR-SALE                      SECURITIES HELD-TO-MATURITY
                                                DECEMBER 31, 2000                                 DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                GROSS        GROSS                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED     FAIR    AMORTIZED    UNREALIZED   UNREALIZED     FAIR
(IN THOUSANDS)                      COST        GAINS        LOSSES      VALUE       COST        GAINS        LOSSES      VALUE
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                      $ 49,595      $  274       $(278)     $ 49,591    $   --        $--          $ --      $   --
State and municipal
  securities                         3,623          89          --         3,712     4,564         23           (31)      4,556
Mortgage-backed securities          63,239         728         (19)       63,948       636         15            --         651
Federal Home Loan Bank
  stock                              9,463          --          --         9,463        --         --            --          --
Other securities                     2,069         313          --         2,382        --         --            --          --
--------------------------------------------------------------------------------------------------------------------------------
    Total                         $127,989      $1,404       $(297)     $129,096    $5,200        $38          $(31)     $5,207
================================================================================================================================


                                          SECURITIES AVAILABLE-FOR-SALE                      SECURITIES HELD-TO-MATURITY
                                                DECEMBER 31, 1999                                 DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                GROSS        GROSS                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED     FAIR    AMORTIZED    UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                      COST        GAINS        LOSSES      VALUE       COST        GAINS        LOSSES     VALUE
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                       $34,553        $ 3        $(1,032)    $33,524   $ 5,500        $ 1         $ (15)    $ 5,486
State and municipal
  securities                           598         --            (14)        584     4,210          4          (418)      3,796
Mortgage-backed securities           7,558         13           (132)      7,439     1,958         44            --       2,002
Federal Home Loan Bank stock         7,124         --             --       7,124        --         --            --          --
Other securities                       458         --             --         458        --         --            --          --
--------------------------------------------------------------------------------------------------------------------------------
    Total                          $50,291        $16        $(1,178)    $49,129   $11,668        $49         $(433)    $11,284
================================================================================================================================

    Proceeds from the sale of securities totaled $19.1 million in 2000 and $8.9 million in 1998. There were no sales in 1999. There were gross realized gains and losses on the sale of held-to-maturity securities of $7,000 and $1,000, respectively, and available-for-sale securities of $459,000 and $112,000, respectively, in 2000. There were gross realized gains and losses on the sale of securities available-for-sale of $71,000 and $3,000, respectively, in 1998.
    Held-to-maturity and available-for-sale securities with a carrying value of $109.8 million and $36.6 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and short-term borrowings.

    The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities) available-for-sale and securities held-to-maturity at December 31, 2000 were as follows:

                                                                             DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------
                                                               SECURITIES                          SECURITIES
                                                           AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
--------------------------------------------------------------------------------------------------------------------
                                                        AMORTIZED          FAIR              AMORTIZED         FAIR
(IN THOUSANDS)                                             COST           VALUE                 COST          VALUE
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                  $  4,996        $  4,984              $   30         $   30
Due from one year to five years                            31,346          31,262                 346            354
Due from five years to ten years                            3,174           3,175                 528            531
Due after ten years                                        13,702          13,882               3,660          3,641
--------------------------------------------------------------------------------------------------------------------
    Subtotal                                               53,219          53,303               4,564          4,556
Mortgage-backed securities                                 63,239          63,948                 636            651
--------------------------------------------------------------------------------------------------------------------
    Total                                                $116,457        $117,251              $5,200         $5,207
====================================================================================================================

                                                     2000 ANNUAL REPORT  31

NOTE 4. LOANS:
    The components of loans in the Consolidated Balance Sheets were as follows:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                    2000       1999
----------------------------------------------------
Commercial                      $165,107   $150,259
Real estate-construction         124,517     65,310
Real estate-mortgage
  One- to four-family
   residential                   193,490    141,264
  Multi-family and
   commercial                    295,678    235,158
Consumer and other                35,975     24,152
Net deferred loan fees,
 premiums and discounts             (796)      (952)
----------------------------------------------------
Total loans                      813,971    615,191
Allowance for loan losses        (11,433)    (8,315)
----------------------------------------------------
Net loans                       $802,538   $606,876
====================================================

    An analysis of the change in the allowance for loan losses follows:

                                  DECEMBER 31,
------------------------------------------------------
(IN THOUSANDS)              2000      1999     1998
------------------------------------------------------
Balance, beginning of
 year                      $ 8,315   $6,442   $ 5,193
Acquired subsidiary
 balance                       980       --        --
Loans charged off           (1,429)    (860)   (1,226)
Recoveries                      67      188        55
------------------------------------------------------
Net loans charged off       (1,362)    (672)   (1,171)
Provision for loan
 losses                      3,500    2,545     2,420
------------------------------------------------------
Balance, end of year       $11,433   $8,315   $ 6,442
======================================================

    The recorded investment in loans that were considered to be impaired under SFAS No. 114, as amended by SFAS No. 118, was $814,000 in 2000, $628,000 in 1999 and $1.8 million in 1998 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $72,000 in 2000, $82,000 in 1999 and $269,000 in 1998. Interest
income that would have been recognized for non-accrual loans was $98,000 in 2000, $84,000 in 1999 and $72,000 in 1998. Cash basis income on non-accrual loans was not significant for 2000, 1999 or 1998. Other real estate owned and foreclosed assets were approximately $250,000, $402,000 and $0 at December 31, 2000, 1999 and 1998, respectively.
    We and Allegiant Bank have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2000, 1999 and 1998 was $22.1 million, $35.5 million and $35.9 million, respectively. During 2000, $5.5 million of new loans and $6.4 million of repayments were made on related party loans. During 2000, related party loans were further decreased by $12.6 million due to the retirement of certain of our directors. As of December 31, 2000 and 1999, no related party loans were past due 90 days or more.

NOTE 5. PREMISES AND EQUIPMENT:
    Components of premises and equipment as of December 31, 2000 and 1999 were as follows:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                   2000        1999
----------------------------------------------------
Land                            $ 4,197     $ 2,654
Bank premises                    12,596       5,601
Furniture, equipment and
 automobiles                      9,090       6,802
----------------------------------------------------
Total cost                       25,883      15,057
Less accumulated
 depreciation                    (7,396)     (5,161)
----------------------------------------------------
Net book value                  $18,487     $ 9,896
====================================================

    Allegiant Bank leases various banking facilities and one piece of equipment under agreements which expire at various dates through September 2012. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 2000 were approximately as follows:

             YEARS ENDED DECEMBER 31,
---------------------------------------------------
(IN THOUSANDS)                       MINIMUM RENTAL
---------------------------------------------------
2001                                     $  470
2002                                        442
2003                                        384
2004                                        382
2005                                        287
2006 and later                            1,251
---------------------------------------------------
    Total                                $3,216
===================================================

    Rental expense for all operating leases was $525,000 in 2000, $352,000 in 1999 and $327,000 in 1998.

32  ALLEGIANT BANCORP, INC.

NOTE 6. DEPOSITS:
    Deposits consisted of the following:

                                     DECEMBER 31,
-----------------------------------------------------
(IN THOUSANDS)                     2000        1999
-----------------------------------------------------
Non-interest bearing             $ 86,012    $ 51,845
Interest bearing demand            32,802      24,492
Money market accounts             173,602     160,701
Savings                            28,238      13,052
Time and IRA certificates
  under $100,000                  420,745     202,826
-----------------------------------------------------
    Total core deposits           741,399     452,916
Time certificates over
  $100,000                         78,710      47,550
Brokered deposits over
  $100,000                         37,975      48,000
-----------------------------------------------------
    Total deposits               $858,084    $548,466
=====================================================

AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS

(IN THOUSANDS)                        DECEMBER 31, 2000
-------------------------------------------------------
2001                                      $318,107
2002                                       165,339
2003                                        24,449
2004                                         9,740
2005                                        18,561
2006 and later                               1,234
-------------------------------------------------------
    Total                                 $537,430
=======================================================

NOTE 7. INCOME TAXES:

    Our results include income tax expense (benefit) as follows:

                              YEARS ENDED DECEMBER 31,
----------------------------------------------------------
(IN THOUSANDS)               2000        1999       1998
----------------------------------------------------------
Current                    $  7,722     $4,578     $3,522
Deferred                     (2,925)      (934)      (496)
----------------------------------------------------------
    Total                  $  4,797     $3,644     $3,026
==========================================================

    The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                    2000        1999
----------------------------------------------------
Deferred tax assets:
  Reserve for loan losses       $  4,590     $3,000
  Deferred loan fees                 360        175
  Investments in debt and
   equity securities - SFAS
   No. 115                           443        465
  Other                               --         --
----------------------------------------------------
Total deferred tax assets          5,393      3,640
----------------------------------------------------

Deferred tax liabilities:
  Depreciation                      (248)      (203)
  Discount accretion                (109)       (23)
  Other                             (682)       (57)
----------------------------------------------------
Total deferred tax
 liabilities                      (1,039)      (283)
----------------------------------------------------
Net deferred tax assets         $  4,354     $3,357
====================================================

    A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 2000 or 1999, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.
    Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                              YEARS ENDED DECEMBER 31,
--------------------------------------------------------
(IN THOUSANDS)                2000      1999      1998
--------------------------------------------------------
Computed expected tax
 expense                     $4,042    $3,166    $2,646
Tax-exempt income              (172)      (93)     (157)
State and local income
 taxes, net of federal
 tax benefits                   577       137       314
Goodwill amortization           385       392       318
Bank owned life
 insurance                     (276)       --        --
Other, net                      241        42       (95)
--------------------------------------------------------
Total tax expense            $4,797    $3,644    $3,026
========================================================

NOTE 8. SHORT-TERM BORROWINGS:
    Short-term borrowings were as follows at year-end:

                                 DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)              2000     1999     1998
----------------------------------------------------
Securities sold under
  agreements to
  repurchase              $ 19,672  $18,361  $14,042
Federal funds
  purchased                    440       --       --
Federal Home Loan Bank
  advances                  93,500   57,000   39,500
Other short-term
  borrowings                12,650      500       --
----------------------------------------------------
    Total short-term
      borrowings          $126,262  $75,861  $53,542
====================================================

    As collateral for the Federal Home Loan Bank advances, Allegiant Bank has entered into a blanket agreement that pledges first mortgage loans with principal balances aggregating 130% of the outstanding advances. At December 31, 2000, the weighted average interest rate for federal funds purchased, other short-term borrowings and other borrowings was 6.0%, 7.0% and 5.8%, respectively.

    Under the terms of the current notes payable to a financial institution, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. A principal payment of $1.0 million is due on October 1, 2001 and the balance outstanding is due on November 12, 2001.

                                                     2000 ANNUAL REPORT  33

NOTE 9. LONG-TERM DEBT:
    Long-term debt consisted of the following at year-end:

                                                                          DECEMBER 31,
-----------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                     2000       1999       1998
-----------------------------------------------------------------------------------------------
Notes payable to a financial institution, interest payable
  quarterly (7% on December 31, 2000), balance outstanding
  payable on November 12, 2001, secured by Bank stock             $    --    $12,650    $13,650
Notes payable to FHLB, interest payable monthly at rates
  varying from 5.28% to 6.23%, principal balance due at
  maturity ranging from December 13, 2002 to April 7, 2008,
  secured by stock in FHLB and certain loans                       39,544     23,210     26,625
Notes payable to FHLB, amortized principal and interest
  payable monthly at rates varying from 6.00% to 6.95%,
  maturity ranging from June 19, 2013 to December 31, 2019,
  secured by stock in FHLB and certain loans                        9,145         --         --
-----------------------------------------------------------------------------------------------
    Total long-term debt                                          $48,689    $35,860    $40,275
===============================================================================================

    A summary of annual principal reductions of long-term debt as of December 31, 2000 was as follows:

                                            ANNUAL
                                          PRINCIPAL
YEAR (IN THOUSANDS)                       REDUCTIONS
----------------------------------------------------
2001                                       $   267
2002                                           923
2003                                         6,831
2004                                           366
2005                                           404
2006 and later                              39,898
----------------------------------------------------
    Total                                  $48,689
====================================================

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

NOTE 11. COMMON STOCK AND EARNINGS PER SHARE:
    On July 1, 1998, our board of directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01.
    On September 19, 1997, our board of directors declared a five-for-four stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 7, 1998, payable on January 21, 1998. Common stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $0.01.
    All per share data in the Consolidated Financial Statements and these Notes have been restated to reflect the aforementioned stock splits and stock dividend.
    Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share as prescribed by SFAS No. 128 were as follows:

                                    YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE
AND PER SHARE DATA)               2000        1999        1998
-----------------------------------------------------------------
Net income                     $    7,035  $    5,402  $    4,534
-----------------------------------------------------------------
Denominator:
  Weighted average shares
   outstanding                  6,460,250   6,450,639   6,256,715
  Effect of dilutive
   securities:
   Stock options and
   warrants                        34,817      59,406     390,450
-----------------------------------------------------------------
Denominator for diluted
 earnings per share-
 adjusted weighted average
 shares                         6,495,067   6,510,045   6,647,165
=================================================================
Basic earnings per share       $     1.09  $     0.84  $     0.72
Diluted earnings per share           1.08        0.83        0.68

34  ALLEGIANT BANCORP, INC.

NOTE 12. EMPLOYEE BENEFITS:
    Pension Plan. We have a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $236,000 in 2000, $209,000 in 1999 and $124,000 in 1998
for such plans. Contributions under the defined contribution plan are made at the discretion of our management and board of directors.

NOTE 13. STOCK OPTION PLANS AND DIRECTORS STOCK PURCHASE PLAN:
    We have reserved 1,454,000 shares of our common stock for issuance under various stock option plans offered to our directors and certain of our key employees. Options are granted, by action of our board of directors, to acquire stock at 110% of fair market value at the date of the grant, for a term of up to ten years.

    At December 31, 2000, approximately 711,700 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and the current options outstanding and exercisable:

                                                                         YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                       2000                       1999                        1998
-----------------------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED-                  WEIGHTED-                    WEIGHTED-
                                                           AVERAGE                    AVERAGE                      AVERAGE
                                              SHARES     OPTION PRICE    SHARES     OPTION PRICE     SHARES      OPTION PRICE
-----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                510,372       $10.59       431,336       $10.02         681,726        $6.42
Granted                                       374,482        10.54       120,598        10.99         146,386        14.84
Exercised                                        (660)        8.00       (34,666)        4.13        (378,767)        4.51
Canceled                                      (23,217)       11.69        (6,896)        4.19         (18,009)       11.28
=============================================================================================================================
Outstanding, end of year                      860,977        10.65       510,372        10.59         431,336        10.02
=============================================================================================================================

Weighted-average fair value of options
  granted during the year                     $  2.85                    $  2.51                    $    3.59
=============================================================================================================================

                        OPTIONS OUTSTANDING                                                   OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
                                               WEIGHTED
                                 NUMBER         AVERAGE     WEIGHTED                           NUMBER       WEIGHTED
                             OUTSTANDING AT    REMAINING    AVERAGE                        EXERCISABLE AT   AVERAGE
      RANGE OF                DECEMBER 31,    CONTRACTUAL   EXERCISE                        DECMBER 31,     EXERCISE
   EXERCISE PRICE                 2000           LIFE        PRICE                              2000         PRICE
--------------------------------------------------------------------------------------------------------------------
$ 3.00 - $ 8.00                 156,448        4.3 years    $  5.94                           156,184       $  5.94
  8.78 -  10.45                 171,844        1.3 years       9.48                           143,624          9.39
 10.75 -  18.57                 532,685        3.7 years      12.41                           359,053         12.43
--------------------------------------------------------------------------------------------------------------------
  3.30 -  18.57                 860,977        3.3 years      10.65                           658,861         10.23
====================================================================================================================

    We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 2000, 24,583 shares were purchased at an average price of $9.22. In 1999, 26,000 shares were purchased at an average price of $9.94 and in 1998, 12,000 shares were purchased at an average price of $11.50.
    Total options granted in 2000 are comprised of 281,548 shares at an average price of $11.70 to Allegiant directors and officers and 92,934 shares at an average price of $6.23 to convert existing Equality Bancorp options to Allegiant options.
    We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans. Had compensation cost for our stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS,                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------
EXCEPT PER SHARE DATA)         2000      1999      1998
--------------------------------------------------------
Net income
    As reported               $7,035    $5,402    $4,534
    Pro forma                  6,712     5,223     4,208
Basic earnings per share
    As reported                 1.09      0.84      0.72
    Pro forma                   1.05      0.81      0.67
Diluted earnings per
  share
    As reported                 1.08      0.83      0.68
    Pro forma                   1.03      0.80      0.63

                                                     2000 ANNUAL REPORT  35

    The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                YEARS ENDED DECEMBER 31,
---------------------------------------------------------------
                            2000          1999          1998
---------------------------------------------------------------
Dividend yield                2.00%         2.00%         1.80%
Volatility                   31.60         28.80         30.80
Risk-free interest
  rate                        5.97%         5.41%         5.02%
Expected life              5 years       5 years       5 years

NOTE 14. CONCENTRATIONS OF CREDIT:
    Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are depositors of Allegiant Bank and in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

NOTE 15. FINANCIAL INSTRUMENTS:
    Allegiant Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of the bank's involvement in particular classes of financial instruments.
    Allegiant Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    A summary of the notional amounts of Allegiant Bank's financial instruments with off-balance sheet risk at December 31, 2000, 1999 and 1998 follows:

                                    DECEMBER 31,
----------------------------------------------------------
(IN THOUSANDS)               2000        1999       1998
----------------------------------------------------------
Commitments to extend
  credit                   $135,545    $109,913    $82,530
Standby letters of
  credit                     10,395       4,213      6,496

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

36  ALLEGIANT BANCORP, INC.

    The carrying amount and estimated fair values of our financial instruments were as follows:

                                                                DECEMBER 31, 2000          DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------
                                                               CARRYING      FAIR         CARRYING      FAIR
(IN THOUSANDS)                                                  AMOUNT      VALUE          AMOUNT      VALUE
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    Cash and due from banks, federal funds sold and other
      overnight investments                                    $ 47,143    $ 47,143       $ 26,769    $ 26,769
    Securities available-for-sale                               129,096     129,096         49,129      49,129
    Securities held-to-maturity                                   5,200       5,207         11,668      11,284
    Loans held for sale                                          88,983      89,001             --          --
    Loans, net of allowance                                     802,538     801,502        606,876     605,751

FINANCIAL LIABILITIES:
    Deposits                                                   $858,084    $860,626       $548,466    $545,869
    Short-term borrowings                                       126,262     126,873         75,861      75,859
    Long-term debt                                               48,689      48,798         35,860      35,368
    Guaranteed preferred beneficial interest in
      subordinated debentures                                    17,250      17,250         17,250      15,932

OFF-BALANCE SHEET DERIVATIVES:
    7% CD interest rate swap                                         --    $    260             --          --
    Callable CD interest rate swap                                   --         150             --          --

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

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
    Derivative Financial Instruments: Our Company uses off-balance sheet derivative financial instruments as part of its overall interest rate risk management process. These derivative instruments involve, to varying degrees, interest

                                                     2000 ANNUAL REPORT  37
rate risk in excess of the amount recognized on the balance sheet but less than the notional amount of the contract. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are substantially less than the notional value. Our Company manages these risks and seeks to minimize these risks as part of its asset and liability management process.
    During 2000, we entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreement utilized effectively modifies our exposure to interest risk by converting our fixed rate certificates of deposit to a floating-rate based on LIBOR. The notional amount of the swaps is $65.0 million and is scheduled to mature as the CDs mature. These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The rate of the floating-rate interest payments that we receive on the $65.0 million of interest rate swaps range from 6.69% to 6.78% and have variable maturity dates through May 2002.

NOTE 16. REGULATORY MATTERS:
    We and Allegiant Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and Allegiant Bank must meet specific capital guidelines that involve quantitative measures of our and the bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Allegiant Bank's capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.
    Quantitative measures established by regulators to ensure capital adequacy require us and Allegiant Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2000, we and Allegiant Bank met all applicable capital adequacy requirements.
    As of December 31, 2000, the date of the most recent notification from the regulatory agencies, the Allegiant Bank was categorized as well capitalized under the regulatory framework.

    The actual and required capital amounts and ratios as of December 31, 2000 and 1999 for Allegiant and Allegiant Bank are listed in the following table:

                                                                                              TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                         FOR CAPITAL      PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES   ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                       $ 94,557   10.79%   $70,138     8.00%   $   N/A       N/A
    Allegiant Bank                                 101,925   11.65     69,996     8.00     87,496     10.00%
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                         83,548    9.53     35,069     4.00        N/A       N/A
    Allegiant Bank                                  90,971   10.40     34,998     4.00     52,497      6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                         83,548    8.71     38,385     4.00        N/A       N/A
    Allegiant Bank                                  90,971    9.50     38,293     4.00     47,866      5.00

As of December 31, 1999:

Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                       $ 61,885   10.23%   $48,404     8.00%   $   N/A       N/A
    Allegiant Bank                                  69,107   11.52     47,974     8.00     59,967     10.00%
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                         53,269    8.80     24,202     4.00        N/A       N/A
    Allegiant Bank                                  61,601   10.27     23,987     4.00     35,980      6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                         53,269    7.47     28,523     4.00        N/A       N/A
    Allegiant Bank                                  61,601    8.89     27,716     4.00     34,645      5.00

38  ALLEGIANT BANCORP, INC.

NOTE 17. RESTRICTIONS ON CASH AND DUE FROM BANKS:
    At December 31, 2000, $3.7 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 18. OTHER INCOME AND EXPENSES:
    A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                             YEARS ENDED DECEMBER 31,
-----------------------------------------------------
(IN THOUSANDS)                2000     1999     1998
-----------------------------------------------------
Other Income:
  Leasing revenue            $  900   $1,077   $1,527
  Mortgage banking
    revenue                     495      944    2,299
  Gain on sale of
    branches                     --       --    2,370
  Gain on sale of
    mortgage loans               --       --    1,112
Other Expenses:
  Furniture and
    equipment                 1,805    1,650    1,752
  Occupancy                   1,533    1,344    1,523
  Goodwill amortization         949      980      910
  Depreciation of
    operating leases            726      861    1,340
  Supplies                      387      274      489
  Operating losses -
    other                        44       80      450
  Operating losses -
    overdrawn customer
    accounts                     43       35      272

NOTE 19. PARENT COMPANY CONDENSED FINANCIAL INFORMATION:
    Following are our condensed financial statements (parent company only) for the periods indicated:

BALANCE SHEETS
                                     DECEMBER 31,
------------------------------------------------------
(IN THOUSANDS)                    2000          1999
------------------------------------------------------
ASSETS:
Cash                            $  2,520       $ 4,962
Investment securities                891            43
Loans and lease financing
  receivables                         62            73
Investment in subsidiaries       103,104        73,201
Other assets                       1,906         1,222
------------------------------------------------------
    Total assets                $108,483       $79,501
======================================================

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Short-term borrowings           $ 12,650       $   500
Long-term debt                        --        12,650
Other liabilities                    105           438
Balances due to nonbank
  subsidiaries                    17,922        17,922
------------------------------------------------------
    Total liabilities             30,677        31,510

Total shareholders'
  equity:                         77,806        47,991
------------------------------------------------------
    Total liabilities and
      shareholders' equity      $108,483       $79,501
======================================================

                                                     2000 ANNUAL REPORT  39

STATEMENTS OF INCOME
                             YEARS ENDED DECEMBER 31,
--------------------------------------------------------
(IN THOUSANDS)               2000      1999      1998
--------------------------------------------------------
INCOME:
Management and service
  fees from
  subsidiaries              $ 1,330   $ 1,116   $    --
Dividends from
  subsidiaries                   --        --     1,000
Other operating income          515        53        --
--------------------------------------------------------
    Total income              1,845     1,169     1,000
--------------------------------------------------------

EXPENSE:
Interest on long-term
  debt                        2,541     1,699     1,183
Salaries and employee
  benefits                      926       800     1,674
Other operating
  expenses                    1,279       832       799
--------------------------------------------------------
    Total expense             4,746     3,331     3,656
--------------------------------------------------------

Loss before income tax
  benefit and equity
  in undistributed
  income of
  subsidiaries               (2,901)   (2,162)   (2,656)
Income tax benefit            1,159       866     1,448
--------------------------------------------------------
Loss before equity in
  undistributed income
  of subsidiaries            (1,742)   (1,296)   (1,208)
Equity in
  undistributed income
  of subsidiaries             8,777     6,698     5,742
--------------------------------------------------------
    Net income              $ 7,035   $ 5,402   $ 4,534
========================================================

STATEMENTS OF CASH FLOWS
                                      YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
(IN THOUSANDS)                         2000      1999       1998
------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                          $  7,035   $ 5,402   $  4,534
Adjustment to reconcile net
 income to net cash used by
 operating activities
  Net income of subsidiaries          (8,777)   (6,698)    (6,742)
  Dividends from subsidiaries             --        --      1,000
  Net loss on disposition of
   subsidiary                             --        20         --
  Net realized gain on
   securities available-
   for-sale                             (377)       --         --
  Other, net                             (97)     (118)       346
------------------------------------------------------------------
  Cash used in operating
   activities                         (2,216)   (1,394)      (862)
------------------------------------------------------------------

INVESTING ACTIVITIES:
Net cash received in
 acquisition of Equality
 Bancorp, Inc.                         1,899        --         --
Contributions of capital to
 subsidiaries                             --    (8,000)    (1,000)
Net cash received in
 disposition of subsidiary                --     1,348         --
Proceeds from sales of
 securities available-for-sale         2,456        --         --
Purchase of investment
 securities available-for-sale        (2,854)      (43)        --
Additions to premises and
 equipment, net                            7        17         (8)
Other, net                                11       (82)        (7)
------------------------------------------------------------------
  Cash provided by (used in)
   investing activities                1,519    (6,760)    (1,015)
------------------------------------------------------------------

FINANCING ACTIVITIES:
Payment of dividends                  (1,322)     (978)      (917)
Proceeds from issuance of
 common stock                          1,516       476      2,283
Repurchase of common stock            (1,439)   (4,176)        --
Net decrease in short-term
 borrowings                             (500)     (500)        --
Proceeds from issuance of
 long-term debt                           --        --     13,650
Repayment of long-term debt               --        --    (13,650)
Proceeds from issuance of
 guaranteed preferred
 beneficial interest in
 subordinated debentures                  --    17,250         --
------------------------------------------------------------------
  Cash provided by (used in)
   financing activities               (1,745)   12,072      1,366
------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents            (2,442)    3,918       (511)
Cash and cash equivalents,
 beginning of year                     4,962     1,044      1,555
------------------------------------------------------------------
Cash and cash equivalents, end
 of year                            $  2,520   $ 4,962   $  1,044
==================================================================

40  ALLEGIANT BANCORP, INC.

NOTE 20. RESTRICTIONS ON SUBSIDIARY DIVIDENDS:
    Dividends from Allegiant Bank are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by Allegiant Bank is subject to regulation by the Federal Deposit Insurance Corporation and the Missouri Division of Finance. Allegiant Bank is also subject to regulation by the State of Missouri. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $27.4 million at December 31, 2000, in addition to net income in 2001, could be paid without prior regulatory approval.
    Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 2000 approximately $7.5 million would have been available under Federal Reserve guidelines.

NOTE 21. SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENT OF CASH FLOWS:
    Supplemental disclosures of non-cash investing and financing activities, and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches, were as follows:

                                    YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------
(IN THOUSANDS)                     2000       1999        1998
-----------------------------------------------------------------
Fair value of assets
 purchased                       $300,434    $   473    $ 17,492
Liabilities assumed
 (transferred)                    277,882         99     (40,154)
Issuance of common stock           22,552         --          --
-----------------------------------------------------------------
Net cash received (paid)
 for acquisitions and
 dispositions                          --        374     (22,662)
Cash and cash equivalents
 acquired                          46,676        974          --
-----------------------------------------------------------------
        Total                    $ 46,676    $ 1,348    $(22,662)
=================================================================

Cash paid during the year
 for:
  Interest on deposits and
   borrowings                    $ 39,076    $25,619    $ 28,096
  Income taxes                      5,167      4,081       3,345

Non-cash transactions:
  Transfers to other real
   estate owned in
   settlement of loans           $    105    $   402    $     --
  Conversion of directors'
   fees to common stock               218        258         135

NOTE 22. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):
    The following is a summary of quarterly operating results for the years ended December 31, 2000 and 1999:

                                           2000
----------------------------------------------------------------
(IN THOUSANDS, EXCEPT       FIRST    SECOND     THIRD    FOURTH
PER SHARE DATA)            QUARTER   QUARTER   QUARTER   QUARTER
----------------------------------------------------------------
Interest income            $15,569   $17,029   $18,304   $21,071
Interest expense             8,401     9,544    10,484    12,092
----------------------------------------------------------------
  Net interest income        7,168     7,485     7,820     8,979
Provision for
 loan losses                   715       850       735     1,200
Other income                 1,249     1,611     1,586     2,016
Other expense                4,931     5,576     5,794     6,281
Income taxes                 1,136     1,084     1,173     1,404
----------------------------------------------------------------
  Net income               $ 1,635   $ 1,586   $ 1,704   $ 2,110
================================================================

Earnings per share:
  Basic                    $  0.27   $  0.26   $  0.28   $  0.28
  Diluted                     0.26      0.26      0.28      0.28

                                           1999
----------------------------------------------------------------
(IN THOUSANDS, EXCEPT       FIRST    SECOND     THIRD    FOURTH
PER SHARE DATA)            QUARTER   QUARTER   QUARTER   QUARTER
----------------------------------------------------------------
Interest income            $11,925   $12,308   $13,250   $14,629
Interest expense             6,088     6,150     6,798     7,565
----------------------------------------------------------------
  Net interest income        5,837     6,158     6,452     7,064
Provision for loan
 losses                        562       450       580       954
Other income                 1,254     1,188     1,207     1,194
Other expense                4,858     4,654     4,705     4,545
Income taxes                   669       897       945     1,133
----------------------------------------------------------------
  Net income               $ 1,002   $ 1,345   $ 1,429   $ 1,626
================================================================

Earnings per share:
  Basic                    $  0.15   $  0.20   $  0.22   $  0.27
  Diluted                     0.15      0.20      0.22      0.26

                                                     2000 ANNUAL REPORT  41

                                  [PHOTO]

Back Row: Thomas A. Daiber, Shaun R. Hayes, Jeffrey S. Schatz, Karen E. Box,
 Front Row: Paul F. Glarner, Kimberli A. Palmer, James L. Schaller, Jeffrey
                       R. Heutel, Christy M. Siburt

ALLEGIANT BANK EXECUTIVE MANAGEMENT COMMITTEE

Karen E. Box
Senior Vice President and Director Human Resources

Thomas A. Daiber
Executive Vice President and Chief Financial Officer Allegiant Bank Senior Vice President & CFO Allegiant Bancorp, Inc.

Paul F. Glarner
Executive Vice President and Chief Lending Officer

Shaun R. Hayes
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
  Allegiant Bank

Jeffrey R. Heutel
Senior Vice President, Risk Management

Kimberli A. Palmer
Senior Vice President, Information Technology/Operations

James L. Schaller
Senior Vice President, Retail Banking

Jeffrey S. Schatz
Executive Vice President and Chief Operations Officer

Christy M. Siburt
Executive Assistant and Secretary Allegiant Bank
Vice President, Investor Relations Allegiant Bancorp, Inc.

ALLEGIANT BANK DIRECTORS

Keith Barket
President, Barket Realty

Leland B. Curtis
Principal, Curtis Oetting Heinz Garrett & Soule

Thomas A. Daiber
Executive Vice President and CFO, Allegiant Bank
Senior Vice President & CFO Allegiant Bancorp, Inc.

Kevin R. Farrell
President, St. Louis Steel Products

Leon A. Felman
Private Investor

Paul F. Glarner
Executive Vice President and Chief Lending Officer

Sidney H. Guller
Chairman of the Board, Essex Industries, Inc.

Shaun R. Hayes
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

C. Virginia Kirkpatrick
President and Chief Executive Officer, CVK Personnel Management & Training

John K. Krause
President, Jenkin-Guerin, Inc.

William H. Nottke
President & Chief Executive Officer, Riverdale Packaging Corporation

Jon M. Pyzyk
President and Chief Executive Officer, Kohner Properties

Jeffrey S. Schatz
Executive Vice President and Chief Operations Officer

John L. Weiss
President, Brentwood Volvo
General Manager, Southpointe Toyota

Lee S. Wielansky
President and Chief Executive Officer, JDN Development Company
Vice Chairman, Allegiant Bank

Marvin S. Wool
Chairman, Chief Executive Officer and President, Dash Multi-Corp
Chairman, Allegiant Bancorp, Inc. and Allegiant Bank

ALLEGIANT BANCORP, INC. OFFICERS

Karen E. Box
Senior Vice President and Director Human Resources

Thomas A. Daiber
Executive Vice President and CFO, Allegiant Bank
Senior Vice President & CFO, Allegiant Bancorp, Inc.

Kevin R. Farrell
President, St. Louis Steel Products
Corporate Secretary, Allegiant Bancorp, Inc.

Mary Beth Fleming
Investor Relations Officer

Shaun R. Hayes
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

Jeffrey R. Heutel
Senior Vice President, Risk Management

Christy M. Siburt
Executive Assistant and Secretary, Allegiant Bank
Vice President, Investor Relations Allegiant Bancorp, Inc.

Terry Vainreb
Corporate Secretary, Allegiant Bank
Assistant Corporate Secretary, Allegiant Bancorp, Inc.

Marvin S. Wool
Chairman, Chief Executive Officer and President Dash Multi-Corp
Chairman, Allegiant Bancorp, Inc. and Allegiant Bank

ALLEGIANT BANK SENIOR MANAGEMENT GROUP

Karen E. Box
Senior Vice President, Human Resources

Thomas A. Daiber
Executive Vice President and Chief Financial Officer Allegiant Bank Senior Vice President & CFO Allegiant Bancorp, Inc.

Donald M. Davis
Senior Vice President, Business Development Officer

Keith Francis
Senior Vice President, Corporate Banking

David Franke
Vice President, Internal Auditor

Paul F. Glarner
Executive Vice President and Chief Lending Officer

Shaun R. Hayes
President and Chief Executive Officer Allegiant Bancorp, Inc. and Allegiant
Bank

Jeffrey R. Heutel
Senior Vice President, Risk Management

Michael G. Jung
Senior Vice President, Corporate Banking

Richard E. Markow
President, Trust Division

Kimberli A. Palmer
Senior Vice President, Information Technology/Operations

David B. Schroeder
Senior Vice President, Corporate Banking

James L. Schaller
Senior Vice President, Retail Banking

Jeffrey S. Schatz
Executive Vice President and Chief Operations Officer

Craig A. Schriewer
Vice President, Real Estate Lending

Christy M. Siburt
Executive Assistant and Secretary Allegiant Bank
Vice President, Investor Relations Allegiant Bancorp, Inc.

Arthur E. Weiss
Senior Vice President, Private Banking

        ALLEGIANT BANCORP, INC.
          BOARD OF DIRECTORS

      [PHOTO]             [PHOTO]

      Robert L.      Leland B. Curtis
      Chambers       Principal, Curtis
     President,        Oetting Heinz
     Huntleigh        Garrett & Soule
     Securities


      [PHOTO]             [PHOTO]

  Kevin R. Farrell       Richard C.
     President,          Fellhauer
     St. Louis          Senior Vice
   Steel Products       President,
                         Business
                        Development


      [PHOTO]             [PHOTO]

   Leon A. Felman     Shaun R. Hayes
  Private Investor     President and
                      Chief Executive
                         Officer,
                         Allegiant
                     Bancorp, Inc. and
                      Allegiant Bank


      [PHOTO]             [PHOTO]

  Michael R. Hogan      C. Virginia
       Chief            Kirkpatrick
   Administrative      President and
   Officer & CFO,        CEO, CVK
   Sigma-Aldrich         Personnel
    Corporation        Management &
                         Training


      [PHOTO]             [PHOTO]

      Robert E.        John L. Weiss
     Wallace, Jr.        President,
      Sr. Vice           Brentwood
     President/            Volvo
   General Counsel,
   St. Louis Rams     General Manager,
                        Southpointe
                          Toyota


      [PHOTO]             [PHOTO]

 Lee S. Wielansky      Marvin S. Wool
   President and      Chairman, Chief
  Chief Executive    Executive Officer
      Officer,         and President,
  JDN Development          Dash
      Company           Multi-Corp

   Vice Chairman,        Chairman,
   Allegiant Bank        Allegiant
                     Bancorp, Inc. and
                      Allegiant Bank


42  ALLEGIANT BANCORP, INC.

BANKING CENTER DIRECTORS 2001

ST. LOUIS CITY

John Fox Arnold
Chairman, Lashly & Baer, P.C.

Stephen F. Bahn
President, Stephen F. Bahn Commercial Real Estate Services

Freeman Bosley, Jr.
Attorney, Caldwell, Hughes & Singleton

Robert B. Glarner, Jr.
Vice President, National Paper & Printing Supplies, Inc.

Glenn Heitmann (Chairman)
President and CEO, Heitmann & Associates, Inc.

Chris Imbs
Chairman, Crane Agency

Leata Price
Platinum Group

Robert Wood
President, Robert Wood Realty

W. Paul Zemitzsch
President, Sequel LLC

KRATKY

Myron Applebaum
President, Applebaum & Associates

Patrick J. Barrett (Chairman)
President, Perinatal Services, Biomedical Systems

John Bowman
Retired President, Reliance Federal Savings Bank

Ellen Crowley
Partner, Financial Management Partners

Bill Davidson, CPA
President, Davidson & Associates

John R. Kuhlmann, Jr., P.E., S.E.
President & CEO, Kuhlmann Design Group, Inc.

Mark Mehlman
President, Mehlman Realty Company

Jacque Phillips
President, Accu-Care Home Nurses Inc.

Milton (Peter) D. Rothschild
President, Rothschild Development, Ltd.

Lee S. Wielansky
President & CEO, JDN Development Company, Inc.

CENTRAL

Steve Adelman
President, Adelman Management Corporation

Barry Adelstein
Corporate Officer, One West Realty

Judy Brown
Broker/Owner, RE/MAX Associates

Ronald L. Chitwood
President, C-K Plastics, Inc.

Margo Green
Attorney, Green Cordonnier & House LLP

Paul J. Henderson, A.I.A.
Principal, Cannon Design

George L. Hensley, Jr.
President, Hensley Construction Inc.

Marvin Johnson
President, M.L. Johnson

Kerry Klarfeld
Capital Investments

Constantine (Gus) Pulos
Attorney, Pulos Blankenship & Jianakoplos PC

John L. Weiss (Chairman)
President, Brentwood Volvo

David A. Wright, Esq.
Vice President, Kaplan Real Estate Co., Inc.

SOUTHWEST

William G. Bounds
CPA, CFA, Humes & Barrington PC

James Bowen
Private Investor

Philip G. Brumbaugh
Philip G. Brumbaugh, CPA, CVA

Louis R. Forbringer
President, O.E. Solutions, Inc.

Kenneth Glass (Chairman)
President, Safeguard Business Systems

John M. Meek
President, Paramount Environments, Inc.

Kevin X. Moloney
Vice President, Patriot Industries, Inc.

David F. Sabino
CPA, Sabino, Stringer & Associates

Denis St. John
CPA, LarsonAllen

John A. Van Hoogstraat
Owner and President, Royal Gate Dodge, Inc.

George (Butch) Welsch
President, Welsch Heating & Cooling Co.

ST. CHARLES

Tom Chamberlain
Contemporary Carpet Contractors

Lisa Galli
Owner/President, B&L Enterprises

Daniel L. Goldberg
Attorney

Mark Kaufer
Owner, Premium Homes

Stephen M. Lundergan (Chairman)
CEO, Richland & Associates, Inc.

Jim Muehling
General Contractor, J.R. Muehling Construction

Tom Roche
Managing Member, US Commerce Equipment Finance LLC

Robert Tim Short
President, Studio One Architecture, Inc.
CEO, Persimmon Place Assisted Living Facility

SOUTH

Daniel C. Aubuchon
Partner, Aubuchon, Raniere & Lally

Stacey W. Braswell, CIC
Vice President, The Daniel and Henry Co.

Kenneth Hrdlicka
Director, Organizational Development, Anheuser Busch, Inc.

Erv Pesek, Jr.
President, Common Sense Consultants

TRUST

Daniel J. Bruntrager
Partner, Bruntrager & Billings, P.C.

Bradley C. Faerber
Partner, Lopata Flegel & Company, LLP

Bennet S. Keller
Partner, Rosenblum Goldenhersh Silverstein & Zafft P.C.

Charles A. Lowenhaupt
Attorney, Lowenhaupt & Chasnoff, L.L.C.

Charles McCarter
Attorney, McCarter & Greenley

Harvey G. Schneider
Attorney, Helfrey, Simon & Jones, P.C.

Bradford L. Stevens (Chairman)
Attorney, Dankenbring Greiman Osterholt & Hoffmann

WEST

H. Bart Baker
Producer, Lockton Companies

B. Thomas Beattie
Broker, Beattie & Hawkins

William W. Benedict, M.D.
Chairman, Bi-State Multispecialty Physician Network

Robert L. Chambers (Chairman)
President, Huntleigh Securities Corporation

Jonathan F. Dalton
Partner, Bryan Cave LLP

Mark J. Dunham
Chairman & CEO, Premier Holdings

John F. Eilermann, Jr.
President, McBride & Son Homes, Inc.

Harry W. Freeman
Vice President, Mayer Homes

Steve R. Garner
President, Town & Village Properties

Michael Hammack
President and CEO, Catco

Mike Hejna
President, Gundaker Commercial Group, Inc.

Jackie Joyner-Kersee
President, JJK & Associates

Andrew Katzman
President, Ark Investments

Vince Nangle
CPA, Nangle & Associates

Mark Nelson
President, Aetna Coatings Inc.

John O'Connell
Executive Vice President, Hayden Homes, Inc.

Gary J. Parker
Director of Industrial Services, Sansone Group

Tom Shelby
CEO, Camie-Campbell Inc.

George Stock
Professional Engineer

Kenneth P. Stricker
Vice President & CFO, The Jones Company

James Van Iseghem
President, Van's Hallmark

WARRENTON

Dr. Susan Albers, D.C.
Chiropractic Physician

Wesley C. Dalton
Attorney

Karen L. Gregory
Principal, Rebecca Boone Elementary

Toni Hawley
Marketing Instructor, Warrenton County R-3 School District

T. Eric Pitman
Pitman Funeral Homes

Gregory Renaud (Chairman)
President, Cut-N-Trim Landscaping, Inc.

Janet Schamma
Retired Allegiant Bank Retail Banking Officer

Don R. Williams
Insurance Agent/Broker, Scott Agency

Warren "Chip" Wobbe
Vice President, Innsbrook Corporation

UNION/WASHINGTON

Paul M. Arand
Owner, Great 8 Cinema

Jerome Dwyer, M.D.
Co-Owner/Partner Franklin County Medical Outreach Center

Neil Kruel (Chairman)
President, A.J. Kruel Corporation

Mike Piontek
Vice President, National Plastics Color, Inc.

Scott Schroepfer
President, Scott Schroepfer Insurance Agency, Inc.

Rod Schwentker
Owner, Pro-Body Works

Virginia Young
Corporate Secretary, Martak Appliance

ALLEGIANT BANK OFFICERS

James R. Allen
AVP, Corporate Banking

Melanie Arnold
VP, Loan Administration

Bobbie Jo Baker
VP, Business Development

Brian A. Barry
AVP, Network Services

Karen E. Box
Sr. VP, Human Resources

Virginia Burdick
VP, Retail Operations

Millie Cain
VP, Private Banking

Jeff L. Camilleri
VP, Business Development

Kevin Carter
VP, Corporate Banking

Todd Chapman
Consumer Lending Officer

Kendrick Coleman
Information Technology Officer

Thomas A. Daiber
EVP, Chief Financial Officer

Brian Davies
AVP, Corporate Banking

Donald M. Davis
Sr. VP, Business Development

Sherri L. Dunsing
VP, Mortgage Operations

Cynthia L. Eveker
VP, Assistant Controller

Matthew S. Fagin
VP, Corporate Banking

Richard C. Fellhauer
Sr. VP, Business Development

Mary Beth Fleming
Assistant Corporate Secretary/Executive Assistant

Phyllis A. Flowers
AVP, Training and Development

Keith A. Francis
Sr. VP, Corporate Banking

David Franke
VP, Internal Auditor

Dennis D. Gaffney
AVP, Property Manager

Jeffrey Gass
VP, Controller

Paul F. Glarner
EVP and Chief Lending Officer

Sheryl J. Grigone
AVP, Consumer Lending

Carol Hancock
AVP, Mortgage Banking

D. Mike Harper
VP, Consumer Lending

Shaun R. Hayes
President and Chief Executive Officer

Patricia A. Heinrich
VP, Retail Operations

Jeffrey R. Heutel
Sr. VP, Risk Management

Craig Hingle
VP, Corporate Banking

Melissa A. Hinton
AVP, Retail Banking Officer, Mid Rivers

Carolyn L. Howell
AVP, Deposit Application Support

Michael Jung
Sr. VP, Corporate Banking

Eric Kappelmann
VP, Corporate Banking

Jason Koelling
Corporate Banking Officer

Jeannette Larson
VP, Compliance

Anne Layton
Prime Time Officer

Nora K. Macalady
VP, Marketing and Prime Time

Richard E. Markow
President, Trust Division

Mary Jo Mattingly
VP, Corporate Banking

Timothy M. Meyer
VP, Loan Review

Karen Miller
AVP, Retail Banking Officer, Crestwood

Tim Millerick
AVP, Information Technology Officer

Herbert W. Morisse
VP, Trust Officer

Timothy Murphy
VP, Real Estate Lending

James A. Nottelmann
VP, Corporate Baking

James A. O'Donnell
VP, Corporate Banking

Barbara A. Otzenberger
Retail Banking Officer, Town & Country

Kevin Overschmidt
AVP, Retail Banking Officer, Union

Kimberli Palmer
Sr. VP, Information Technology

Lisa Parks
Assistant Branch Manager, Clayton

Lori Phelan
AVP, Retail Banking Officer, S. County

C. Dean Pilcher, Jr.
VP, Mortgage Sales

Stacey Ponticello
AVP, Retail Banking Officer, Warrenton

Lori C. Pugh
AVP, Retail Banking Officer, St. Peters

Tracy Remillard
AVP, Item Processing

Penny Rogers
AVP, Retail Banking Officer, Westport

Deborah Sanguinette
AVP, Consumer Lending

James L. Schaller
Sr. VP, Retail Banking

Jeffrey S. Schatz
EVP & Chief Operations Officer

Eve Elizabeth Schnettgoecke
VP, Mortgage Operations

Craig A. Schriewer
VP, Real Estate Lending

David Schroeder
Sr. VP, Corporate Banking

Deloris Ann Sebold
AVP, Retail Banking Officer, Arnold

Timothy Shipley
AVP, Corporate Banking

Christy Siburt
Corporate Secretary/Executive Assistant

Ray Sleeth
VP, Retail Banking Officer, South Grand

Linda M. Sollenbarger
VP, Retail Banking Officer, Des Peres

Diane E. Spal
VP, Business Development

Terry Vainreb
Corporate Secretary/Executive Assistant

Joseph Valenti
VP, Corporate Banking Officer

James Valk
Sr. VP, Corporate Banking

Karen Ward
Retail Banking Officer, Hazelwood

Arthur E. Weiss
Sr. VP, Private Banking

Beth A. Weldon
Vice President, Fraud Investigator

Lois Wilkins
Purchasing Manager

Frank W. Wohlrab
VP, Corporate Banking

                                                     2000 ANNUAL REPORT  43

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
  Allegiant Bancorp, Inc.
  2122 Kratky Road
  St. Louis, MO 63114
  www.allegiantbank.com

ANNUAL MEETING
The 2001 annual meeting of shareholders of Allegiant Bancorp, Inc. will be held on April 19, 2001 at 4:00 p.m. at the Sheraton West Port Hotel, Lakeside Chalet, 191 West Port Plaza, St. Louis, MO 63146.

INVESTOR RELATIONS
Security analyst and other investor inquiries should be directed to:
  Allegiant Bancorp, Inc.
  Investor Relations Department
  2122 Kratky Road
  St. Louis, MO 63114
  314/216-7449

A copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission is available on request by writing to:
  Allegiant Bancorp, Inc.
  Shareholder Information
  2122 Kratky Road
  St. Louis, MO 63114

TRANSFER AGENT
Communications regarding share transfer, lost certificates, change of address and dividend inquiries should be directed to:
  UMB Bank
  928 Grand Blvd.
  P.O. Box 410064
  Kansas City, MO 64141

CORPORATE COUNSEL
  Thompson Coburn, LLP
  One Firstar Plaza
  St. Louis, MO 63101-1693
  314/552-6000

AUDITORS
  Ernst & Young, LLP
  701 Market Street
  St. Louis, MO 63101
  314/259-1000

MARKET MAKERS

HOWE BARNES INVESTMENTS, INC.   STIFEL NICOLAUS & CO., INC.
  135 S. LaSalle Street,          501 N. Broadway
  Suite 600                       St. Louis, MO 63102
  Chicago, IL 60603               314/342-2261
  312/655-3000

A.G. EDWARDS & SONS, INC.        SPEAR, LEEDS & KELLOGG
    1 North Jefferson            120 Broadway, 6th Floor
  St. Louis, MO 63103              New York, NY 10271
     314/955-3000                      212/433-7000

KNIGHT SECURITIES L.P.
  525 Washington Blvd.
  Jersey City, NJ 07130
  201/222-9400

DIVIDEND REINVESTMENT
The Company offers a dividend reinvestment and stock purchase plan to shareholders. Information about the plan may be obtained by writing to:
  Allegiant Bancorp, Inc.
  Shareholder Information
  2122 Kratky Road
  St. Louis, MO 63114

COMMON STOCK SHARE DATA (SYMBOL: "ALLE")
Our common stock (symbol: "ALLE") has been traded on the Nasdaq National Market since 1996. As of March 1, 2001, the number of shareholders of our common stock was approximately 3,931. The following table sets forth the high and low trading prices, as well as dividends per share for the periods shown, as reported by the Nasdaq. Such prices reflect inter-dealer prices, without retail mark-up, markdowns or commission, and have been adjusted to reflect all stock splits and stock dividends.

                                                 DIVIDENDS
                                                 DECLARED
                        HIGH          LOW        AND PAID
-------------------------------------------------------------
2000
First Quarter         $12.000       $6.750        $0.055
Second Quarter         10.000        8.250         0.055
Third Quarter          10.500        8.500         0.055
Fourth Quarter          9.875        8.000         0.055

1999
First Quarter         $12.875       $8.958        $0.050
Second Quarter         12.000        8.500         0.050
Third Quarter          11.500        9.000         0.050
Fourth Quarter         10.000        8.500         0.050

44  ALLEGIANT BANCORP, INC.